UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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MERCER INTERNATIONAL INC.

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MERCER INTERNATIONAL INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Mercer International Inc. (the “Company”) will be held at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada on May 31, 2022 at 10:00 a.m. (Vancouver time) (doors open at 9:30 a.m. (Vancouver time)) for the following purposes:

1.	To elect ten directors nominated by the board of directors to serve until the 2023 Annual Meeting of Shareholders;

2.	To approve, on a non-binding advisory basis, the compensation of the Company’s executive officers as disclosed in these materials;

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2022;

4.	To approve the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan; and

5.	To transact such other business as may properly come before the meeting.

For those who are not able to attend in person, the Company is offering a virtual shareholder meeting in which shareholders may listen to the Annual Meeting, submit questions and vote online at: www.meetnow.global/MADWF5N.

Only shareholders of record at the close of business on March 28, 2022 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or rescheduling thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend our Annual Meeting in person or through the virtual meeting, we urge you to cast your vote and submit your proxy as promptly as possible by one of the methods below. Make sure to have your proxy card or voting instruction form (VIF) in hand. You do not need to attend the Annual Meeting to vote if you submitted your proxy in advance of the Annual Meeting. A proxy may be revoked in the manner described in the accompanying proxy statement.

By using the Internet at • www.investorvote.com/merc (for registered shareholders) • www.proxyvote.com (for beneficial shareholders)	By calling toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada
By scanning the QR code provided in your proxy with your smartphone	By mailing your signed proxy or voting instruction form

For further information on how to vote, please refer to the instructions on the accompanying proxy card and the accompanying proxy statement. Due to the ongoing public health impact of coronavirus disease 2019 (COVID-19), we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication. If we take this step, we will announce the decision to do so in advance and will set forth details on how to participate in a press release available at www.mercerint.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee Executive Chairman

April 12, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 31, 2022: Our proxy statement and our 2021 Annual Report to Shareholders are available at www.mercerint.com/investors/reports-filings/. Additionally, you may access our proxy materials at www.proxyvote.com or www.investorvote.com/merc, a site that does not have “cookies” that identify visitors to the site.

PROXY STATEMENT

Purpose of Amended and Restated 2022 Stock Incentive Plan and Reasons the Board Recommends Voting For Approval of the 2022 Plan	80
Material Features of the 2022 Plan	82
Registration with the SEC	89
COMMONLY ASKED QUESTIONS AND ANSWERS	90
FUTURE SHAREHOLDER PROPOSALS	94
INTERNET VOTING	94
OTHER MATTERS	94

Notice Regarding Forward-Looking Statements

This Proxy Statement includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements contained in this Proxy Statement other than statements of historical fact, including statements relating to trends in or expectations relating to the expected effects of our initiatives, strategies and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, and regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. Statements herein that describe our business, strategy, plans, goals, future capital spending levels and potential for growth, improved profit margins and cash generation are forward-looking statements. The words “can”, “believe”, “may”, “will”, “continue”, “anticipate”, “intend”, “expect”, “seek”, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results and amounts to differ materially from those in forward-looking statements. For a detailed discussion of the risks and uncertainties, see the “Risk Factors” discussion in Item 1A of our 2021 Annual Report. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this Proxy Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

In this Proxy Statement we refer to Operating EBITDA which is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. We use Operating EBITDA as a benchmark measurement of our own operating results and as a benchmark relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

The following table provides a reconciliation of net income (loss) to operating income and Operating EBITDA for the years indicated:

	Year Ended December 31,
	2021	2020

	(in millions)
Net income (loss)	$171.0	$(17.2)
Income tax provision for income taxes	89.6	6.1
Interest expense	70.0	80.7
Loss on early extinguishment of debt	30.4	-
Other income	(14.4)	(5.9)

Operating income	346.6	63.7
Add: Depreciation and amortization	132.2	128.9

Operating EBITDA	$478.8	$192.6

v

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

Time and Date:	10:00 a.m. (Vancouver time) on May 31, 2022
Place:	Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada

Record Date:	March 28, 2022 (the “Record Date”)

Voting:	• Shareholders of the Company (“Shareholders”) as of the Record Date are entitled to vote.

•  Please vote your shares of our common stock (the “Shares”) as soon as possible. Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting, other than the ratification of the selection of our independent registered public accounting firm, unless you give your broker specific voting instructions.

•  Registered holders may vote in person at the annual meeting.

• See page 90 of this Proxy Statement for more information.
Attending the Annual Meeting:

•  In Person. Meeting starts at 10:00 a.m. (Vancouver time); doors open at 9:30 a.m. (Vancouver time).

•  Virtual Meeting. Meeting starts at 10:00 a.m. (Vancouver time). You also may vote at the annual meeting via the Internet by visiting www.meetnow.global/MADWF5N and following the instructions. You will need the information included on your proxy card to access the meeting.

•  If you hold your Shares through a broker or nominee, you will need a legal proxy from such broker or nominee to attend the annual meeting in person or virtually. See “General Information” on page 1 for more information.

• You do not need to attend the annual meeting to vote if you submitted your proxy in advance of the annual meeting.

Even if you plan to attend our annual meeting in person or through the virtual meeting, please cast your vote as soon as possible. Make sure to have your proxy card or voting instruction form (VIF) in hand:

By using the Internet at • www.investorvote.com/merc (for registered Shareholders) • www.proxyvote.com (for beneficial Shareholders)	By calling toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada
By scanning the QR code provided in your proxy with your smartphone	By mailing your signed proxy or voting instruction form

Annual Meeting Agenda and Voting Recommendations

Proposal	Board Voting Recommendation	Page Reference (for more detail)
Management proposals

Election of ten directors	FOR each director nominee	3
Advisory resolution to approve our executive compensation	FOR	75

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2022	FOR	76
Approval of the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan	FOR	78

Snapshot of Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

						Committee
		Director Since			Memberships
Name	Age		Principal Occupation	Independent	AC	CHRC	GNC	EHSC

Jimmy S.H. Lee	65	1985	Executive Chairman, past President and Chief Executive Officer of the Company

Juan Carlos Bueno(1)	53	N/A	President and Chief Executive Officer of the Company, effective May 1, 2022

William D. McCartney	66	2003	President and Chief Executive Officer of Pemcorp Management Inc.

R. Keith Purchase	78	2012	Past Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd.; past President and Chief Executive Officer of TimberWest Forest Ltd.

James Shepherd	69	2011	Past director of Buckman Laboratories International Inc.; past President and Chief Executive Officer of Canfor Corporation

Alan C. Wallace	62	2018	Chief Executive Officer of Peloton Advisors Inc.; past Vice Chairman, Investment Banking of CIBC World Markets Inc.

Linda J. Welty	66	2018	Director of GCP Applied Technologies, a global provider of construction products technologies, director of Huber Engineered Materials, a portfolio company of J.M. Huber Corporation; past president of Flint Ink Corp. and the Specialty Group of H.B. Fuller Company

Rainer Rettig	63	2020	Senior Vice President Strategic Projects, BU Polycarbonates of Bayer MaterialScience; Head of Circular Economy Program of Covestro (Deutschland) AG

Alice Laberge	66	2021	Director of Nutrien Ltd. and Russel Metals Inc., past President and Chief Executive Officer of Fincentric Corporation

Janine North	61	2021	Director of Conifex Timber Inc. and Imperial Metals Corporation. Past Chief Executive Officer of Northern Development Initiative Trust

Chair			Member	Lead Independent Director
AC Audit Committee			CHRC	Compensation and Human Resources Committee
GNC Governance and Nominating Committee			EHSC	Environmental, Health and Safety Committee
(1) Upon Mr. Gandossi’s retirement from the Board, at the annual meeting Mr. Bueno will become a member of the EHSC Committee.

Board Snapshot

The following tables provide a snapshot of the independence, tenure, age, diversity and geographic mix of our director nominees.

Board Refreshment

Over the last three years, we have identified and added three new independent directors not including our new Chief Executive Officer, Juan Carlos Bueno, who is standing for election as a director at the annual meeting. We have added six new independent directors to the board of directors (the “Board”) over the last five years. Their expertise in senior leadership, capital markets, public company boards, the forest products industry and international business complements and adds to the existing skills and expertise of other continuing directors.

Snapshot of Attributes of Director Nominees

All director nominees exhibit the following personal attributes:

• Integrity	• Diversity

• Prepared to represent the best interests of all Shareholders	• A proven record of success

• Prepared to participate actively in Board activities	• Collegiality

Our director nominees also have the following qualifications:

Corporate Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of our Shareholders, strengthens Board and management accountability and helps build public trust in us. The “Corporate Governance and Board Matters” section beginning on page 13 describes our governance framework, which includes the following highlights:

BoardIndependence
• Independent director nominees	8 of 10
• Independent lead director	William D. McCartney
• Independent Board committees	AC, CHRC, GNC

Director Elections
• Frequency of Board elections	Annual
• Lead director term limit	Two terms of 3 years
• Voting standard for uncontested elections	Majority of votes cast

Board and Independent Director Meetings in 2021
• Full Board meetings	17
• Independent director-only meetings	5
• Separate strategic planning meetings	1

Board Committee Meetings in 2021
• Audit Committee	5
• Compensation and Human Resources Committee	5
• Governance and Nominating Committee	4
• Environmental, Health and Safety Committee	4

Evaluating and Improving Board Performance
• Monitor best practices	Yes
• Board evaluations	Annually
• Committee evaluations	Annually
• Board recruitment and composition	Annually
• Board orientation	Yes
• Continuing Board education	Yes

Aligning Director and Shareholder Interests
• Director stock ownership guidelines	Yes
• Director equity grants	Yes
• Risk oversight by full Board and committees	Yes

x

Fiscal 2021

Despite the challenges of the COVID-19 pandemic, in fiscal 2021, we had strong financial and operating results and achieved many of our targets and objectives.

Selected Financial Highlights

In fiscal 2021, we:

•	achieved record net income of $171.0 million (or $2.59 per basic share) and Operating EBITDA of $478.8 million;

•	increased our total revenues by approximately 27% to $1,803.3 million from $1,423.1 million in 2020;

•	achieved record operating income for our wood products segment of $108.5 million;

•	generated an annual return on average assets of 7.6%; and

•	generated a return on equity of 24.6%; and

•	paid dividends of $17.2 million. In February 2022, we increased our quarterly cash dividend by 15%.

Selected Strategic Highlights

In addition to their contributions and leadership in achieving the above strong financial results, the following outlines an overall assessment of our executives’ contribution in fiscal 2021 to achieving our objectives and targets associated with key elements of our strategy:

Operate World Class Assets

The operation and maintenance of modern, low-cost, reliable and energy efficient operations is key to produce stable returns through the economic cycle. In fiscal 2021, we:

•	maintained our COVID-19 exposure control plans and protocols, which helped us having no material disruptions to our operations since the pandemic was declared;

•

had pulp production of approximately 1.9 million ADMTs despite extended downtime of about 88 days at our Peace River mill to rebuild its boiler compared to approximately 2.1 million ADMTs in 2020 and lumber production of 447.9 MMfbm compared to approximately 438.0 MMfbm in 2020; and

•

implemented $159.4 million of capital projects at our operations, primarily to increase production and operational efficiency, and reduce costs. Such capital expenditures included the rebuild of the Peace River recovery boiler, capacity expansion projects at the Stendal mill, upgrades to the woodrooms at our Canadian pulp mills and the completion of expansion and optimization projects at our Friesau sawmill.

Growth and Diversification in Our Core Competencies

We are focused on growth in areas where we have a clear leadership position or high degree of competence to ensure that we can add value for Shareholders. Our core competencies lend themselves to growth in the areas of pulp, wood products, wood extractives and green energy. In fiscal 2021, we:

•

completed expansion and optimization projects at the Friesau mill, which are designed to among other things, increase annual lumber production capacity to approximately 750MMfbm on a three-shift basis, improve lumber grade mix and lumber capacity and increase efficiency;

•	completed capital projects at our Stendal mill which, among other things, increased its annual pulp production capacity by approximately 80,000 ADMTs; and

•

acquired a cross-laminated timber facility referred to as the “CLT Facility” located near Spokane, Washington, for approximately $51.3 million. The facility is a state-of-the-art, near-new facility that produces cross-laminated timber, or “CLT”, for use in construction and home building. It has a capacity of approximately 140,000 cubic meters of CLT. We believe it is one of the largest CLT facilities in North America and that it currently represents approximately 30% of North American manufacturing capacity. CLT is a wood panel product, made from adhering layers of solid-sawn lumber and is used as a more sustainable alternative to steel and concrete in building projects.

Managing the Integrity of our Balance Sheet and Liquidity

We focus on maintaining a balance sheet that allows us to advance our objectives through the full economic cycle, while giving us some flexibility to take advantage of strategic growth opportunities and returning capital to Shareholders through dividends. In fiscal 2021, we:

•

refinanced a significant portion of our debt, referred to as the “Refinancing”, by issuing $875.0 million of 5.125% 2029 Senior Notes and used the proceeds to redeem and/or repurchase all of our 6.5% 2024 Senior Notes and 7.375% 2025 Senior Notes at a cost including premium of $824.6 million. The Refinancing reduced our annual interest expense going forward by approximately $12.0 million;

•

maintained strong liquidity and as of December 31, 2021 we had approximately $345.6 million in cash and cash equivalents and approximately $285.3 million available under our revolving credit facilities providing us with aggregate liquidity of about $630.9 million;

•	repaid $33.4 million of our revolving credit facilities; and

•	received $9.3 million in government grants to partially finance innovation and greenhouse gas emission reduction capital projects at our Canadian mills.

Sustainable Operations

We manage and operate our business, including the natural resources under our care or direction, with a long-term view and focus on sustainability. We believe by doing so we will be able to deliver value to our customers, employees, shareholders, communities and other stakeholders. We strive to maintain the highest environmental, social and governance standards. We believe that by caring for the health and safety of our workers, maintaining the environmental quality of our operations and being part of and actively engaged in the communities in which we operate we enhance the value for all of our various stakeholders and our social licence to operate.

In fiscal 2021, we:

•

increased our focus on sustainability including with improved sustainability management, goal setting and recording capabilities that will be communicated with stakeholders to ensure proper acknowledgment of our sustainability accomplishments and initiatives;

•

conducted a climate risk and opportunity assessment as part of our adoption of the Task Force on Climate-related Financial Disclosure recommendations. In doing so, we partnered with a global non-profit organization focused on sustainability to develop a series of climate change scenarios for 2030. These models were developed with extensive input from the climate community, and augmented with industry trends and climate projections. The scenarios were then analyzed and used to identify and assess the potential impacts of climate change-related risks and opportunities on the Company. As a result of this process, we identified three areas of our strategy that may incur risks and opportunities across the scenarios: (i) shifting market demand; (ii) wood and fiber supply; and (iii) stakeholder perceptions;

•	enhanced our environmental tracking, measuring and reporting system for both water and air parameters at all of our facilities;

•	spent considerable time with our stakeholders including governments and First Nations to expand our relationships in all areas of our business; and

•	materially improved our third party Environmental, Social and Governance (“ESG”) risk scores to be in the 19th percentile of the pulp and paper peer group.

Develop Top Talent to Drive Sustainability and Execute our Strategy

A key component of our focus on sustainability is developing our talent through effective human capital management. In fiscal 2021, we:

•

continued our commitment to health and safety, our Senior Safety Leadership Committee met throughout the year to enhance and implement policies, strategies, expenditures, and training for our employees;

•	implemented and maintained our COVID-19 plans and protocols to ensure the safety of our workers;

•	successfully recruited a new Chief Human Resources Officer. He started with us in early 2022;

•

undertook a thorough annual review process for each of our executives using feedback from all levels to assess potential, increase accountability, encourage succession planning and identify areas for development;

•

expanded our focus on diversity, equity and inclusion, including, among other things, partnered with a global management consulting company to create a new program called “Change That Matters” and to create a custom strategy to assist us in creating an inclusive community, expanded and created new outreach programs to attract more female workers for our operations and worked to expand business relationships and opportunities with regional First Nations; and

•	conducted succession planning at all levels using specific talent objectives and skills development targets for each position and employee.

The chart below summarizes our selected key financial and operating results for 2021 compared to 2020.

	Year Ended December 31,
	2021	2020	Change (%)

	(in millions, other than where indicated)
Pulp Segment
Pulp production (‘000 ADMTs)	1,863.9	2,051.1	(9)
Average pulp sales realizations ($/ADMT)(1)
NBSK	$779	$572	36
NBHK	$615	$452	36
Pulp sales (‘000 ADMTs)	1,812.7	2,029.4	(11)
Energy production (‘000 MWh)(2)	1,826.5	2,238.6	(18)
Energy sales (‘000 MWh) (2)	702.0	894.5	(22)
Pulp segment revenues	$1,483.1	$1,220.6	22
Pulp segment operating income	$251.7	$38.0	562

Wood Products Segment
Lumber production (MMfbm)	447.9	438.0	2
Lumber sales (MMfbm)	419.7	449.2	(7)
Energy production and sales (‘000 MWh)	74.6	89.0	(16)
Wood products segment revenues	$311.1	$197.6	57
Wood products segment operating income	$108.5	$34.7	213

Statement of Operations Data:
Total revenues	$1,803.3	$1,423.1	27
Costs and expenses	$1,456.7	$1,359.4	7
Total operating income	$346.6	$63.7	444

Operating EBITDA	$478.8	$192.7	149
Net income (loss)	$171.0	$(17.2)	N/A (3)

	December 31,
	2021	2020	Change (%)

Balance Sheet and Other Data:	(in millions, other than ratio)
Cash and cash equivalents	$345.6	$361.1	(4)
Net debt	$900.4	$830.9	8
Total equity	$694.0	$601.0	15
Net debt to equity ratio	1.3 to 1	1.34 to 1	(6)
Return on Average Assets	7.6%	(0.8% )	N/A (3)
Return on Equity	24.6%	(2.9% )	N/A (3)
Total Recordable Incident Rate	3.82	3.01	(26.9)

	Year Ended December 31,
	2021	2020	Change (%)

Share Price and Dividend Data
Price per Share as of fiscal year end(4)	$11.99	$10.25	17
Price per Share – High for year	$18.14	$13.44	35
Dividends declared per Share	$0.2600	$0.3325	(22)

(1)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(2)	Excludes energy production and sales relating to our 50% joint venture interest in the Cariboo mill, which is accounted for as an equity investment.
(3)	Incalculable for a change between a positive number compared to a negative number.
(4)	Represents the closing market price of our Shares on the NASDAQ Global Select Market on December 31, 2021 and December 31, 2020, respectively.

Executive Compensation Highlights

Our executive compensation program is designed to achieve the following key objectives:

•	Attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success;

•	Closely align compensation with our business purpose and commitment to Shareholder value creation by focusing on long-term sustainable growth;

•	Create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy;

•	Reward and compensate our executives for their contribution to our overall success and for their individual performance during the relevant fiscal year;

•	Align the interests of our executives with the long-term interests and value performance of our Shareholders; and

•	Given the cyclicality of the industry in which we operate, provide the Board the discretion to modify compensation targets to meet business needs at the time.

Some of the compensation practices we employ to achieve our objectives include:

What We Do	What We Don’t Do

•   Pay for performance philosophy with a large majority of pay at risk

•   Utilize performance-based equity awards with vesting requirements determined and judged by our Compensation and Human Resources Committee

•   Manage Share usage conservatively

•   Conduct annual “say-on-pay” advisory votes

•   Maintain a clawback policy that covers cash and equity and that is beyond what is required by the Sarbanes-Oxley Act of 2022

•   Assess risks to our compensation policies and practices

•   Maintain a stock ownership policy for our directors and NEOs

•   Independent Executive Compensation Consultant

•   Annually review the Compensation and Human Resources Committee’s charter

•   Do not have single-trigger change-in-control executive contracts

•   Do not provide significant perquisites

•   Do not provide “defined benefit” retirement plans for our executives

•   Do not provide supplemental executive retirement plans for our executives

•   Do not provide excise tax gross-ups of perquisites

•   Do not re-price stock options without Shareholder approval; no grants below fair market value

•   Do not pay dividends on unvested long-term equity incentives to our executives

•   Do not allow executives to engage in hedging, short sales or derivative transactions with respect to our stock

Variable Pay at Risk

Our executive compensation program provides that a majority of compensation awarded to our named executive officers (or “NEOs”), especially our Executive Chairman and Chief Executive Officer, is variable, performance-based compensation and “at risk”. The percentage of our executives’ compensation opportunity that is variable or at risk versus fixed is based primarily upon the executive’s role and, to a lesser extent, geographic location. Generally, executives with more ability to directly influence overall performance have a greater portion of pay at risk through both short- and long-term incentive programs. Further, as a result of local market practices and customs, our North American executives generally have a greater portion of their compensation at risk, including the opportunity to earn greater rewards, than our European-based executives.

The graph below shows the balance of the elements that comprised total direct target compensation for our Executive Chairman, Chief Executive Officer and our other NEOs, as a group, paid in 2021, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable target compensation by (ii) the amount of total direct target compensation, which includes variable compensation plus fiscal 2021 base salary.

Fiscal 2021 Total Direct Target Compensation Paid

Advisory Resolution to Approve Our Executive Compensation

We are asking Shareholders to approve, on an advisory basis, our executive compensation policies and practices as described in our Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement. The advisory vote, commonly referred to as a “say-on-pay vote”, gives Shareholders the opportunity to vote on the compensation for our NEOs that is disclosed in this Proxy Statement. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation for our NEOs and the philosophy, policies and practices described in this Proxy Statement.

Since this say-on-pay vote is advisory, it will not be binding on our Board or our Compensation and Human Resources Committee. However, both the Board and such committee value the opinion of Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The non-binding resolution approving our executive compensation was approved by approximately 96% of the votes cast by Shareholders present or represented by proxy at our 2021 Annual Meeting of Shareholders.

Independent Registered Public Accounting Firm

As a matter of governance practices, our Audit Committee is asking Shareholders to ratify the selection of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2022. The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for 2021 and 2020.

	Year Ended December 31,
	2021	2020
Audit Fees	$1,356,635	$1,241,019
Audit-Related Fees	$317,466	$371,086
Tax Fees	$417,289	$237,202
All Other Fees	$5,273	$44,355

Total	$2,096,663	$1,893,662

MERCER INTERNATIONAL INC.

Suite 1120, 700 West Pender Street, Vancouver, B.C., V6C 1G8, Canada

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by management of Mercer International Inc. of proxies for use at the annual meeting of our Shareholders to be held at Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada at 10:00 a.m. (Vancouver time) on May 31, 2022 (the “Meeting”), or any adjournment, postponement or rescheduling thereof.

References to “we”, “our”, “us”, the “Company” or “Mercer” in this Proxy Statement mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise. References to “fiscal year” means an annual period ended December 31. Information herein for 2021 generally refers to our 2021 fiscal year.

If a proxy (a “Proxy”) is properly executed and received by us prior to the Meeting or any adjournment, postponement or rescheduling thereof, the Shares represented by such Proxy will be voted in the manner directed. Please see the Proxy for voting instructions. In the absence of voting instructions, the Shares will be voted for the proposals set out in the accompanying Notice of Annual Meeting of Shareholders and as shown in the table below and in accordance with the best judgment of the named proxies on any other matter properly brought before the Meeting:

Proposal No.	Vote	Board Recommendation	Broker Non-Vote	Vote Required for Approval	Effect of Abstentions and Broker Non-Votes

1	Election of each of the ten director nominees	FOR	This matter is non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you	Majority of votes cast	No effect

2	Approval, on a nonbinding, advisory basis, of the compensation paid to our named executive officers	FOR	This matter is non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you.	Majority of votes cast	No effect

3	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022	FOR	This matter is routine, thus if you hold your shares in street name, your broker may vote your shares for you	Majority of votes cast	Abstention has no effect and broker has discretion to vote

4	Approval of the Amended and Restated 2022 Stock Incentive Plan	FOR	This matter is non-routine, thus if you hold your shares in street name, your broker may not vote your shares for you	Majority of votes cast	No effect

A Proxy may be revoked at any time prior to its use by filing a written notice of revocation of proxy or a later dated Proxy with the Company’s registrar and transfer agent at Proxy Services, c/o Computershare, Inc., P.O. Box 505008, Louisville, KY 40233. A Proxy may also be revoked by submitting another Proxy with a later date over the Internet, by telephone, to our registrar and transfer agent or by voting in person at the Meeting. Attending the Meeting will not, in and of itself, constitute revocation of a Proxy.

The holders of one-third of the outstanding Shares entitled to vote at the Meeting, present in person or represented by Proxy, constitutes a quorum for the Meeting. Shares represented by proxies that reflect abstentions or broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted as Shares that are present and entitled to vote for the purposes of determining the presence of a quorum for the Meeting.

In accordance with rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials related to the Meeting primarily via the Internet, instead of mailing printed copies of those materials to each Shareholder. Beginning on or around April 21, 2022, we will mail a Notice of Internet Availability to our Shareholders (other than those who had previously requested electronic or paper delivery) containing instructions on how to access our proxy materials, including this Proxy Statement and our annual report for 2021 (the “2021 Annual Report”), which includes our annual report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K” or “2021 Form 10-K”). The Notice of Internet Availability also instructs you on how to vote over the Internet. This process is designed to expedite Shareholders’ receipt of proxy materials, lower the cost of the Meeting and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. This Proxy Statement, accompanying Proxy and the 2021 Annual Report will be available on or around April 21, 2022 on our corporate website and at www.proxyvote.com and www.investorvote.com/merc for Shareholders.

Proxies may also be solicited by mail, telephone, facsimile or personal contact by our directors, officers or regular employees without additional compensation. All proxy-soliciting expenses in connection with the solicitation of votes for the Meeting will be borne by the Company. We also will request brokerage firms, banks, nominee custodians and fiduciaries to forward proxy materials to beneficial owners of our Shares as of the Record Date (as defined below) and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice.

Our Board has set the close of business on March 28, 2022 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of and to vote at the Meeting or any adjournment, postponement or rescheduling thereof.

You are entitled to attend the Meeting only if you were a Shareholder as of the close of business on the Record Date, or hold a valid Proxy for the Meeting. In order to be admitted to the Meeting, you must present proof of ownership of Shares on the Record Date. This can be any of the following:

•	a brokerage statement or letter from a bank or broker indicating ownership on the Record Date;

•	the Notice of Internet Availability of proxy materials;

•	a printout of the proxy distribution email (if you received your materials electronically);

•	a proxy card;

•	a voting instruction form; or

•	a legal Proxy provided by your broker, bank or nominee.

Shareholders and Proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures. You may also attend the Meeting via the Internet. The accompanying proxy materials include instructions on how to participate in the Meeting and how you may vote your Shares if you participate electronically. To submit your questions during the Meeting, please log on to www.meetnow.global/MADWF5N. You will need to enter the 15-digit control number received with your Proxy or Notice of Internet Availability of proxy materials to enter the Meeting.

If you hold your Shares through a broker or other nominee and wish to attend the Meeting you will need to obtain a legal proxy from such broker or other nominee and send it, along with your name and email address to our registrar transfer agent by email at legalproxy@computershare.com or mail at Proxy Services, c/o Computershare, Inc. (Legal Proxy), P.O. Box 505008, Louisville, KY 40233. Such requests must be labelled “Legal Proxy” and must be received by Computershare no later than 5:00 p.m. (Eastern Time) on May 26, 2022.

PROPOSAL 1 – ELECTION OF DIRECTORS

In accordance with our articles of incorporation and bylaws, each as may be amended from time to time, our Board is authorized to fix the number of the Company’s directors at not less than three (3) and not more than thirteen (13) and has fixed the number of directors at ten (10) for election at the Meeting. Directors are elected at each annual meeting of Shareholders to hold office until the next annual meeting. The persons identified below are nominated to be elected at the Meeting for the ensuing year. Other than Juan Carlos Bueno, all of the nominees are currently directors of the Company previously elected by Shareholders. Despite the expiration of a director’s term, the director shall continue to serve until the director’s successor is elected and qualified or until there is a decrease in the number of directors. If for any unforeseen reason any of the nominees for director declines or is unable to serve, Proxies will be voted for the election of such other person or persons as shall be designated by the directors. Our Board has no reason to believe that any of the nominees will be unable or will decline to serve, if elected. Proxies received which do not specify a choice for the election of the nominees will be voted “FOR” each of the nominees. Proxies cannot be voted for more than ten (10) persons since that is the total number of nominees.

Set forth below is certain information furnished to us by the director nominees. There are no family relationships among any of our current directors, nominees or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of the Company.

We believe that our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishments, a commitment to participation in Board activities and other traits discussed below in “Our Director Nominations Process”. We believe that Mercer and all of its stakeholders benefit from the broader exchange of perspectives and balance brought by a diversity of background, thought and experience. We further believe that a diverse and balanced Board enhances our sustainability, understanding of risks and opportunities, decision-making processes and achievement of our strategic goals. We also endeavor to have a Board representing a range of skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of our operations. The Board believes its current size is appropriate for the size and scope of our business.

We believe that the following nominees represent a desirable mix of backgrounds, skills and experiences. Additionally, we believe that the specific leadership skills and other experiences of the nominees described below, particularly in the areas of forest products industry or related business experience, senior executive leadership, financial accounting/reporting, public company board experience, investment management, capital markets and finance, provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution.

Following the biographical information for each director nominee, we describe the key experience, qualifications and skills our director nominees bring to the Board that, for reasons discussed below, are important in our business and a Board diversity mix.

The Board considered these experiences, qualifications and skills and the directors’ other qualifications in determining to recommend that the directors be nominated for election:

Industry and related business experience

We seek directors who have knowledge of and experience in the forest products industry, which is useful in understanding the operations of large manufacturing facilities, fiber procurement and harvesting, pulp, lumber and energy production, logistics and sales aspects of our business. Relevant experiences might include, among other things, forest products Chief Executive Officer or senior executive experience, international experience and relevant senior-level expertise in one or more of the following areas: forest products, bioenergy, chemicals, wood extractives, capital markets, finance and accounting.

Senior leadership experience

We believe that it is important for our directors to have served in senior leadership roles at other organizations, which demonstrates strong abilities to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations. Senior leadership experience is necessary to ensure achievement of our strategic priorities and objectives.

Directors who have served on other public company boards can offer advice and perspective with respect to Board dynamics and operations, oversight and leadership, the relationship between the Board and management and other matters, including:

Public company board experience	• corporate governance; • executive compensation; • oversight of strategic risk-management;	• oversight of sustainability and Environmental, Social and Governance (“ESG”) matters; • operational and compliance-related matters; and • relations with Shareholders.

Capital markets and financial experience

Directors who have capital markets experience can offer advice and perspective on investor expectations and perspectives, capital raising, appropriate capital structure, financing strategic transactions, including mergers and acquisitions, financial statements and financial reporting matters.

International business experience

We operate internationally and a significant majority of our employees and operations are outside the United States and primarily in Canada and Germany. Further, a significant majority of our customers are located in Europe and China. Accordingly, international business experience is desirable for our directors to have.

ESG

We value and seek directors who have experience in ESG matters, as their advice and perspective can strengthen the Board’s oversight and assure that our strategic goals are achieved within a responsible and sustainable business model.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS.

Nominees for Election as Directors

Jimmy S.H. Lee

JIMMY LEE, age 65, has served as a director since May 1985, as Executive Chairman since July 2015 and as President and Chief Executive Officer from 1992 to 2015. Mr. Lee was a director of Golden Valley Mines Ltd. from 2016 to 2021. Previously, during the period when MFC Bancorp Ltd. was our affiliate, he served as a director from 1986 and President from 1988 to December 1996 when it was spun out. During Mr. Lee’s tenure with Mercer, we acquired the Rosenthal mill and converted it to the production of kraft pulp, constructed and commenced operations at the Stendal mill and acquired the Celgar mill, Friesau mill and Peace River mill. He holds a Bachelor of Science Degree in Chemical Engineering from the University of British Columbia, Canada.

Director Qualifications

•   Mr. Lee possesses particular knowledge and experience in our business as a “founder” and as our former Chief Executive Officer for over 25 years. He also has broad knowledge and experience in finance and banking, credit markets, international pulp markets, derivative risk management and capital allocation. Through his experience and background, Mr. Lee provides vision and leadership to the Board. Mr. Lee also provides the Board with insight and information regarding our strategy, operations and business.

Juan Carlos Bueno

JUAN CARLOS BUENO, age 53, has served as Chief Executive Officer and President since May 1, 2022, and will be standing for election as a director at the Meeting. Mr. Bueno most recently served from 2019 to 2022 as the Chairman of the board and co-founder of Global Energy, which produces novel green energy generation devices. Prior to that, from 2011 to 2017, Mr. Bueno was Executive Vice President and Divisional CEO, Global Biomaterials of Stora Enso, a manufacturer of pulp, paper and other forest products. At Stora Enso he designed and led their new biomaterials division, growing sales and tripling profitability. The business included six manufacturing sites and a team of approximately 2,000 employees. Mr. Bueno created a vision and strategy to expand into new sectors such as lignins and hemicellulose. He also has broad experience in investor relations, board interaction and other key CEO functions. Prior to that, Mr. Bueno served in executive positions including Vice President, Crop Protection, Commercial Manager, Global Financial Analyst and Business Consultant with EI Dupont NE Nemours & Company in Brazil, UK, Argentina, Colombia and USA. EI Dupont NE Nemours & Company merged with the Dow Chemical Company to create DowDuPont. Mr. Bueno holds, among other things, a BSc., Industrial Engineering degree and a graduate degree in Negotiation & International Relations.

Director Qualifications

•   Mr. Bueno has extensive knowledge and experience in biomaterials, sales, marketing, strategy development and management. He brings to the Board global industrial experience and product experience and a proven track record of achieving commercial and operation excellence over a 30-year career. As our Chief Executive Officer, Mr. Bueno provides the Board with exposure to the Company’s executive team and insight into our specific strategic and operational challenges and opportunities.

R. Keith Purchase

R. KEITH PURCHASE, age 78, has served as a director since June 2012. Mr. Purchase was Executive Vice-President and Chief Operating Officer for MacMillan Bloedel Ltd. from 1998 to 1999, President and Chief Executive Officer of TimberWest Forest Ltd. from 1994 to 1998 and Managing Director of Tasman Pulp and Paper from 1990 to 1994. Mr. Purchase was previously a director of Catalyst Paper Corporation and Chair of its board of directors.

Director Qualifications

•   Mr. Purchase has held several very senior positions in significant companies involved in the forestry industry, including internationally. He brings to the Board extensive senior executive experience relevant to the Company’s operations, as well as significant public company board experience from a wide variety of companies.

William D. McCartney

WILLIAM MCCARTNEY, age 66, has served as a director since January 2003 and Lead Director since May 28, 2021. He has been the President and Chief Executive Officer of Pemcorp Management Inc., a corporate finance and management consulting firm, since its inception in 1990. From 1984 to 1990, he was a founding partner of Davidson & Company, Chartered Accountants, where he specialized in business advisory services. He has been involved with numerous capital restructuring and financing events involving several public companies and brings substantial knowledge relating to the financial accounting and auditing processes. He is a chartered professional accountant and has been a member of the Chartered Professional Accountants of Canada since 1980. He holds a Bachelor of Arts degree in Business Administration from Simon Fraser University.

Director Qualifications

•   Mr. McCartney has extensive experience in accounting, financial and capital markets and international markets. He provides the Board with insight and leads its review and understanding of accounting, financial and reporting matters. Mr. McCartney provides the Board experience and leadership on accounting and financial matters in his role as a member of the Audit Committee.

James Shepherd

JAMES SHEPHERD, age 69, has served as a director since June 2011. Mr. Shepherd was President and Chief Executive Officer of Canfor Corporation from 2004 to 2007 and Slocan Forest Products Ltd. from 1999 to 2004. He is also the former President of Crestbrook Forest Industries Ltd. and Finlay Forest Industries Limited and the former Chairman of the Forest Products Association of Canada. Mr. Shepherd has previously served as a director of Conifex Timber Inc., Canfor Corporation and Canfor Pulp Income Fund (now Canfor Pulp Products Inc.). Mr. Shepherd holds a degree in Mechanical Engineering from Queen’s University.

Director Qualifications

•   Mr. Shepherd has held several chief executive officer leadership and other senior positions in the forest industry. As a result, Mr. Shepherd brings to the Board extensive senior executive experience relevant to our operations, public company board experience and an understanding of all aspects of the forest products business, ranging from fiber harvesting to lumber and pulp and paper operations. He also brings to our Board significant experience and background in the designing, execution and implementation of large, complex capital projects at large manufacturing facilities like our mills.

Alan C. Wallace

ALAN WALLACE, age 62, has served as a director since June 2018. Mr. Wallace is currently the Chief Executive Officer of Peloton Advisors Inc., a corporate financial advisory firm. He is based in Vancouver, British Columbia. Mr. Wallace was the Vice Chairman, Investment Banking, CIBC World Markets Inc. from 1987 to 2013 where he was also the Co-Head of its Paper and Forest Products Group from 1995 to 2013. In this capacity, he worked with public and private companies on financial, strategic and merger and acquisition transactions. Mr. Wallace holds a Master of Business Administration from the University of Chicago and a Bachelor of Applied Science (Mech) from the University of Toronto.

Director Qualifications

•   Mr. Wallace has significant capital markets and mergers and acquisitions experience, including relating to debt and equity financings, corporate credit facilities and financial advisory assignments. He also has extensive forest products experience relating to financings and strategic transactions in the industry. He brings to the Board extensive experience in capital markets, cyclical industries, risk management, mergers and acquisitions, securities regulatory matters, financial and accounting matters, talent management, international business, equity and debt investors and corporate strategic planning.

Linda J. Welty

LINDA WELTY, age 66, has served as a director since June 2018. Ms. Welty is currently an independent director of Huber Engineered Materials, a global manufacturer of engineered specialty ingredients, a portfolio company of J.M. Huber Corporation and has served in that role since 2014. In 2020, Ms. Welty was also elected as a director of GCP Applied Technologies Inc., which is a global provider of construction products technologies. She is the President and Chief Executive Officer of Welty Strategic Consulting, LLC, an advisory firm focused on the development and execution of value creation strategies. She formerly served as chairman and a director of the Atlanta Chapter of the National Association of Corporate Directors, whose mission is to advance excellence in corporate governance. From 2010 to 2011 she served as a director and member of the special committee of Massey Energy Company. She served as an independent director of Vertellus Specialties, Inc. from 2007 to 2016. Ms. Welty was President and Chief Operating Officer of Flint Ink Corp., a global producer of printing inks for packaging and publication from 2003 to 2005. From 1998 to 2003, she served as President of the Specialty Group of H.B. Fuller Company, a global manufacturer of adhesives, sealants and coatings. She also served for over twenty years in global leadership roles for Hoechst AG and its former U.S. subsidiary, Celanese. She holds a Bachelor of Science in Chemical Engineering from the University of Kansas.

Director Qualifications

•   Ms. Welty brings to the Board extensive global industrial experience spanning more than thirty-five years in corporate governance, executive leadership, operations, sales, marketing and manufacturing roles in the chemicals, specialty chemicals and energy industries.

Rainer Rettig

RAINER RETTIG, age 63, has served as a director since February, 2020. Mr. Rettig has served as head of the Circular Economy Program of Covestro AG (formerly known as Bayer Material Science, a subgroup of Bayer AG), one of the world’s leading manufacturers of high-tech polymer materials. Mr. Rettig brings significant experience in sales, marketing and strategy development in the field of chemicals and plastics. He had several senior leadership roles in Germany, Japan, Hong Kong and China. Mr. Rettig holds a Ph.D in polymer chemistry and polymer processing from the Technical University of Darmstadt in Germany.

Director Qualifications

•   Mr. Rettig has extensive knowledge and experience in manufacturing, sales, marketing, strategy development and management. He brings to the Board extensive global industrial experience and insight into the European and Asia-Pacific markets.

Alice Laberge

ALICE LABERGE, age 66, has served as a director since February, 2021. Ms. Laberge is currently a director of Nutrien Ltd., a Canadian fertilizer company, and Russel Metals Inc., a metal distribution company, and has served in such roles since 2018 and 2007, respectively. Ms. Laberge is also a director of the BC Cancer Foundation and the Canadian Public Accountability Board. She most recently retired from the board of the Royal Bank of Canada in January 2021, on which she served for over 15 years. She formerly served as President and Chief Executive Officer of Fincentric Corporation, a global provider of software solutions to financial institutions, until 2005, and was previously Chief Financial Officer and Senior Vice-President, Finance for MacMillan Bloedel Ltd. Ms. Laberge is a Fellow of the Institute of Corporate Directors, and holds an MBA from the University of British Columbia and a Bachelor of Science from the University of Alberta.

Director Qualifications

•   Ms. Laberge brings to the Board extensive senior executive experience relevant to our operations and an understanding of the forest products business. She also brings significant corporate governance and public company board experience from a wide variety of companies. Ms. Laberge also has extensive knowledge in financial and accounting matters.

Janine North

JANINE NORTH, age 61, has served as a director since February 2021. Ms. North is currently a director of Conifex Timber Inc., a forest products company, and Imperial Metals Corporation, a Canadian mining company. She is also a director of the BC Ferry Services Corp. and the Fraser Basin Council. Ms. North retired from the Northern Development Initiative Trust in 2016 after serving 11 years as the founding Chief Executive Officer. Ms. North holds a Diploma in Management Studies from the Executive MBA Program at Simon Fraser University and a Bachelor of Science from the University of Alberta.

Director Qualifications

•   Ms. North brings with her significant public company board experience, and in particular, with companies involved in the resource sector. In particular, she has extensive knowledge and experience relevant to the Company’s operations in the forest products industry, including financings and strategic transactions in the industry, as well as corporate governance and talent management.

Majority Withheld Policy in Uncontested Director Elections

In order to provide Shareholders with a meaningful role in the outcome of director elections, our Board has adopted a provision on voting for directors in uncontested elections as part of our Corporate Governance Guidelines (the “Governance Guidelines”). This provision provides that any nominee in an uncontested election who receives more votes “Withheld” for his or her election than votes “For” his or her election shall have his or her term as a director terminate on the earliest to occur of: (i) 90 days after the date the election results are certified; (ii) the date such director resigns; or (iii) the date the Board fills the position. We have amended our bylaws to reflect such provision.

The complete terms of this provision are included in our Governance Guidelines which can be found at the “Governance” link on our website at www.mercerint.com.

The election of directors at the Meeting is an uncontested election.

Board Snapshot

The following tables provide a snapshot of the independence, tenure, age, diversity and geographic mix of our director nominees.

Board Tenure and Refreshment

Maintaining an appropriate balance of tenure among directors is an integral part of the Board’s consideration. Longer serving directors bring valuable experience and knowledge with respect to our business, industry and strategic and operational challenges. Newer directors bring, along with their own personal experiences, fresh perspective and ideas.

We have added three new independent directors to the Board over the last three years, not including our new Chief Executive Officer, Juan Carlos Bueno, who will be standing for election as a new director nominee at the upcoming Meeting, and have added six new independent directors to the Board over the last five years.

We do not believe that directors should be subject to term or age limits. While term and age limits could facilitate fresh ideas and viewpoints being consistently brought to the Board, we believe they are counter-balanced by the disadvantage of causing the loss of directors who, over a period of time, have developed insight into our strategies, operations and risks and continue to provide valuable contributions to Board deliberations. We believe that our decision not to establish term or age limits is consistent with the prevailing practice among companies in the S&P 500. We recognize that certain governance stakeholders have suggested that longer-serving directors may have decreased independence and objectivity; however, we believe that arbitrarily removing knowledgeable directors and the oversight consistency they bring – particularly during periods of management change – weighs against strict restrictions on director tenure. Ultimately, it is our Board’s responsibility to establish Board refreshment policies, using its discretion in the best interests of the Company and our Shareholders.

Snapshot of Attributes of Director Nominees

All director nominees exhibit the following personal attributes:

•	Integrity

•	Prepared to represent the best interests of all Shareholders
•	Diversity

•	A proven record of success
•	Collegiality

•	Prepared to participate actively in Board activities

Our director nominees also have the following qualifications:

	Industry & Related Experience	Senior Leadership Experience	Public Company Board Experience	Capital Markets & Financial Experience	International Business Experience	Environment, Health and Safety

Jimmy S.H. Lee	✓	✓	✓	✓	✓	✓

Juan Carlos Bueno	✓	✓		✓	✓	✓

William D. McCartney		✓	✓	✓	✓

James Shepherd	✓	✓	✓	✓	✓	✓

R. Keith Purchase	✓	✓	✓	✓	✓	✓

Alan C. Wallace	✓	✓		✓	✓

Linda J. Welty	✓	✓	✓	✓	✓	✓

Rainer Rettig	✓	✓			✓	✓

Alice Laberge	✓	✓	✓	✓

Janine North	✓	✓	✓	✓		✓

Board Diversity

We recognize the benefit of diversity and inclusion and consider it to be a key element of Board effectiveness. We believe diversity and inclusion on the Board provides us with a better understanding of issues, enhances our decision making, improves our execution and performance, enhances our oversight of risk, ESG matters and strategies and enhances value for Shareholders and other stakeholders. As a result, while all Board nominations are based on merit, our Governance and Nominating Committee will consider, along with the skills, experience and expertise of a director, other factors including gender, race, ethnicity, age and geography to ensure a diverse Board membership.

In August 2021, the SEC approved a NASDAQ Stock Market proposal to adopt new listing rules relating to board diversity and disclosure. As approved by the SEC, the new NASDAQ listing rules require all NASDAQ listed companies to disclose consistent, transparent diversity statistics regarding their boards of directors. The rules also require most NASDAQ listed companies to have, or explain why they do not have, at least two diverse directors, including one who self-identifies as female and one who self-identifies as either an under-represented minority or LGBTQ+. In this regard, Ms. Welty, Ms. Laberge and Ms. North are female, Mr. Lee is Asian and Mr. Bueno is Hispanic or Latinx. Accordingly, the Company would be in compliance with NASDAQ’s diversity requirement.

The Board Diversity Matrix below presents the director nominee diversity statistics in the format prescribed by the NASDAQ rules, and such information is based on voluntary self-identification by each nominee:

Board Diversity Matrix (As at April 6, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did not Disclose Gender

Part I: Gender Identity

Directors	3	7	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	1	0	0

Hispanic or Latinx	0	1	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	4	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	1

CORPORATE GOVERNANCE AND BOARD MATTERS

Role of the Board

Our Board makes major policy decisions, participates in strategic planning, oversees risk management, oversees our sustainability and ESG initiatives and reviews management’s performance and effectiveness. Certain important matters must be dealt with by our Board, such as the approval of financial statements and the declaration of dividends to our Shareholders. Through our Governance Guidelines and/or formal resolution, the Board reserves for itself the right to make certain decisions and delegates others to management. In some matters, management’s discretion is limited by dollar thresholds beyond which Board approval is required.

Our Board, with management, also sets the tone from the top to set high standards of conduct and promote an open and transparent culture. The Board’s responsibility to oversee conduct and culture is broad and focuses on continuous improvement in our affairs.

Key Areas of Board Oversight

Responsibility	Activities

Conduct and Culture

•  Setting the tone from the top.

•  Championing our values and satisfying ourselves that a culture of integrity is maintained by us. This is furthered by our Code of Business Conduct and Ethics and other policies.

•  Promoting a respectful environment where colleagues can speak up and challenge behaviors that do not align with our values.

Governance

•  Through our Governance and Nominating Committee, monitoring best practices in governance, developing corporate governance principles and guidelines and establishing appropriate structures and procedures to allow our Board to function effectively and independently of management.

Risk Oversight

•  Overseeing and approving our risk management and appetite.

•  Through our Board committees, overseeing strategic risk policies and monitoring conduct.

•  Promoting a strong risk culture and ensuring conduct aligns with our business-wide risk appetite.

ESG Oversight

•  Overseeing, advising and assisting in developing, implementing and monitoring ESG polices, practices and strategies and our sustainability initiatives to meet high standards of environmental and social responsibility.

•  Reviewing and setting our sustainability goals.

•  Overseeing our approaches to managing climate-related impacts.

•  Monitoring the social, political, environmental, public policy, legislative and regulatory trends, and developing governance principles and strategic guidelines and ESG initiatives in response to such trends including our approach to climate change.

Strategic Oversight

•  Overseeing our strategic direction and the formulation of our plans and priorities ensuring alignment with our risk appetite.

•  Annually approving our strategic plan and initiatives which takes into account, among other things, the opportunities and risks of our business and aspects of our sustainability initiative.

•  Approving our financial objectives and operating plans including significant capital allocations, expenditures and transactions that exceed prescribed thresholds.

•  Regularly discussing and reviewing aspects of strategy with management and monitoring the implementation of strategic initiatives.

•  Reviewing and approving our organizational structure.

•  Reviewing the results of our annual business performance assessments.

Responsibility	Activities

Talent Management and Succession Planning

Together with our Compensation and Human Resources Committee:

•  Reviewing strategies and programs for assessment and development of senior talent;

•  Supervising succession planning processes, which include selection, appointment and the development of our Chief Executive Officer and other senior executives; and

•  Evaluating and approving compensation of our Executive Chairman, Chief Executive Officer and senior management team in a manner consistent with practical incentives.

Financial Reporting and Internal Controls

•  Overseeing compliance with applicable audit, accounting and financial reporting requirements.

•  Requiring management to implement and maintain effective systems of internal control, including management information systems.

•  Through our Audit Committee, assessing the adequacy and effectiveness of systems of internal control.

•  Approving the quarterly and annual financial reports.

Governance Guidelines, Code of Conduct and Other Policies Available on Our Website

The Governance section of our website (https://mercerint.com/our-company/governance/) contains our policies regarding our governance and other practices including our:

• Governance Guidelines; • Code of Business Conduct and Ethics; • Whistleblower Policy; • Clawback Policy; • Environmental Policy; • Health and Safety Policy; • Securities Law Compliance Policy;	• Hedging Transactions Policy; • Anti-Corruption Policy; • Western Canada Indigenous Relations Policy; • Sustainable Purchasing Policy; • Wood and Fibre Procurement Policy; and • Human Rights Policy.

Our Governance Guidelines provide a set of flexible guidelines for the effective functioning of our Board which are reviewed regularly and revised as necessary or appropriate in response to changing regulatory requirements and evolving best practices.

Our Governance Guidelines also:

•	provide for our charters for each Board committee including our Audit Committee Charter;

•	provide for the duties and responsibilities of the Board, its committees and certain of our officers including our Chief Executive Officer;

•	provide for practices with respect to the holding of regular quarterly and strategic meetings of the Board, including separate meetings of non-employee directors; and

•	reserve to the Board specific approval and authority for certain decisions or matters.

The Code of Business Conduct and Ethics provides a framework of fundamental principles that guide the Board in its deliberations, allows us to address sensitive and complex matters and sets forth our accountabilities if standards of conduct are not upheld.

Our Code of Business Conduct and Ethics, which applies to all of our executives, employees and directors, is designed to deter wrongdoing and promote:

•	honest and ethical conduct;

•	avoidance of conflicts of interest;

•	full, fair, accurate and timely disclosure in our public filings with the SEC;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code; and

•	accountability for adherence to the code.

Our Clawback Policy provides procedures which allow us to seek reimbursement with respect to incentive compensation paid or awarded to executive officers where the payment of a bonus or equity award or the vesting of such award was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement. Further, our policy also provides for forfeiture or clawbacks of awards in specified cases where we determine an executive has engaged in material misconduct, material failure to comply with our policies or personal misconduct that is detrimental to us.

We encourage a transparent and open environment where all employees can speak up without reprimand. Our Whistleblower Policy provides a set of procedures for our employees to report, on a confidential basis, their concerns or complaints about questionable accounting or auditing matters or violations of legal or regulatory requirements and for the Audit Committee to receive and respond to such concerns and complaints. Accordingly, our employees can report any misconduct to a supervisor, manager, or the Audit Committee, or employees can make reports and raise concerns on a confidential basis through our Integrity Hotline.

Our Securities Law Compliance Policy applies to the handling of our material non-public information or other companies with whom we deal and the buying and selling of our stock and other securities and those of other companies.

Our Hedging Transactions Policy, which applies to our directors and all of our executive officers, is designed to prohibit such individuals from hedging their Mercer stock, including trading in options, puts, calls or other derivative instruments relating to our securities.

Our Anti-Corruption Policy is designed to expand upon the provisions of our Code of Business Conduct and Ethics relating to international operations and ensure compliance by us and our directors, officers, employees and agents with the United States Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

Our Environmental Policy is designed to promote responsible environmental stewardship, and to encourage efforts in protecting and sustaining our resources and their ecosystems in the course of our operations. Our Health and Safety Policy applies to all of our employees and operations, and is designed to promote the creation and maintenance of a safe and healthy work environment. Our Wood and Fibre Procurement Policy is designed to promote sustainable forest management and wood sourcing practices in the course of our operations. Each of the policies outline certain practices we undertake to promote positive environmental performance and a safe and healthy workplace.

We recognize that in Western Canada we conduct some of our operations on the treaty, settlement, traditional and unceded territories of Indigenous peoples. Indigenous communities are important partners in maintaining sustainable forest management. Our Western Canada Indigenous Relations Policy outlines our commitment to pursuing positive and respectful relationships with Indigenous nations, settlements and individuals, and provides a framework of practices that encourages and supports such relationships.

Our Sustainable Purchasing Policy is designed to promote responsible procurement and purchasing practices by providing a set of standards that we seek from our suppliers when they conduct business with us. This policy is based on the recognition of human and labour rights, Indigenous rights, environmental sustainability and anti-corruption practices, and is a commitment to meeting the standards of the United Nations Global Compact, to working towards the ISO 20400 Standard for Sustainable Procurement and to building on the ISO 26000 Standard for Social Responsibility.

Our Human Rights Policy applies to all of our employees, and reflects our recognition of human rights as one of our core values. The policy provides a framework for how we conduct our business from a human rights perspective, including providing guiding principles on approaching relationships with employees, suppliers and Indigenous communities in a respectful manner.

Board Meetings and Attendance

In 2021,

•	each member of the Board, during their term of service, attended 100% of all meetings of our Board and each committee on which he or she serves;

•	each of our independent directors, during their term of service, attended 100% of our executive sessions for independent directors without management; and

•

all of our directors virtually attended the annual meeting held in May 2021. (Although we do not have a formal policy with respect to attendance of directors at our annual meetings, all directors are encouraged and expected to attend such meetings in person or through the virtual meeting, if possible.)

Current committee membership and the number of meetings of our full Board and committees held in 2021 are shown in the table below.

	Board	Audit Committee	Compensation and Human Resources Committee	Governance and Nominating Committee	Environmental, Health and Safety Committee

Jimmy S.H. Lee

David M. Gandossi(1)

William D. McCartney

James Shepherd

R. Keith Purchase

Alan Wallace

Linda Welty

Rainer Rettig

Alice Laberge(2)

Janine North(2)

Number of 2021 Meetings	17	5	5	4	4

Chair	Member	Lead Independent Director

(1)	Mr. Gandossi is not standing for re-election at the Meeting, and upon Mr. Gandossi’s retirement from the Board, Mr. Bueno will become a member of the Environmental Health and Safety Committee.
(2)	Ms. Laberge and Ms. North were appointed to the Board on February 17, 2021.

Affirmative Determination Regarding Director Independence

The NASDAQ listing standards require that a majority of the members of a listed company’s board of directors be independent.

To determine whether directors are independent, the Board uses information about their personal and business relationships. The Board collects this information from sources such as:

•	director responses to an annual detailed questionnaire; and

•	director biographical information.

Based upon the NASDAQ rules, our Board has determined that the following eight director nominees are independent and represent 80% of our director nominees:

Director Nominee Independence	Independent Director Nominees

• William D. McCartney • James Shepherd • Keith Purchase • Alan Wallace • Linda Welty • Rainer Rettig • Alice Laberge • Janine North

Board Leadership Structure

Our Board is responsible for overseeing the exercise of corporate power and seeing that our business and affairs are managed to meet our own stated goals and objectives and that the long-term interests of our Shareholders are served.

Our Governance and Nominating Committee, which is made up entirely of independent directors, is responsible for the continuing review of the governance structure of the Board, and for recommending to the Board governance structures and practices best suited for our particular situation. This committee determines what leadership structure it deems appropriate, based on factors such as experience of the applicable individuals and the current business environment.

Our Board Leadership Structure	Practices

Leadership:

•  Executive Chairman

•  Lead Director

•  Audit, Compensation and Human Resources and Governance and Nominating Committees led by and composed solely of independent directors

•  Active engagement by all directors

Our Board leadership structure includes practices such as:

•  a Lead Director, who provides leadership to our independent directors, assists in establishing agendas for Board and committee meetings and chairs executive sessions of our independent directors; and

•  holding regular executive sessions at each Board meeting to allow for the active engagement of independent directors and appropriate oversight of management.

The Board believes our leadership structure and practices provide an optimal framework to guide the Company and maintain the focus required to achieve our long-term business goals.

Our Board believes that it should maintain flexibility to select our Chairman and its Board leadership structure from time to time and our policies do not preclude our Chief Executive Officer from also serving as Chairman of the Board. Our Executive Chairman, Mr. Lee, was formerly our Chief Executive Officer until 2015 when he became Executive Chairman. Our Board believes Mr. Lee serving as Executive Chairman allows the Board to benefit from Mr. Lee’s in-depth knowledge of our business and industry as well as leadership in formulating and implementing strategic initiatives.

In considering its leadership structure, the Board has taken a number of factors into account. In particular, the Governance and Nominating Committee has sought to ensure that independent backgrounds and opinions dominate both the Board and the Board’s committees. Consequently, the Board, which currently consists of eight independent directors out of ten, who are highly qualified and experienced, exercises a strong, independent oversight function. This oversight function is enhanced by the fact that all of the Chairs of our Board committees are independent directors, and the Audit Committee, Compensation and Human Resources Committee and Governance and Nominating Committee are composed entirely of independent directors.

Our Board leadership structure and practices, including the appointment of a Lead Director for a three-year term and meetings in executive sessions, support the independence of our non-employee directors. Meetings are also held formally and informally from time to time with our Executive Chairman and Chief Executive Officer for discussion of relevant subjects.

Duties and Responsibilities of Lead Director

Lead Director	Primary Responsibilities

Lead Director

William D. McCartney(1)

Executive Sessions Led in 2021: 4

Executive Sessions Led in 2021 by Mr. Purchase, the former Lead Director: 1

Average Attendance of Independent Directors at Executive Sessions in 2021: 100%

The position of Lead Director comes with a clear mandate and significant authority. While the Lead Director is elected annually, in order to provide consistency and continuity, it is generally expected that he or she will serve for a three-year term.

The Lead Director shall serve in such capacity for not more than two consecutive three-year terms.

(1) Mr. McCartney was appointed Lead Director in May 2021.

•  Provide leadership to non-employee directors on the Board.

•  Ensure that the Board can operate independently of management.

•  Serve as a liaison between the independent directors and the Executive Chairman.

•  Ensure that the Board has adequate resources to support its decision-making process and is appropriately approving strategy and supervising management’s progress against that strategy.

•  Ensure, with the Executive Chairman, that the committees are working effectively.

•  Establish, in consultation with the Executive Chairman and Chief Executive Officer, procedures to govern the Board’s work, ensuring that the Board is appropriately approving strategy and supervising management’s progress against that strategy.

•  Provide input and help to develop, with the Executive Chairman, Board agendas and timetables for Board and committee meetings.

•  Annually review the effectiveness of the Board and committees in conjunction with the Governance and Nominating Committee.

•  Lead and assist the Board in the discharge of its duties and responsibilities.

•  Ensure that independent directors have adequate opportunities to meet and discuss without management present.

•  Chair meetings of the Board when the Executive Chairman is not in attendance.

•  Ensure delegated committee functions are carried out and reported to the Board.

•  Be the senior spokesperson for the Board on governance matters and executive management compensation matters.

•  Ensure that the Board receives adequate and regular updates from the Executive Chairman and Chief Executive Officer on all issues important to the business and future of the Company.

Executive Sessions

Our Board believes it is important to have executive sessions without the Chief Executive Officer, Executive Chairman and other members of management, which are scheduled during every meeting of the Board. Our independent directors have robust and candid discussions at these executive sessions, during which they evaluate the performance of the Chief Executive Officer, Executive Chairman and other senior officers, our governance practices, the reports of our independent registered public accountants, the meetings themselves and any other relevant matter.

Mr. McCartney was appointed our Lead Director effective May, 2021. After his appointment, he chaired all 4 executive sessions of our independent directors. Prior to Mr. McCartney’s appointment, the former Lead Director, Mr. Purchase, chaired one executive session of our independent directors in 2021. Our independent directors generally hold two executive sessions at each meeting of the Board, both before and after such meetings.

Committees of the Board

Our Board currently has four standing committees: the Audit Committee, the Compensation and Human Resources Committee, the Governance and Nominating Committee and the Environmental, Health and Safety Committee. Our committee meetings are generally open to all directors, who often voluntarily attend all committee meetings. Copies of the charters for all of our committees are included in our Corporate Governance Guidelines which are available on our website.

Audit Committee	Primary Responsibilities

Members in 2021:

•  Alan Wallace (Chair)

•  William D. McCartney

•  Alice Laberge(1)

•  Janine North(1)

Meetings in 2021: 5

Average Attendance in 2021: 100%

All members satisfy the audit committee independence requirements of the NASDAQ rules and are financially sophisticated, as interpreted by the Board.

Our Board has also determined that the committee Chair, Mr. Wallace, qualifies as an “audit committee financial expert”, as defined in applicable SEC rules and applicable NASDAQ listing standards.

(1)   Ms. Laberge and Ms. North were appointed to the Board on February 17, 2021.

(2)   James Shepherd ceased to be a member of the Audit Committee on May 28, 2021, but attended 100% of the committee meetings prior to such date during the 2021 fiscal year.

•  Oversee our accounting and financial reporting processes, including the review of the financial statements to be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q, the external audit process and our systems of internal accounting and financial controls.

•  Provide an open avenue of communication between the Board, management and our independent registered public accounting firm.

•  Appoint and approve the Company’s independent registered public accounting firm, all audit engagement terms and fees to be paid to the independent auditor.

•  Oversee the relationship with our independent registered public accounting firm, including reviewing auditor independence, the scope of their work and the pre-approval of audit and non-audit services.

•  Review our quarterly and financial results with management and our independent registered public accounting firm and, based on such review, recommend to the Board that quarterly and annual financial statements be included in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

•  Meet with and review the results of the annual audit performed by the independent registered public accounting firm and the results of their review of our annual and quarterly financial statements.

•  Review and approve the terms of all related party transactions.

•  Review management’s assessment of the effectiveness of our internal controls over financial reporting and consider with management and our independent registered public accounting firm whether any changes to such internal controls are appropriate.

•  Review periodically and discuss with management our major risk exposures.

•  Establish and maintain procedures for receiving, reviewing and responding to complaints regarding accounting, internal accounting controls or auditing matters.

•  Review and reassess the adequacy of our Audit Committee Charter annually and recommend any changes to the Board for approval.

Compensation and Human Resources Committee	Primary Responsibilities

Members in 2021:

•  Keith Purchase (Chair)

•  James Shepherd

•  Alan Wallace

•  Rainer Rettig

•  Alice Laberge(1)

Meetings in 2021: 4

Average Attendance in 2021: 100%

All members of the Compensation and Human Resources Committee have been determined to be independent directors under NASDAQ rules.

(1)   Ms. Laberge was appointed to the Board on February 17, 2021

(2)   Keith Purchase became a member of the Compensation and Human Resources Committee on May 28, 2021.

•  Oversee appropriate compensation practices and determine the compensation and other benefits for executive officers.

•  Periodically review and advise the Board on our overall compensation philosophy and plans and assess the competitiveness and adequacy of our compensation programs.

•  Analyze executive compensation data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs.

•  Annually review and recommend compensation packages for both our Executive Chairman and Chief Executive Officer and approve the compensation packages for our other executive officers.

•  Based on discussions with our independent directors, the Chair of the Governance and Nominating Committee and the Chair of the Compensation and Human Resources Committee, annually review the performance of our Executive Chairman and Chief Executive Officer.

•  Review and make recommendations to our Board with respect to non-employee director compensation, including compensation for members of committees of the Board.

•  Administer the Company’s incentive compensation and equity-based plans, including reviewing and approving equity grants to executive officers and employee benefit plans and other perquisites.

•  Review annual performance objectives and goals for our executive officers and actual performance against previous year’s goals to evaluate individual performance and, in turn, compensation levels.

•  Annually review and approve the peer group companies used for the purposes of assessing executive officer compensation.

•  Review and approve management development strategies and succession plans for our key executive officers.

•  Review and consider the results of any advisory vote on executive compensation.

•  Review and assess the adequacy of its charter and recommend any changes to the Board for approval.

Governance and Nominating Committee	Primary Responsibilities

Members in 2021:

•  William D. McCartney (Chair)

•  R. Keith Purchase

•  Linda Welty

•  Janine North(1)

Meetings in 2021: 5

Average Attendance in 2021: 100%

All members of the Governance and Nominating Committee have been determined to be independent directors under NASDAQ rules.

(1)   Ms. North was appointed to the Board on February 17, 2021

•  Provide leadership with respect to corporate governance.

•  Recommend to the Board nominees for appointment to the Board, including identifying and screening potential Board candidates and committee members.

•  Make recommendations to the other independent directors for their selection of the Lead Director.

•  Determine the skills, qualifications and other expertise required of directors and develop criteria to be considering in selecting potential Board candidates.

•  Develop and monitor our overall approach to corporate governance issues.

•  Review with the Board, on a regular basis, the methods and processes by which the Board fulfills its duties and responsibilities.

•  Evaluate the overall effectiveness of the Board and its performance.

•  Based on discussions with our independent directors, the Chair of the Governance and Nominating Committee and the Chair of the Compensation and Human Resources Committee, annually review the performance of our Executive Chairman and Chief Executive Officer.

•  Review our Governance Guidelines, including committee charter, in light of changing conditions and make recommendations to the Board on appropriate modifications.

•  Monitor compliance with our Governance Guidelines.

Environmental, Health and Safety Committee	Primary Responsibilities

Members in 2021:

•  James Shepherd (Chair)

•  Jimmy S.H. Lee

•  David Gandossi(1)

•  Linda Welty

•  Rainer Rettig

Meetings in 2021: 4

Average Attendance in 2021: 100%

All members of the Environmental, Health and Safety Committee, other than Messrs. Lee and Gandossi, have been determined to be independent directors under NASDAQ rules.

(1)  Mr. Gandossi has decided not to stand for re-election at the Meeting. If elected as a director at the Meeting, Mr. Bueno will fill the vacancy on the Environmental Health and Safety Committee, and will not be considered an independent director under NASDAQ rules.

(2)  Keith Purchase ceased to be a member of the Environmental, Health and Safety Committee on May 28, 2021, but attended 100% of the committee meetings prior to such date during the 2021 fiscal year.

•  Review, approve and, if necessary, revise the environmental, health and safety policies and environmental compliance programs of the Company.

•  Monitor the Company’s environmental, climate change, health and safety management systems including internal and external audit results and reporting.

•  Provide direction to management on the frequency and focus of external independent environmental, health and safety audits.

•  Review and assess its charter and recommend any changes to the Board for approval.

Risk Oversight

The Board oversees the proper safeguarding of our assets, the maintenance of appropriate financial and other internal controls and our compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of the various risks facing us. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for us to be competitive on a global basis and to achieve our long-term strategic business objectives.

Oversight of Risk

•  The Board oversees risk management.

•  Board committees, which meet regularly and report back to the full Board, play significant roles in carrying out the risk oversight function.

•  Management is charged with managing risk, through robust internal processes and effective internal controls.

Effective risk oversight is an important priority of the Board. The Board has implemented a risk governance framework designed to:

•	understand critical risks in our business and strategy;

•	allocate responsibilities for risk oversight among the full Board and its committees;

•	evaluate our risk management processes and whether they are functioning adequately;

•	facilitate open communication between management and directors;

•	oversee our initiatives and communication relative to our sustainability initiatives relating to ESG matters; and

•	foster an appropriate culture of integrity and risk awareness.

While the Board oversees risk management, our management is charged with managing risk.

We have robust internal processes and an effective internal control environment which facilitate the identification and management of risks and regular communication with the Board. These include an enterprise risk management program under the leadership of the Chief Financial Officer, regular internal management disclosure committee meetings, a Code of Business Conduct and Ethics and other policies, strong internal controls and a comprehensive external audit process. The Board and the Audit Committee monitor and oversee the evaluation of the effectiveness of the internal controls and the risk management program. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

The Board implements its risk oversight function both as a whole and through delegation to Board committees, which meet regularly and report back to the full Board. Board committees assist in carrying out the risk oversight function as follows:

Audit Committee: Oversees risks related to our financial statements, the financial reporting process and accounting and legal matters. The committee oversees the audit function, our ethics programs, including the Code of Business Conduct and Ethics, our Whistleblower Policy and our quality, safety, environmental assurance and information technology security programs. The committee periodically receives reports on and discusses oversight of our risk management process and reviews significant risks and exposures identified by management or the independent auditors (whether financial, operating or otherwise), and management’s steps to address them. In connection with its oversight of these matters, the committee members will regularly meet separately with representatives of the independent auditors.

Compensation and Human Resources Committee: Evaluates the risks and rewards associated with our compensation philosophy and programs. As discussed in more detail in the Compensation Discussion and Analysis herein, the committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the committee the procedures that have been put in place to identify and mitigate potential risks in compensation. This committee also oversees management development and succession planning across senior management positions.

Environmental, Health and Safety Committee: Oversees our environmental, health and safety policies and environmental compliance programs and associated risks relating thereto. In connection with such oversight, the committee regularly visits and tours our mills and meets with mill-level managers, superintendents and other employees.

Governance and Nominating Committee: Oversees our governance practices, director succession and committee leadership to manage risks associated with corporate governance.

The full Board regularly evaluates and discusses risk, risk mitigation strategies and our internal control environment. Topics examined at these meetings include, but are not limited to, financial risks, risks related to the global COVID-19 pandemic, environmental risks, governance risks, political and regulatory risks, legal risks, information technology risks, economic risks, risks relating to growth strategies, social licence and stakeholder risks and risks related to our productivity and reinvestment efforts. In 2021, the Board actively and regularly reviewed, monitored and assessed our responses, including our health and safety protocols, to address the risks posed by the COVID-19 pandemic, including virtually attending senior management planning sessions and receiving written updates from our executives. Because overseeing risk is an ongoing process and inherent in our strategic decisions, the Board also discusses risk throughout the year.

We believe that our Board leadership structure, previously discussed herein, supports the risk oversight function of the Board. We have an Executive Chairman, a Chief Executive Officer, a Lead Director and strong directors chairing the various committees involved with risk oversight. There is open communication between management and directors and all directors are actively involved in the risk oversight function.

To learn more about risks facing us, you can review the factors included in Part 1, Item 1A. “Risk Factors” in the Form 10-K. The risks described in the Form 10-K are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

During fiscal 2021, risk areas of particular Board and committee focus included:

•

the effects of the global COVID-19 pandemic on our business, operations and workforce and implementing effective health and safety protocols in response to the pandemic to protect our workforce and to keep our mills operating safely and efficiently;

•	our continuing succession planning including the transition to a new Chief Executive Officer in 2022;

•	industry supply and demand balances and the outlook for the global economy;

•	our sustainability initiatives including ESG matters and our approach to climate change;

•	cybersecurity;

•	Shareholder distributions; and

•	expansion and growth of our business in the forest products and related or ancillary businesses including the acquisition of the CLT Facility.

ESG Oversight

Our Board is engaged in providing oversight, advice and assistance to our management in developing, implementing and monitoring environmental, social and governance policies, practices and strategies that will help foster our sustainability goals in view of our strategic direction. This includes oversight of our approaches to managing climate-related impacts.

We manage and operate our business, including the natural resources under our care or direction, with a long-term view and focus on sustainability. We believe by doing so we will be able to deliver value to our customers, employees, shareholders, communities and other stakeholders. We strive to maintain the highest environmental, social and governance standards. We believe that by caring for the health and safety of our workers, maintaining the environmental quality of our operations and being part of and actively engaged in the communities in which we operate, we enhance the value for all of our various stakeholders and our social licence to operate.

Our Board delegates some of the oversight to the various committees, including the Environmental, Health and Safety Committee, the Audit Committee and the Governance and Nominating Committee. The Environmental, Health and Safety Committee is tasked with the responsibility of overseeing the effectiveness of our sustainability practices, and reviewing, on an annual basis, our environmental priorities and ensuring that we grow in a manner consistent with our long-term sustainability objectives and strategic plan. The Audit Committee is primarily tasked with reviewing the financial aspects of our sustainability initiatives. Our Governance and Nominating Committee is tasked with overseeing our governance practices and policies. Finally, our Compensation and Human Resources Committee is responsible for overseeing the development and implementation of human capital development plans and succession planning practices to foster sufficient management depth at the Company to support our continued growth and the talent needed to execute long-term strategies.

Board: The Board is responsible for ensuring ESG risks and opportunities are integrated into our long-term strategy.

Governance and Nominating Committee: Oversees our governance practices and policies.

Compensation Committee: Oversees the development and implementation of human capital development plans and succession planning practices to foster sufficient management depth at the Company to support our continued growth and the talent needed to execute long-term strategies.

Audit Committee: Reviews the financial aspects of our sustainability initiatives.

Environmental, Health and Safety Committee: Oversees the effectiveness of our sustainability practices, and reviewing, on an annual basis, our environmental priorities and ensuring that we grow in a manner consistent with our long-term sustainability objectives and strategic plan.

Chief Executive Officer Succession Planning and 2022 Transition to a New Chief Executive Officer

A primary responsibility of the Board is succession planning for our Chief Executive Officer. Our Compensation and Human Resources Committee, together with our Lead Director, periodically reviews and discusses potential Chief Executive Officer succession plans in the short, medium and long term with the independent directors and the Board. As part of this process, our Chief Executive Officer discusses the strengths and areas for development of key succession candidates, their development progress and future development plans. This review includes discussions about contingency plans in the event of our Chief Executive Officer’s unexpected departure for any reason.

As Mr. Gandossi approached his normal retirement age of 65 in August 2022, our Board engaged in and conducted a well-defined search for a Chief Executive Officer candidate with the expertise and ability to lead us in the future.

In connection with such search, we engaged an international executive search firm and the process was overseen by a committee comprised of independent directors and our Executive Chairman. The search firm conducted a global search for external candidates and also considered potential internal candidates. This committee of directors, with the assistance of the search firm, reviewed numerous resumes and interviewed a select number of external and internal candidates. The committee met formally and informally numerous times over the course of several months including with other independent directors. Mr. Gandossi also assisted and met with the committee at its request from time to time to provide his input and overview of the job requirements and desirable skills.

Ultimately, with his broad commercial, operational and entrepreneurial skills and leadership skills, along with his proven record of driving strategic growth and operational excellence, the Board felt that Juan Carlos Bueno was the ideal Chief Executive Officer to lead Mercer. In March 2021, we announced that David Gandossi, who has served as Chief Executive Officer and President since 2015 will be retiring from the Company, and Juan Carlos Bueno has been appointed to succeed Mr. Gandossi as Chief Executive Officer and President effective May 1, 2022. Mr. Bueno has also been nominated for election to our Board at the Meeting. This transition was approved by our full Board.

Talent Management Oversight and Succession Planning

We employ a collaborative group of skilled, dedicated, resourceful and innovative individuals that support our core purpose and reflect our values every day. Investment in our people drives our excellence and accordingly, we are committed to attracting, retaining and developing quality personnel. In light of the importance of executive leadership, we have a succession planning process which is held at least semi-annually. The process encompasses a broad group of managers and executives up to and including the Chief Executive Officer.

Our Compensation and Human Resources Committee, together with our Chief Executive Officer, reviews our executive succession planning procedures, including management development activities. We generally strive to appoint our most senior executives from within. To this end, individuals who are identified as having potential for senior executive positions are evaluated by the Compensation and Human Resources Committee. The careers of such persons are monitored to ensure that, over time, they have appropriate exposure to our Board and interact with the Board in various ways, including through participation in certain Board meetings and other Board-related activities and meetings with individual directors, both in connection with director visits to our mills and otherwise. Our Compensation and Human Resources Committee reviews and discusses with our independent directors the performance and assessment of certain executives and the succession plans for such positions including evaluation of potential successors. In addition, selected executives are provided with continuing management education through attendance at senior level educational programs, courses and seminars.

Diversity, Equity and Inclusion

As outlined in our Human Rights Policy and our Code of Business Conduct and Ethics, our long-standing policy is to offer fair and equal employment opportunity to every person regardless of age, race, color, creed, religion, disability, marital status, sex, sexual orientation, national origin, or other legally protected status. We strive to provide a work environment that is free from intimidation and harassment based on any of these characteristics. We believe we can promote respect for diversity and inclusion by example of our actions and promotion of our values.

We believe that a culture of diversity and inclusion is critical in making the best decisions for our people and achieving sustainable business success. Accordingly, we strive to create work environments and leadership teams that are reflective of the diversity that exists in our community. Creating a culture of belonging for all of our employees and stakeholders at all levels of our organization, and our commitment to advancing gender parity, diversity and inclusion in business aligns with our values and goals.

In support of creating a more diverse and inclusive workplace, our current framework for evaluating Board and management positions considers, among a variety of other factors, diversity characteristics of our candidates that we consider to be appropriate. We believe that diversity and inclusion within the workplace provides us with unique perspectives, a better understanding of issues, and enhances our decision making and oversight of risk, ESG matters and our long-term strategy. Currently, 23% of our top 100 management positions are held by women, 30% of our Board nominees are women, and our Board nominees are comprised of candidates with varying national, ethnic and cultural backgrounds. Our goal is to continue to develop a culture of diversity and inclusivity within our workplace. We believe that making our workplace more equal and inclusive will make us a stronger, more resilient and a more sustainable business over the long-term.

For further information about our investment in our people and related initiatives, see our Annual Report on Form 10-K for 2021 under “Human Capital”.

Our Director Nominations Process

Our Board is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to our Governance and Nominating Committee.

Criteria for Directors

Our Board believes that certain criteria should be met by director nominees to ensure effective corporate governance, support our strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board. Qualified candidates are those who, in the judgment of the Governance and Nominating Committee, possess certain personal attributes and a sufficient mix of experience and related attributes to assure effective service on the Board. The personal attributes of director nominees that the Governance and Nominating Committee considers include:

•	Best Interests of All Shareholders. Each candidate must be prepared to represent the best interests of all Shareholders and not just one particular constituency;

•

Integrity. Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field;

•

Independence. No candidate, or family member (as defined in NASDAQ rules) or affiliate or associate (as defined in federal securities laws) of a candidate, shall have any material personal, financial or professional interest in any present or potential competitor of the Company;

•

Experience. Each candidate should possess professional and personal experiences and expertise relevant to our goals of being one of the world’s leading forest products companies focused on kraft pulp, energy and chemical production, lumber and extractives;

•

Active Participation. Each candidate must be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance and Nominating Committee’s sole judgment, interfere with or limit his or her ability to do so;

•	Collegiality. Each candidate should contribute positively to the existing chemistry and collegial culture among Board members; and

•

Diversity. Each candidate should contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of viewpoints, perspectives, personal and professional experiences and backgrounds, such as nationality, gender and ethnicity differences.

The Board prefers a mix of backgrounds and experiences among its members. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify and determine nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to high standards of Board service.

Processes for Identifying Director Candidates

Our Governance and Nominating Committee has two principal methods for identifying potential Board candidates (other than those proposed by Shareholders, as discussed below).

Internal Process for Identifying Candidates
⚫

Our Governance and Nominating Committee solicits ideas for possible candidates from a number of sources, including other members of the Board, senior executives, individuals personally known to Board members and research.

⚫

Our Governance and Nominating Committee may, from time to time, use its authority under its charter to retain, at our expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The Governance and Nominating Committee did not retain a search firm during fiscal 2021. However, an international executive search firm was engaged in connection with the succession planning of our Chief Executive Officer.

Our Governance and Nominating Committee will also consider nominees recommended by Shareholders as candidates for Board membership. A Shareholder wishing to nominate a candidate for Board membership should provide written notice to the Governance and Nominating Committee in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C., Canada V6C 1G8. To nominate a candidate for election to the Board at an annual meeting, the notice must be received not less than 120 days before the first anniversary of the date of the Company’s Proxy Statement released to Shareholders in connection with the annual meeting held in the prior year. The notice should contain information about both the nominee and the Shareholder making the nomination, including such information regarding each nominee required to be included in a proxy statement filed pursuant to SEC rules and regulations and such other information sufficient to allow the Governance and Nominating Committee to determine if the candidate meets the criteria for Board membership described above. The Governance and Nominating Committee may require that the proposed nominee furnish additional information to determine that person’s eligibility to serve as a director. All recommendations will be brought to the attention of the Governance and Nominating Committee.

Evaluation of Director Candidates

The Governance and Nominating Committee will consider and evaluate all candidates identified through the processes described above, including incumbents and candidates proposed by Shareholders.

If, based upon the Governance and Nominating Committee’s initial evaluation, the candidate continues to be of interest, members of the committee will interview the candidate and communicate their evaluation to the rest of its members and the Executive Chairman and Chief Executive Officer. Additional meetings between the candidate and other members of the Governance and Nominating Committee and the Executive Chairman and Chief Executive Officer may also be arranged. Ultimately, background and reference checks will be conducted by the Governance and Nominating Committee.

As a result of its work and consideration of potential candidates, the Governance and Nominating Committee endeavors to maintain an evergreen list of potential candidates.

Recommendation and Nomination

After consideration, the Governance and Nominating Committee will finalize its list of recommended candidates to the Board for its consideration. Candidates who are then recommended by the Governance and Nominating Committee and approved by our Board are included in our recommended slate of director nominees in our proxy statement.

The Governance and Nominating Committee reviewed a number of potential candidates and, together with the Chief Executive Officer and Executive Chairman. Members of the Governance and Nominating Committee often meet several candidates personally, both formally and socially.

With Mr. Gandossi electing not to stand for re-election at the Meeting and the nomination of Mr. Bueno to stand for election at the Meeting, the Governance and Nominating Committee recommended and the Board unanimously approved that the number of directors serving on the Board for the ensuing year be fixed at ten.

Potential Future Changes to Nomination Process

Our nomination policies are intended to provide a flexible set of guidelines for the effective functioning of our director nomination process. Our Governance and Nominating Committee reviews the nomination policy at least annually to consider and make such modifications as may be required to reflect our then needs and circumstances and to address any changes in applicable legal or listing standards. Our Governance and Nominating Committee may amend the nomination policy at any time, in which case the most current version will be available on our website.

Board Size Considerations

When determining its optimal size, the Board considers and balances two primary goals:

•	the business need for diversity of experience, perspective, and expertise that aligns with our strategic goals and objectives; and

•	the need to be small enough to permit effective and open discussion and responsive and timely decision making.

The Board believes ten directors to be an appropriate size for the scope and nature of our business.

Director Education

New Director Education

Our new director orientation program covers our vision, strategies, risks, financial matters, internal controls, corporate governance practices and policies, succession planning and non-director compensation. As part of such orientation, new directors generally visit our mills in person to better understand our operations and meet our senior operating people. The pandemic led to a delay in such in-person visits and meetings but they are currently scheduled to occur in 2022.

Continuing Education

Our continuing education program consists of regular visits to our operating facilities, meetings and social engagements with our operating personnel, customer visits and other meetings and visits on topical matters such as at research and development facilities. Directors also have access to committee meetings regardless of committee membership. We provide updates to our Board on relevant topics at meetings throughout the year. They also receive regular updates between board meetings on our results of operations and matters relevant to our business. We also provide ongoing education to our directors through participation in the National Association of Corporate Directors. We also reimburse directors who attend education programs and institutions for fees and related expenses.

Director Evaluation

Our Board annually reviews the effectiveness of the Board, its committees and individual directors as part of its ongoing commitment to improve their oversight, guidance and review of senior management.

This evaluation process is conducted by our Governance and Nominating Committee, which conducts an annual evaluation of our Board, Board committees and directors. The evaluation also evaluates our Executive Chairman, Chief Executive Officer and Lead Director. The process is led by the Lead Director, who is also the Chair of the Governance and Nominating Committee. Such evaluations include self-evaluations, peer evaluations and written questionnaires and/or one-on-one confidential interviews between the Lead Director and other individual directors. The results of such evaluations are shared by the Lead Director and the Governance and Nominating Committee with the entire Board. These evaluations help the Board develop priorities, form part of our assessment of the skills and competencies needed by the Board to support our strategic objectives, consider potential director nominee candidates and refine our corporate governance practices.

Expectations of our Directors

In assessing our director effectiveness, we consider the following to be key criteria in each individual’s performance:

DEDICATION • Prioritizes our needs • Commits fully to the accountability and success of our Board • Seeks to continuously improve and raise the bar	ENGAGEMENT • Engages fully and makes a meaningful contribution at all meetings • Actively promotes collegiality • Considers the input of others and provides thoughtful advice

INTEGRITY • Works for our greater good • Demonstrates high ethical standards • Upholds our values	COURAGE • Appropriately challenges the status quo • Can make tough decisions • Champions change

BUSINESS ACUMEN • Focuses on the right performance outcomes • Balances short-, medium- and longer-term objectives • Exhibits sound judgment and thoughtfully balances trade-offs	STRATEGIC ORIENTATION • Discusses pros and cons of strategic initiatives • Assesses global opportunities for alignment with our overall strategy

Shareholder Engagement

We believe that effective corporate governance should include regular, constructive conversations with our Shareholders. Over the past year, we have continued our engagement of Shareholders, including through the following:

•	certain of our executives meet regularly with financial analysts, investors and Shareholders and attend and present at investor conferences;

•	we broadcast live quarterly and annual earnings calls and archive them on our website;

•

Shareholders are encouraged to attend our annual meetings, where they have the opportunity to direct questions to our Chief Executive Officer and other NEOs. We have implemented a process for Shareholders to attend the Meeting through the Internet in order to better facilitate Shareholder participation; and

•	Shareholders can communicate with the Board as described below under “Shareholder Communications with Board”.

We also annually evaluate proxy season trends, corporate governance best practices, regulatory developments, shareholder feedback and our current practices.

Shareholder Communications with Board

Shareholders who wish to communicate with the Board (other than with respect to a complaint or concern regarding accounting, internal accounting controls or auditing matters which must be directed to the Audit Committee as described below) should send written correspondence to the Board in the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C., Canada V6C 1G8. The correspondence should indicate that the person sending the correspondence is a Shareholder and set out the purpose of such communication. The Secretary will: (i) forward the correspondence to the director to whom it is addressed or, in the case of correspondence addressed to the Board generally, to the Lead Director; (ii) attempt to handle the inquiry directly where it is a request for information about the Company; or (iii) not forward the correspondence if it is primarily commercial in nature or if it relates to an improper topic. All such correspondence will be summarized for the Board periodically, and each such correspondence will be made available to any director upon request.

Complaint Procedure

The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company’s employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked “Private & Confidential’’, to the Chair of the Audit Committee, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C., Canada V6C 1G8.

Shareholding Guideline for Non-Employee Directors and NEOs

We have a target shareholding guideline in place for our non-employee directors which provides that each non-employee director should, within three years of becoming a director, own a minimum number of Shares which is equal in value to three times the amount of their annual cash retainer. As of the Record Date, all of our non-employee directors who have been directors for at least three years as of such date, including our Lead Director, met the guideline amount.

Our share ownership policy for our NEOs which requires our Chief Executive Officer and Executive Chairman to hold Shares having a value equal to at least five times their base salary and our other NEOs to hold Shares with a value equal to three times their base salary. In addition to shares held outright, unvested equity grants such as restricted stock units or deferred share units that are only subject to a time vesting condition count towards the ownership threshold. NEOs will have five years from the date of the adoption of the policy in 2019 to achieve the required threshold.

Review and Approval of Related Party Transactions

The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than our and our Shareholders’ best interests. As a result, the Board prefers to avoid related party transactions. However, the Board recognizes that there are situations where related party transactions may be in, and not inconsistent with, our and our Shareholders’ best interests.

As a result, pursuant to our Governance Guidelines and the Audit Committee’s Charter, the Board has delegated to the Audit Committee responsibility for reviewing and approving the terms and conditions of all proposed transactions between us, any of our officers, directors or Shareholders who beneficially own more than 5% of our outstanding Shares, or relatives or affiliates of any such officers, directors or Shareholders, to ensure that such related party transactions are fair and are in our overall best interest and that of our Shareholders.

In the case of transactions with employees, a portion of the review authority is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.

The Audit Committee has not adopted any specific procedures for conduct of reviews and considers each transaction in light of the facts and circumstances. In the course of its review and approval of a transaction, the Audit Committee considers, among other factors it deems appropriate:

•	whether the transaction is fair and reasonable to us;

•	the business reasons for the transaction;

•	whether the transaction would impair the independence of one of our non-employee directors; and

•	whether the transaction is material, taking into account the significance of the transaction.

The Audit Committee has the authority to approve a related party transaction if the committee determines that the transaction is on terms that are not inconsistent with our and our Shareholders’ best interests.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Delinquent Section 16(a) Insider Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock or any other equity securities of ours. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from officers and directors, during the fiscal year ended December 31, 2021, each of our executive officers, directors and greater than 10% beneficial owners complied with the Section 16(a) filing requirements, except that we believe that three Form 4s with respect to three disposition transactions during 2020 and six Form 4s with respect to six disposition transactions during 2021 were not timely filed by an officer, being Eric Heine. These dispositions were reported by Mr. Heine on a Form 4 filed on May 18, 2021 and two Form 4s filed by Mr. Heine on December 23, 2021. As a result of such delinquent filings, the Compensation and Human Resources Committee reduced his fiscal 2021 short-term incentive plan awards by 50%.

DIRECTORS’ COMPENSATION

Directors’ Compensation

During the 2021 fiscal year, our non-employee directors received the following cash retainers and grants of restricted stock under the 2010 Stock Incentive Plan (the “2010 Plan”):

	Cash Retainer	Restricted Stock Awards

Non-Employee Directors (other than the Lead Director)	$70,000	$ 90,000(1)

Lead Director	$100,000	$ 100,000(1)

Chairman of Audit Committee	$20,000

Chairman of Compensation and Human Resources Committee	$20,000

Chairman of Governance and Nominating Committee	$20,000

Chairman of Environmental, Health and Safety Committee	$20,000

(1)

6,460, 6,345 and 6,065 shares of restricted stock were granted to our lead director, our former lead director and each of our non-employee directors, respectively, following our annual meeting of Shareholders held in 2021 and the restrictions thereon shall lapse on the first anniversary of the grant date, except as otherwise determined by the Compensation and Human Resources Committee. The grant date fair value is based on a Share value of $14.84, being the trading price at the time of grant multiplied by the number of stock awards.

Our lead director and other non-employee directors are annually awarded restricted stock with a grant date fair value of $100,000 and $90,000, respectively.

In fiscal 2021, we also reimbursed our directors for expenses incurred in connection with their duties as our directors. Our directors do not receive fees for attendance at meetings of the Board or a committee.

The Compensation and Human Resources Committee is responsible for reviewing annually our director compensation practices in relation to those of our peer group companies. Any changes to be made to our director compensation practices must be recommended by the Compensation and Human Resources Committee for approval by the full Board.

Director Compensation Table

The following table sets forth information regarding compensation paid to our non-employee directors in their capacity as directors during the 2021 fiscal year. Neither Mr. Lee, as our Executive Chairman, nor Mr. Gandossi, as our Chief Executive Officer, received any additional compensation for their respective services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

William D. McCartney	107,500	95,866	-	-	-	-	203,366

Keith Purchase	102,500	94,160	-	-	-	-	196,660

James Shepherd	90,000	90,005	-	-	-	-	180,005

Alan Wallace	90,000	90,005		-	-	-	180,005

Linda Welty	70,000	90,005	-	-	-	-	160,005

Rainer Rettig	70,000	90,005	-	-	-	-	160,005

Alice Laberge(3)	70,000	90,005	-	-	-	-	160,005

Janine North(3)	70,000	90,005	-	-	-	-	160,005

(1)

Stock awards granted to non-employee directors consisted of shares of restricted stock. The amounts shown represent the aggregate grant date fair value for shares of restricted stock, as determined under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding any forfeiture adjustments. For a discussion of the valuation assumptions, see Note 11 to our consolidated financial statements included in the 2021 Annual Report.

(2)

The grant date fair value is based on a Share value of $14.84 per Share, being the trading price at the time of grant, multiplied by stock awards of 6,065 shares of restricted stock which were granted to each of our non-employee directors, or 6,460 shares of restricted stock to our Lead Director or 6,345 shares of restricted stock to our former Lead Director, after our annual meeting of Shareholders held in 2021, provided that such non-employee director was either elected to the Board for the first time at such annual meeting or not elected to the Board for the first time at the 2021 annual meeting but will continue to serve as a member of the Board after the meeting and has been a director for at least six months.

(3)	Ms. Laberge and Ms. North were appointed to the Board on February 17, 2021.

EXECUTIVE OFFICERS

The following provides certain background information about each of our executive officers other than Jimmy S. H. Lee and Juan Carlos Bueno, whose information appears above under “Nominees for Election as Directors”:

David K. Ure, age 55, has been our Chief Financial Officer and Secretary since July 2015. He also served as Vice President, Finance from 2013 to 2015 and was our Vice President, Controller from 2006 to 2010. Mr. Ure also served as Vice President, Finance of Sierra Wireless Inc. and as Controller at various companies including Catalyst Paper Corp., Pacifica Papers Inc., and Trojan Lithograph Corporation, as well as Chief Financial Officer and Secretary of Finlay Forest Industries Inc. Mr. Ure has over 15 years’ experience in the forest products industry. He is currently a director of FPInnovations and has also served on various non-profit boards in the neuro developmental research, child disability and family support spaces and currently sits on the boards of Kids Brain Health Network Inc., Semiahmoo House Society and Peninsula Estates Housing Society. He holds a Bachelor of Commerce in Finance from the University of British Columbia, Canada and is a member of the Chartered Professional Accountants of Canada.

Adolf Koppensteiner, age 61, was appointed Chief Operating Officer effective January 1, 2018 and previously has served as Managing Director, Operations and Technical of the Stendal mill since October 2013. Previously, he served as Mill Manager at the Rosenthal mill since joining Mercer in 2007. In the past, Mr. Koppensteiner was Managing Director of Kvaerner Central Europe, where he was responsible for sales and service for fifteen years. His whole career has been in the pulp and paper industry, where he has held a variety of positions building up significant experience in engineering, project work, and pulp mill start-ups, as well as the development and optimization of operating processes.

Wolfram Ridder, age 60, has served as Vice President of Business Development since 2005, prior to which he served as Managing Director at Mercer’s Stendal mill from 2001 to 2005. Mr. Ridder also served as Vice President Pulp Operations, Assistant to Chief Executive Officer from 1999 to 2005 and Assistant Managing Director at the Rosenthal mill from 1995 to 1998. Prior to joining Mercer, Mr. Ridder worked as a Scientist for pulping technology development at the German Federal Research Center for Wood Science and Technology in Hamburg from 1988 to 1995. Mr. Ridder has a Master of Business Administration and a Master of Wood Science and Forest Product Technology from Hamburg University.

Guy Arguin, age 58, became our Chief Human Resources Officer on January 10, 2022. Mr. Arguin was previously Senior Vice President, Human Resources for the Global Resources sector of SNC-Lavalin and Senior Vice President Human Resources and Human Resources Director with British American Tobacco across the Middle East, Northern Europe, France and Canada. Mr. Arguin started his professional career with Domtar in Montreal. Mr. Arguin has a diversity of Human Resources experiences across several sectors including in engineering and consulting services, oil & gas, mining, consumer products and pulp and paper. He holds a Master’s Degree in Industrial Relations and Human Resources from the Universite du Quebec en Outaouais and a Bachelor of Arts in Industrial Relations from McGill University. He is also a Certified Human Resources Professional and a certified Executive Coach from the Academy of Executive Coaching in the U.K.

Leonhard Nossol, age 64, has served as our Group Controller for Europe since August 2005. He has also been Managing Director of Rosenthal since 1997 and the sole Managing Director of Rosenthal since 2005. Before joining Mercer, Mr. Nossol was Director, Finance and Administration for a German household appliance producer from 1992 to 1997. Prior to this, he was Operations Controller at Grundig AG (consumer electronics) in Nürnberg. Mr. Nossol has been a member of the board of directors of the Pulp and Paper Association of Germany since 2014 and was elected as the speaker of the forest and wood unit of such association since 2014. He has been a member of the German Industry Federation’s (BDI) Tax Committee since 2003. He was elected President of the German Wood Users Association (AGR) in 2013. He is also a member of the Scientific Advisory Board of Germany’s Thünen Institute, the federal research institute for forestry, fishery and agriculture. Mr. Nossol holds a Political Science degree from Freie Universität Berlin and a degree in Business Management from the University of Applied Sciences in Berlin.

Richard Short, age 54, has served as Vice President, Controller since February 2014 and as Controller from November 2010 to February 2014, prior to which he served as Director, Corporate Finance since joining Mercer in 2007. Previous roles include Controller, Financial Reporting from 2006 to 2007 and Director, Corporate Finance from 2004 to 2006 with Catalyst Paper Corporation and Assistant Controller at the Alderwoods Group Inc. Mr. Short holds a Bachelor of Arts in Psychology from the University of British Columbia and has been a member of the Chartered Professional Accountants of Canada since 1993.

Eric X. Heine, age 58, has served as Vice President of Sales and Marketing for North America and Asia since June 2005. Mr. Heine was previously Vice President Pulp and International Paper Sales and Marketing for Domtar Inc. from 1999 to 2005. Mr. Heine has over twenty-five years of experience in the pulp and paper industry, including developing strategic sales channels and market partners to build corporate brands. He holds a Bachelor of Science in Forestry (Wood Science) from the University of Toronto, Canada.

Genevieve Stannus, age 52, has served as Vice President, Treasurer since February 2021 and as Treasurer from July 2005 to February 2021, prior to which she served as Senior Financial Analyst since joining Mercer in August 2003. Prior to her role at Mercer, Ms. Stannus held Senior Treasury Analyst positions with Catalyst Paper Corporation and Pacifica Papers Inc. Ms. Stannus has over twenty years of experience in the forest products industry. She is a member of the Chartered Professional Accountants of Canada.

Brian Merwin, age 48, has served as Vice President, Corporate Development, since February 2019 and was previously Vice President, Strategic Initiatives since February 2009. Mr. Merwin previously held roles within Mercer such as Director, Strategic and Business Initiatives, and Business Analyst. Mr. Merwin has a Master of Business Administration from the Richard Ivey School of Business in Ontario, Canada and a Bachelor of Commerce degree from the University of British Columbia, Canada. He has over 15 years of industry experience, including M&A, corporate development, strategy, capital projects, innovation and business integration.

SHARES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

There were 66,131,298 Shares issued and outstanding on the Record Date. Each Share is entitled to one vote on each matter at the Meeting.

Share Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of our Shares as of the Record Date by each Shareholder known by us to own more than five percent (5%) of our outstanding Shares other than as set forth under “Share Ownership of Directors and Executive Officers” below. Such information is based solely upon statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)
Peter R. Kellogg c/o IAT Reinsurance Co. Ltd. 48 Wall Street, 30th Floor New York, NY 10005	23,201,000(2)	35.1%
Gates Capital Management, L.P. 1177 Ave. of the Americas 46th Floor New York, NY 10036	3,495,572(3)	5.3%
Dimensional Fund Advisers LP Building One 6300 Bee Cave Road Austin, TX 78746	4,490,694(4)	6.8%
Blackrock, Inc. 55 East 52nd Street New York, NY 10055	4,443,058(5)	6.7%

(1)	The percentage of outstanding Shares is calculated out of a total of 66,131,298 Shares issued and outstanding on the Record Date.
(2)	Based on a Form 4 filed on March 9, 2022, Mr. Kellogg holds 621,000 Shares directly and 22,580,000 Shares indirectly via various entities, including IAT Reinsurance Co. Ltd.
(3)

Based on Schedule 13G/A (Amendment No.12) filed on February 14, 2022 jointly with Gates Capital Management GP, LLC, Gates Capital Management, Inc. and Jeffrey L. Gates, in which each of the aforementioned entities has shared voting power over 6,329,112 Shares.

(4)	Based on Schedule 13G/A (Amendment No.6) filed on February 8, 2022.
(5)	Based on Schedule 13G/A (Amendment No.2) filed on February 3, 2022.

Share Ownership of Directors and Executive Officers

The following table sets forth information regarding the ownership of our Shares as of the Record Date by: (i) each of our directors and nominees for director; (ii) each of our NEOs, being our Executive Chairman, Chief Executive Officer, Chief Financial Officer and the two other most highly compensated executive officers; and (iii) all of our directors, director nominees and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Shares set forth opposite his name. Each person has indicated that he or she will vote all Shares owned by him or her in favor of each of the proposals to be considered at the Meeting.

Name of Owner	Number of Shares Owned	Percent of Outstanding Shares(1)

Jimmy S.H. Lee(2)	1,900,317	2.9%

David M. Gandossi(2)	198,211	*

William D. McCartney(3)	89,695	*

James Shepherd(3)	52,940	*

Keith Purchase(3)	71,715	*

Alan Wallace(3)	40,290	*

Linda Welty(3)	20,225	*

Rainer Rettig(3)	11,150	*

Janine North(3)	6,065	*

Alice Laberge(3)	7,065	*

David K. Ure(2)	66,235	*

Adolf Koppensteiner(2)	30,972	*

Wolfram Ridder(2)	65,174	*

Juan Carlos Bueno(2)(4)	0	*

Directors, Director Nominees and Executive Officers as a Group (19 persons)	2,820,281	4.3%

*	Less than one percent (1%) of our issued and outstanding Shares on the Record Date.
(1)	Based on 66,131,298 Shares outstanding on the Record Date.
(2)	Does not include performance share units granted under the 2010 Plan that have not vested as of the Record Date.
(3)

In June 2021, 6,065 restricted shares were granted to each non-employee director (other than our Lead Director, who was granted 6,460 restricted shares and other than to Mr. Purchase, who was granted 6,345 restricted shares in connection with his role as lead director of the Company to May 31, 2021) in connection with his or her role as a non-employee director of Mercer. These restricted shares vest and become non-forfeitable on May 31, 2022 unless a change in control of the Company occurs prior thereto.

(4)

Mr. Bueno was appointed our President and Chief Executive Officer effective May 1, 2022, and will be standing for election at the Meeting. He was granted 50,000 restricted stock rights which vest on May 2, 2023.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation and Human Resources Committee is a current or former employee of the Company or has had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of our current executive officers has ever served as a member of the Board or compensation committee (or other Board committee performing equivalent functions) of any other entity that has or has had one or more of its executive officers serve as a member of our Board or our Compensation and Human Resources Committee.

INDEPENDENT COMPENSATION CONSULTANTS

The Compensation and Human Resources Committee has the authority to engage independent compensation consultants. It has in the past and may in the future engage an outside consultant to assist it in assessing our executive compensation programs.

In 2021, the Compensation and Human Resources Committee engaged the services of an independent compensation consultant, Mercer Canada, which is a wholly-owned subsidiary of Marsh & McLennan Companies (“MCC”), to perform an executive compensation review, including a compensation review for our incoming Chief Executive Officer, and was charged $69,221 in connection with such engagement.

In furtherance of maintaining the independence of the committee’s compensation consultants, the committee has sole authority to retain, terminate and obtain the advice of any selected consultant. Additionally, the committee’s consultant will not perform any services for management unless approved by the committee.

Based on the policies and procedures implemented by the Compensation and Human Resources Committee and by MCC to ensure the objectivity of MCC’s executive compensation consulting services, the committee believes that the consulting advice it received from MCC is objective and not influenced by MCC’s other relationships with us.

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee is fully engaged in both the goal setting and decision-making processes for our executive compensation programs. The Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussions, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into our 2021 Form 10-K.

Submitted by the members of the Compensation and Human Resources Committee.

Keith Purchase, Chair

James Shepherd

Alan Wallace

Rainer Rettig

Alice Laberge

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information on our executive compensation programs. It discusses key objectives, policies, elements and designs of our executive compensation program and the considerations and reasons driving the Compensation and Human Resources Committee’s decisions on compensation for our named executive officers (“NEOs”) for fiscal 2021. While the principles and objectives of our executive compensation programs extend to all of our executives, this CD&A primarily covers the compensation provided to our NEOs.

In this discussion and under “Compensation Objectives, Framework and Components”, “Compensation Decisions and Outcomes” and “Executive Compensation Tables”, “Committee” or “Compensation Committee” means the Compensation and Human Resources Committee.

For fiscal 2021, our NEOs were:

Jimmy S.H. Lee Executive Chairman and Director	David M Gandossi(1) President, Chief Executive Officer and Director	David K. Ure Chief Financial Officer and Secretary

Adolf Koppensteiner Chief Operating Officer	Wolfram Ridder Vice President of Business Development

(1)	Mr. Gandossi will step down as Chief Executive Officer and President on May 1, 2022 and is not standing for re-election as a director.

All of our NEOs are paid in currencies other than dollars. Messrs. Gandossi and Ure are paid in Canadian dollars and the remaining NEOs are paid in euros. As a result, reported compensation amounts decline in periods when the dollar strengthens against the euro and Canadian dollar and conversely increase when the dollar declines versus such currencies.

In this Proxy Statement, unless otherwise noted, such amounts have been converted into dollars using the relevant average exchange rate for the year based on the noon buying rates as certified for customs purposes by the Federal Reserve Bank of New York and posted by the Federal Reserve Board of Governors. Applying this formula, the value of the C$ and euro to the dollar for the following fiscal years was as follows:

	2021	2020	2019
C$	0.7981	0.7457	0.7537
euro	1.1830	1.1410	1.1194

Executive Compensation Objectives and Program Design

As part of the design of our pay programs and the evaluation of performance of our NEOs, the Committee, among other things, considers the following strategic and other objectives and performance measures that form the framework of our compensation philosophy:

OBJECTIVES	PERFORMANCE MEASURE AND WHY IT MATTERS
Operate World Class Assets

The operation and maintenance of modern, low-cost, reliable and energy efficient operations is key to produce stable returns through the economic cycle. Further, our manufacturing operations are capital intensive and complex. Our executives’ ability to operate and maintain our assets at a high standard differentiates us from older, higher cost, lower efficiency competitors. We consider EBITDA to be the best indicator of our ability to successfully manage our assets. We also believe that EBITDA is the best indicator of the success of our executives to meet the objectives of our shareholders. In addition, we measure operating production and unit cost at each mill and the contribution of our NEOs in achieving these targets. To measure our executives’ performance against certain of our peer group, we also measure EBITDA versus applicable TSR Peer Group Companies (as hereinafter listed), both on an absolute basis and on an EBITDA per unit of production basis.

Grow and Diversify in Our Core Competencies

We are focused on growth in areas where we have a clear leadership position or high degree of competence to ensure that we can add value for Shareholders. We believe that a larger company will benefit Shareholders in terms of improved equity trading, liquidity and reduced variability of earnings. In addition, diversification can enhance the efficiency of our operations and reduce operational risks by increasing the value of the by-products we produce and by providing security of supply and lowering the price of key inputs to our production processes. Our core competencies lend themselves to growth in the areas of pulp, wood products, wood extractives and green energy. We measure our NEOs’ performance in respect of our long-term performance based on Absolute Return on Average Assets and Relative Total Shareholder Return. We believe that our growth in areas of our core competencies should allow us to achieve improved profitability returns and superior shareholder returns. These performance measures are the best indicators of our executives’ long-term performance in creating Shareholder value due to the growth initiatives we pursue.

Manage the Integrity of our Balance Sheet and Liquidity

We focus on maintaining a balance sheet that allows us to advance our objectives through the full economic cycle, while giving us some flexibility to take advantage of strategic growth opportunities and returning capital to Shareholders. Our NEOs’ contributions to maintaining a strong balance sheet throughout the economic cycle is important to enhancing long-term Shareholder value.

Sustainable Operations

We seek to meet best in class ESG standards. We measure the performances and contributions of our NEOs in achieving various targets in each of these areas. We believe a high performance in these ESG standards is critical for our business and directly correlated to efficient operations and manufacturing performance. Further, we believe that our products, which are: (i) renewable wood-based fiber; (ii) carbon sequestering solid wood products; (iii) green energy; and (iv) naturally sourced wood extractives, are becoming more important for a world seeking to limit its reliance on fossil fuel-based products.

Develop Top Talent to Drive Sustainability and Execute our Strategy

Developing our talent through effective human capital management is a key component of our focus on sustainability and is critical to achieving our strategic objectives. We strive to develop a culture that attracts and develops the most talented people, teams and leaders. An important component of all of our executives’ performance assessment is their ability to develop people, teams and leaders.

Individual Objectives	Our NEOs’ progress on meeting pre-set and approved individual objectives for the fiscal year, most of which fall into the objectives above.

COMPENSATION OBJECTIVES, FRAMEWORK AND COMPONENTS

Objectives

Our executive compensation program is designed to achieve the following key objectives:

Target Pay Competitively	Align Compensation Metrics with Business Purpose

Attract and retain top talent by competing effectively for high quality individuals whose efforts and judgments are vital to our continued success	Closely align compensation with our business purpose and commitment to Shareholder value creation by focusing on long-term sustainable growth
Encourage Outcomes and Behaviors	Pay-for-Performance

Create an environment in which our executives are motivated to achieve and maintain superior performance levels and goals consistent with our overall business strategy	Reward and compensate our executives for their contributions to our overall success and for their individual performance
Align Interests with Shareholders	Modify Compensation to Align with Business Needs

Align the interests of our executives with the long-term interests and value performance of our Shareholders	Given the cyclicality of the industry in which we operate, provide the Board the discretion to modify compensation targets to meet business needs at the time

Key Principles

Our compensation framework for our NEOs is principally performance-based to support our overall business objectives and increase long-term Shareholder value. It is focused on the following key principles:

Market Competitiveness	At Risk Incentive Pay

Total target compensation levels should be competitive and at market median with other comparable companies operating within the forest products industry and other companies with which the Company competes for executive talent

A greater percentage of compensation for senior management should be tied to performance against measurable objectives, the majority of which are directly tied to our corporate performance
Pay-for-Performance	Shareholder Alignment

Compensation should be linked to both individual and our overall performance	Rewards should be linked to the creation of long-term Shareholder value including through the use of equity-based awards as a meaningful portion of our executives’ compensation
Flexible Short-Term and Long-Term Incentives	Simple Pay Programs

Fixed and variable and short and long-term compensation programs should be balanced to reinforce a performance-based culture	Overall compensation simplicity should be maintained to ensure broad employee understanding and acceptance
Clear Communication

Compensation should clearly communicate desired behavior and incentive pay programs should reward the achievement of performance goals by executives

Compensation Mix

We seek to accomplish our executive compensation objectives through an appropriate mix of short-term and long-term compensation, by providing a larger percentage of our executive officers’ total compensation opportunity in the form of equity compensation and by ensuring that a significant portion of our executive officers’ total pay opportunity is in the form of performance-based or at risk compensation.

In general, employees with more ability to directly influence overall business performance have a greater portion of:

•	variable, performance-based pay at risk; and

•	overall compensation provided through long-term incentives and equity incentive programs.

Fixed vs. Performance-based Compensation. We believe our mix of fixed (primarily base salary) and performance-based compensation (primarily annual cash incentives and PSUs), supports our overall pay-for-performance culture and drives superior business performance. The percentage of an executive’s compensation opportunity that is performance-based, versus fixed, is based primarily on the employee’s role.

For fiscal 2021, our Chief Executive Officer’s and Executive Chairman’s percentage of target variable performance-based compensation to total target compensation was 75% and 72%, respectively.

Short-term vs. Long-term Compensation. We believe our total compensation mix of short-term (primarily base salary and annual cash incentive bonuses) and long-term (primarily performance share units which have a three-year performance period) incentives, encourages focus on both long-term strategic objectives and shorter-term business objectives without excessive risk.

Cash vs. Equity Compensation. We believe our mix of cash (base salary and annual cash incentive bonuses) and equity (primarily PSUs) compensation, with a significant portion of each executive officer’s total compensation opportunity coming through equity incentive grants, closely aligns the interests of our executives with those of our Shareholders.

Compensation Components

To achieve our objectives, we use a mix of four compensation components, being base salary, annual cash incentive bonuses, long-term equity incentives and other perquisites intended to be competitive in the market and with our competitors.

Our executive compensation program is comprised of the following core components:

COMPONENT	PURPOSE	KEY FEATURES	CHANGES FOR 2021

Base Salary • Cash	Compensate executives competitively for their roles at the Company. Attract and retain high quality executives

•   Based primarily upon job responsibilities, level of experience and skill as well as performance compared with annually established financial or individual objectives.

•   Consideration given to the impact an NEO is expected to make to our business in the future.

•   Targeted within the median range of our peer companies and consideration given to the markets in which we operate.

•   Provides a consistent cash flow to employees.

•   Committee normally considers salary adjustments for executive officers annually in the first quarter of the year.

•   Increases in salaries are generally based on the market level salary for the role an executive serves, overall budgets and specific talent needs. Small periodic adjustments are also made to reflect cost of living increases.

None.

Annual Incentive Bonus Incentives	To motivate and reward the achievement of financial and strategic

•   Based on the expectations of the Board and management for our financial and operating performance for a fiscal year including the contribution of an NEO in achieving the our goals as set forth in our short-term incentive plan.

None.

• Cash	priorities during the year

•   It also includes the NEO’s achievement of the individual goals established for each NEO annually based upon such NEO’s position and responsibility.

•   Measure our NEO’s performance in achieving our financial, strategic and other goals.

•   Consideration of recommendations by our Chief Executive Officer for bonuses to be paid to our NEOs other than our Executive Chairman and Chief Executive Officer.

Long-term Equity Incentives • Performance Share Units • Restricted Stock • Restricted Stock Rights • Performance Shares	To drive and reward long-term Shareholder value creation and to retain executives

•   Generally based upon the long-term financial and operating expectations of the Board and management and the contribution an executive officer is expected to make in the future in achieving such expectations.

•   Granted primarily in the form of performance share units with a three-year vesting period.

•   Generally produce value to our NEOs if the price of our Shares appreciates, thereby aligning their interests with those of Shareholders through increased Share ownership.

•   All equity awards thereunder are granted at fair market value as of the date of grant. We define “fair market value” as the closing market price of our Shares quoted on NASDAQ on the date of grant.

•   Incentive grants reviewed on an annual basis as part of the Committee’s analysis of total compensation and the balance between the different elements thereof.

For 2021, we adjusted the performance criteria to better match our long-term financial and share objectives, being the Absolute Return on Average Assets and Total Shareholder Returns for performance share units.

Perquisites and Other Benefits • Automobile • Health and retirement programs • Living/housing	To provide market-typical benefits to executives

•   Structured to be within a reasonably competitive range relating to our peer companies.

•   Automobile benefits include the lease of a vehicle along with the fuel and maintenance expenses thereon.

•   Health benefits may include periodic physical consultations, dental and pharmaceutical benefits.

•   Contributions made to a defined contribution pension arrangement to the extent permissible by law on a tax deferred basis. Depending on the retirement program, amounts in excess of those allowed by tax authorities are recorded in unfunded accounts or remitted to an investment account with a third party fund until retirement or termination.

•   In lieu of other benefits such as automobile, medical, pension and retirement programs, our Executive Chairman receives a lump sum living allowance of €75,000 per annum in recognition of his significant travel schedule pursuant to the terms of his employment agreement.

•   Our Chief Operating Officer receives a housing allowance of €10,200 as he is required to live near the Stendal mill for much of the work week.

None.

Other • Severance and change of control provisions	To provide protection against termination of employment for reasons beyond the executive’s control	• Provided in certain executive employment contracts. • No “single trigger” change of control contracts.	None.

Compensation Governance

The Compensation Committee consists of five independent directors. During 2021, the Committee met five times and it has overall responsibility for determining our compensation objectives and philosophy, and reviewing and recommending the strategy and design of our compensation, equity-based and benefits program. The Committee is also involved in considering the results of annual performance evaluations and reviewing succession plans for leadership roles.

The Committee also continually reviews and considers best practices in executive compensation, Shareholder expectations and compensation practices of what we consider to be our peer companies in making its decisions regarding appropriate compensation levels.

The Committee submits key compensation elements for our executives to the independent members of the Board for their review and approval.

The Committee also receives information and support from independent compensation consultants, as well as management, both of which are considered in the ultimate recommendations the Committee makes to the Board.

Chief Executive Officer and Executive
Chairman set strategic direction and

Chief Executive Officer makes

compensation recommendations and

submits performance evaluations for

executives other than himself and

Executive Chairman

Oversees compensation

programs, reviews and

recommends compensation

packages, objective performance

measures, targets and goals for

the executive leadership team

and ensures compensation aligns

to compensation philosophy

Approves the Committee’s recommendations related to compensation strategy, design and outcomes

Annual Compensation Process

The Committee has a charter, which it reviews at least annually, which sets out the items that it will address during the year. The Committee primarily reviews and approves items related to the Chief Executive Officer and the Executive Chairman as well as broader executive officer compensation, including annual reviews of objective performance measures, performance targets and goals for executives participating in the Company’s annual incentive bonus plans and long-term incentive plans.

Our executive compensation decisions are generally made after the end of our fiscal year and when our financial statements for such year are finalized. Thus, in February 2022 the Committee approved bonuses and awards for fiscal 2021, together with base salaries for 2022. During each year, the Committee monitors performance and evaluates comparison group compensation data which it uses to finalize awards made after the fiscal year end. The Committee’s annual work plan includes, among other things, the following matters:

Compensation and Human Resources Committee Annual Work Plan
Dec. – Feb.	Mar. – May	Jun. – Aug.	Sep. – Nov.

•   Evaluate prior year business performance and individual contributions in order to determine compensation decisions

•   Approve fiscal year compensation program design, long term incentive awards and performance metrics for all incentive plans

•   Review and approve officer annual objectives

•   Review Senior Executive Development Plans

•   Review Succession Planning practice and strategy

•   Review peer companies and benchmarking parameters

•   Review Committee performance

•   Review and approve CD&A

•   Review ‘say-on-pay’ results

•   Review market trends and regulatory updates

•   Review benefit plans, perquisites, executive agreements and other executive policies

•   Review Succession and Development Plans for executives and key managers

•   Provide Company objectives and targets for next fiscal year

• Review Senior Executive Development Plans

• Overall review of executive compensation program, levels and competitiveness

• Review Compensation Risk Assessment

• Review preliminary incentive plan for next fiscal year

• Provide preliminary corporate assessment

• Approve Committee charter

Every Meeting

•  Review and approve minutes for prior meetings

•  Review performance progress updates against the incentive plan

•  Retain compensation consultants, as required, and review any independent reports

•  Review work with full Board

Management’s Role in the Executive Compensation Process. With the exception of our Chief Executive Officer, our NEOs do not play a role in evaluating or determining executive compensation programs or levels. Our Chief Executive Officer annually submits for consideration to the Committee performance evaluations for our NEOs (other than the Executive Chairman and himself) and recommendations as to their compensation levels, including salaries and bonuses. These recommendations are based upon performance against their annual performance goals and other performance factors. Such recommendations are also consistent with our compensation objectives. The Committee approves each NEO’s compensation in a meeting of the independent directors without management present.

The Committee does not request, and management does not provide, specific recommendations for compensation for our Chief Executive Officer or Executive Chairman. In accordance with NASDAQ rules, neither our Executive Chairman nor our Chief Executive Officer was present when his compensation was being discussed or approved, did not vote on executive compensation matters and neither they nor other members of management attended executive sessions of the Committee.

Geographic Considerations. As our operations are located primarily in Europe, Canada, the United States and Australia, we also consider local market pay practices, availability of qualified management and the local cost of living.

Use of Board Discretion. The Board, through the Committee, retains the discretion to lower the compensation of our executives, including NEOs, even when the performance goals or targets of any aspect of the plans are achieved. In making such decisions, the Committee will consider a number of factors including the recommendation of the Chief Executive Officer, our overall financial condition, the state of the markets generally, and any other factor the Committee considers relevant.

Use of Consultants in Executive Compensation Process. For fiscal 2021, the Committee engaged MCC as its outside independent compensation consultant. The consultant attended meetings and had telephonic consultations with the Committee and its members as requested by the Committee Chair. During fiscal 2021, MCC assisted in our reviewing and considering, among other things, our:

•	total direct compensation for our NEOs (primarily base salaries);

•	short-term incentives and plans (primarily annual cash incentive bonuses);

•	long-term equity incentives and plans (primarily PSUs); and

•	selecting an appropriate group of peer companies for benchmarking and comparative purposes.

As part of their engagement, MCC conducted a detailed review of our NEOs’ compensation. Such review considered the three principal components of our NEOs’ compensation being base salary, STIP and LTIP. The review compared our NEOs’ compensation relative to market. As a result of the nature of our global operations, where our NEOs are situate and the location of our competitors, MCC reviewed our compensation relative to market practices in each of Canada, the United States and the European Union. Additionally, MCC provided input in reviewing and validating information, compensation programs and recommendations. Finally, in their work and report, MCC considered and looked at different peer groups in each of Canada, the United States and the European Union on a market-by-market basis and assisted the Committee in selecting an appropriate peer group.

Compensation Peer Group Companies and Benchmarking. The Committee annually reviews executive compensation levels and programs at various “peer group” companies, which are principally comprised of “small cap” and “mid-cap” forest and paper products companies operating in Canada, the United States and the European Union. Such companies generally have equity capitalization ranging between $150 million and $5 billion.

The report provided by MCC looked at and considered public filings from the following companies, categorized by geographic markets, which the Committee used for benchmarking purposes for fiscal 2021:

Canadian Comparator Group	European Comparator Group	United States Comparator Group

•  West Fraser Timber Co. Ltd.;

•  Canfor Corporation;

•  Cascades Inc.;

•  Resolute Forest Products Inc.;

•  Methanex Corporation;

•  Interfor Corporation;

•  Stella-Jones Inc.;

•  Western Forest Products Inc.; and

•  Chemtrade Logistics Income Fund.

•  Wacker Chemie AG;

•  Symrise AG;

•  Huhtamäki Oyj;

•  Fuchs Petrolub SE;

•  K+S Aktiengesellschaft;

•  Kemira Oyj;

•  Metsä Board Oyj;

•  Sto Se & Co. KGAA;

•  SGL Carbon SE;

•  ENCE Energía Y Celulosa, S.A.;

•  Borregaard ASA;

•  Suominen Oyj; and

•  Rottneros AB (PUBL).

•  UFP Industries, Inc.;

•  Trinseo PLC;

•  Rayonier Advanced Materials Inc.;

•  Clearwater Paper Corporation;

•  Verso Corporation;

•  Schweitzer-Mauduit International, Inc.;

•  Glatfelter Corporation; and

•  Neenah, Inc.

The list of compensation peer group companies used for fiscal 2021 was updated by the Committee from fiscal 2020 to take into account the comparative market work done by MCC, the changing landscape of our industry (including competitors that were no longer independent or public companies), to do a geographic “market check” and to better reflect a group that is more appropriately comparable to us in terms of industry, international presence, the markets in which we compete for talent and size across various financial measures. The Committee determined such comparator companies were suitable to permit us to ensure that our compensation levels are within the range of comparative norms. In addition, these companies have executive compensation data that is publicly available.

We generally target salaries, bonuses and incentive compensation towards a median level or 50th percentile range on a size and geographically adjusted basis relative to peer companies for similarly experienced executives performing similar duties. Generally, awards are made within this range, although our program is flexible enough to allow the Committee to provide compensation above or below the 50th percentile in cases of exceptional individual and corporate performance or other individual factors relating to an NEO’s performance. We benchmark against median compensation because it allows us to attract and retain executives, provides an incentive for executives to strive for better than average performance to earn better than average compensation and helps us to manage the overall cost of our compensation program.

While the Committee believes it is important to periodically review benchmarking data to determine how our executive compensation program compares to the programs used by peer companies, such reference points are only one element it uses in structuring our executive compensation program.

Target and Maximum Incentives and Realized Pay

For both our STIP and LTIP we establish “target” amounts and “maximum amounts”. These amounts are established as a percentage or multiple of an executive’s “base salary”. For example, in fiscal 2021, our Chief Executive Officer’s STIP target was 100% of his base salary and his maximum was 200% of his base salary. Generally, executives with more senior positions will have higher target and maximum levels under our STIP and LTIP. We use this methodology not only for our NEOs but also for a broad group of executives. The actual amount our executives receive under our STIP and LTIP is based upon the Committees’ assessment and determination of their achievement of the applicable performance metrics thereunder.

In assessing the effectiveness of our compensation programs, the Committee also considers and benchmarks our NEOs’ realized pay. We consider realized pay to be the actual compensation amount our NEOs receive in any fiscal year and is principally comprised of base salary, the actual STIP amount received and LTIP equity grants that vested in such year.

We believe this methodology of our STIP and LTIP provides our executives with competitive compensation opportunities while aligning with our Shareholders’ interests.

Short-Term Incentive Plan

The Committee believes that the STIP:

•	closely aligns with Shareholder interests;

•	rewards our NEOs and executives by producing objective outcomes that are closely aligned with the interests of Shareholders; and

•	is transparent to executives and Shareholders.

Our STIP provides that:

•	awards will be based upon five components, being: (i) overall corporate Operating EBITDA; (ii) safety; (iii) productivity; (iv) unit production costs; and (v) individual achievement;

•

the corporate Operating EBITDA component comprising 40% of the STIP for all executives is measured by how our Operating EBITDA achievement compares to the “target” Operating EBITDA (“STIP Target EBITDA”). STIP Target EBITDA is established and determined by the Committee based on estimates of EBITDA under mid-cycle pricing assumptions. At the end of each year, actual Operating EBITDA is compared to the STIP Target EBITDA, and the achievement of this component is measured. For fiscal 2021, the STIP Target EBITDA and payout are as follows:

% of STIP Target EBITDA Achieved	Payout of Target

<52%	0%

52%	50%

100%	100%

>150%	200%

•	the safety component, comprising 10% of the STIP for all eligible executives, is measured as follows:

Safety Target	Payout of Target

TRIR(1) exceeding highest TRIR in last 3 years or 2.0	0%

TRIR equal to or higher of highest TRIR in last 3 years or 2.0	50%

TRIR is equal to 90% of the average of last 3 years	100%

TRIR is equal to or better than 90% of lowest TRIR in any of past 3 years	200%

(1)	Total Recordable Incident Rate

•	the production component, comprising 20% of the STIP for those eligible executives, is measured as follows:

Budgeted Production	Payout of Target

<95%	0%

95%	50%

100%	100%

>103%	200%

•	the costs component, comprising 10% of the STIP for those eligible executives, is measured as follows:

Budgeted Costs	Payout of Target
>115%	0%
115%	50%
100%	100%
<90%	200%

•

the individual component, comprising 20% of the STIP for those eligible executives, will be measured against annual goals and performance targets provided by management and reviewed and approved by the Committee;

•	the measurement period will be a fiscal year and awards will be determined after year-end audited financial statements have been provided to and reviewed by the Committee;

•	for each of the STIP components above a stipulated minimum threshold, the Committee “interpolates” performance within ranges; and

•	the awards under the STIP were determined in February 2022 for fiscal 2021.

The following sets out the annual bonus opportunities of our NEOs as a percentage of their 2021 base salary upon achieving the STIP target components:

	Target	Maximum

Jimmy S.H. Lee	100%	200%

David M. Gandossi	100%	200%

David K. Ure	67%	134%

Adolf Koppensteiner	50%	100%

Wolfram Ridder	35%	70%

The Committee has discretion to lower awards under the STIP if it determines that circumstances so warrant.

Long-Term Incentive Program

Our 2010 Plan allows the Committee to grant equity awards to our executives in the form of options, stock appreciation rights, restricted stock, restricted stock rights, performance shares and performance share units.

Pursuant to our Long-Term Incentive Plan (the “LTIP”), the Committee primarily uses “performance share units”, or “PSUs”, to provide long-term equity based compensation to our executives, including our NEOs.

Such PSUs vest after a three-year period and, as such, are designed to reward sustained performance over the period, rather than over a single year. As a result, we believe PSUs incent executives to drive long-term performance, thereby aligning our executives’ interests with the long-term interests of Shareholders.

Pursuant to the LTIP, we make annual grants of PSUs to our executives that vest based on the Committee’s assessment of the achievement of certain prescribed three-year performance criteria. Commencing in 2019, the performance criteria for PSUs is comprised of:

•	“Absolute Return on Average Assets” (“ROAA”); and

•	“Relative Total Shareholder Return” (“TSR”),

(the “LTIP Performance Criteria”).

To incent performance, each component of the LTIP Performance Criteria has a scale so that an executive can achieve from 0% to 200% of the target award amount, with the Committee “interpolating” performance between ranges above the stipulated minimum threshold, below which there will be no payment. For fiscal 2021, we adjusted the performance criteria for ROAA and TSR to better match our long-term financial and share objectives. Each of the following LTIP Performance Criteria elements are weighted equally:

(1)	ROAA. Calculated by dividing our net income by average assets, with the result for the three-year performance period being a simple average of the ROAA for each of the three years.

The ROAA component for the PSUs granted in 2021 is as follows:

Three-Year Average ROAA	Payout of Target

<2%	0%

2% to 4.99%	50% to 99%

5.00% to 7.99%	100% to 199%

>8.00%	200%

Previously in 2020, the ROAA component for the PSUs granted was:

Three-Year Average ROAA	Payout of Target

<3%	0%

3% to 5.99%	50% to 99%

6.00% to 8.99%	100% to 199%

>9.00%	200%

(2)	Relative TSR. The return on the Shares, including price appreciation and dividend payouts, over the three-year performance period relative to the TSR Peer Group Companies (as listed below).

The TSR component for the PSUs granted in 2021 is as follows:

TSR Percentile Ranking to Peers	Payout of Target

<25th percentile	0%

25th to 49th percentile	50% to 99%

50th to 75th percentile	100% to 199%

>75th percentile	200%

Previously in 2020, the TSR component for the PSUs granted was:

TSR Percentile Ranking to Peers	Payout of Target

<33rd percentile	0%

33rd to 65th percentile	50% to 99%

66th to 90th percentile	100% to 199%

>90th percentile	200%

The TSR Peer Group Companies are:

• Borregaard ASA; • Canfor Pulp Products Inc.; • ENCE Energia y Cellulosa SA; • Rayonier Advanced Materials Inc.; • Resolute Forest Products Inc.;	• Rottneros RROS; • Stora Enso Oyj; • Suzano Papel e Celulose SA ADR; • UPM-Kymmene Oyj; and • West Fraser Timber Co. Ltd.

The TSR Peer Group Companies against which TSR is measured were selected to ensure a global comparator with comparable product mix, which we believe is the best comparator for shareholder returns. The Committee regularly adds and removes companies that no longer meet relevant comparator criteria. As a result, Domtar Corporation was removed as it was no longer publicly trading, and Rayonier Advanced Materials Inc. and Suzano Papele Celulose SA ADR were added.

For each component of the LTIP Performance Criteria, the Committee will “interpolate” performance between ranges. For the TSR component of the 2021 PSUs, the Committee uses, as the starting price of the various securities, the average trading price of the securities for the first 20 days of trading of 2021 and, as the end price, the average trading price of the securities for the last 20 days of trading in 2023. Any awards under the LTIP that do not vest pursuant to the applicable performance criteria are forfeited.

The Committee assesses the applicable performance criteria for PSUs based upon the audited financial statements of a completed three-year performance period.

The Committee believes that: (i) having a multi-year performance period increases executive focus on long-term performance and better aligns the interests of our executives with our Shareholders; and (ii) the components of the applicable performance criteria are important measures of our overall business performance.

The annual granting of PSUs ensures the continuity of these incentives, as the performance periods of PSUs granted in different years overlap and expired or vested awards are “replaced” each year with new grants. Each PSU is equivalent to one Share. As a result, the number of PSUs issued to executives was 200% of the target level, being the maximum amount of Shares that our executives may earn.

The Committee assesses the effectiveness of the LTIP each year and makes adjustments, if needed, to the LTIP.

Under the 2010 Plan, PSUs vest immediately upon the occurrence of a triggering event occurring within 12 months of a change of control. See “Narrative Discussion on Potential Payments upon Termination or Change of Control”.

Individual Officer Performance Evaluations and Measures

In making compensation decisions, the Committee annually evaluates the performance and individual accomplishments of our Chief Executive Officer, Executive Chairman and our other NEOs. Such evaluation is a subjective analysis conducted, in part, with reference to our strategic objectives as measured by the performance measures discussed below and partly against each NEO’s annual performance goals which were previously provided to and accepted by the Committee.

Compensation Risk Management

Total Compensation. At least annually, the Committee reviews total compensation levels for our NEOs, including each element of compensation and its proportion of total compensation. In determining the appropriate target total compensation for each NEO, the Committee reviews each individual separately and considers a variety of factors in establishing his or her target compensation. These factors may include the NEO’s time in position, unique contribution or value to our recent performance, geographic location and market practices and whether there is a particular need to strengthen the retention aspects of the NEO’s compensation. In its review of total compensation, the Committee also considers benchmarking information with respect to peer companies.

The Committee has no predetermined specific policies on the percentage of total compensation that should be “cash” versus “equity” or “short-term” versus “long-term”. The Committee’s practice is to consider peer company data and these relationships in the context of our compensation philosophy to determine the overall balance and reasonableness of our NEOs’ total compensation packages.

Risk Considerations. We have designed our total direct compensation (base salary, annual incentive bonus, long-term equity incentive compensation and perquisites) to encourage our executives to take appropriate risks to improve our performance and enhance long-term Shareholder value. We believe that the design and objectives of our executive compensation program provide an appropriate balance of incentives for executives and to mitigate undue risks. In this regard, our executive compensation program includes, among other things, the following design features:

•	a pay-for-performance philosophy whereby variable compensation is based on a variety of performance goals, including overall corporate and individual performance goals;

•	a balanced mix of fixed versus variable compensation and cash-based versus equity-based compensation whereby a majority of NEOs’ total compensation is variable or at risk;

•	a balanced mix of short-term and long-term incentives;

•	long-term performance awards for executives are principally in the form of PSUs which have performance based vesting requirements measured over a three-year period;

•	a STIP that primarily uses objective measures;

•	Committee discretion to lower annual incentive award amounts;

•	a stock ownership policy;

•	a prohibition on hedging and pledging Company stock; and

•	clawback provisions for performance and variable pay.

Management and the Committee have considered and assessed our compensation objectives, philosophy, and forms of compensation for our executives to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on us. Based upon such review, we have determined that our compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on us.

Internal Pay Equity. The Committee considers internal pay equity, among other factors, when making compensation decisions. However, the Committee does not use a fixed ratio or formula when comparing compensation among executive officers. Our Chief Executive Officer is compensated at a higher level than other executive officers due to his significantly higher level of responsibility and accountability. Our Executive Chairman is also compensated at a higher level than our other NEOs due to his leadership role, focus on strategy and growth opportunities and his overall experience. Both our Chief Executive Officer and Executive Chairman generally receive more of their pay in the form of long-term incentive equity compensation and at risk compensation relative to the other NEOs. As a result of our Chief Executive Officer’s responsibility for our overall performance, the Committee and our independent directors believe that compensating the Chief Executive Officer at a higher level than other executives and weighting the Chief Executive Officer’s total compensation more heavily towards long-term equity incentive compensation and at risk compensation is consistent with our compensation objectives, market practices and appropriately reflects his contribution.

We believe the fiscal 2021 target total direct compensation for the NEOs other than the Chief Executive Officer in relation to the compensation targeted for the Chief Executive Officer and to one another was reasonable and appropriate given each such executive’s responsibilities and our financial and operating performance for the year. The differences in compensation among our NEOs relative to each other and our Chief Executive Officer are based on market differences for the particular job, job responsibilities and scope, professional experience, geographic compensation practices and adjustments for individual performance.

Variable Pay at Risk

Our executive compensation program provides that a majority of compensation awarded to our NEOs, especially our Executive Chairman and Chief Executive Officer, is variable, performance-based compensation and “at risk”. The percentage of our executives’ compensation opportunity that is variable or at risk versus fixed is based primarily upon the executive’s role and, to a lesser extent, geographic location. Generally, executives with more ability to directly influence overall performance have a greater portion of pay at risk through our STIP and LTIP. Further, as a result of local market practices and customs, our North American executives generally have a greater portion of their compensation at risk, including the opportunity to earn greater rewards, than our European-based executives.

Pay for Performance. Our compensation plans for NEOs are designed to reward them for achieving superior shareholder performance. In the case of the former Chief Executive Officer, 75% of target compensation is based on performance-based, or at risk compensation which is intended to align management and Shareholders. The chart below demonstrates this Shareholder alignment by showing the Chief Executive Officer target compensation as compared to the current realizable compensation, both over the past three years. The former Chief Executive Officer’s realizable compensation over the three-year period was 6.5% lower than the target compensation while the total shareholder return improved by 0.4% during this same period.

We believe this demonstrates the alignment of our compensation plans with Shareholder performance.

(1)	Target Pay equals: 1. Target salary paid; plus 2. Target STIP cash bonus; plus 3. PSUs awarded for the 3 years at target value.
(2)

Realizable Pay equals: 1. Actual Salary paid; plus 2. Actual STIP cash bonus paid; plus 3. PSUs awarded for the 3 years adjusted for actual performance, where known, or target, if performance is unknown, and all based on closing share price on December 31, 2021.

Post-Retirement Compensation. We provide retirement benefits to our NEOs (other than our Executive Chairman) through our North American and European retirement programs.

The North American program is a defined contribution type structure whereby a contribution of 12% of base salary, which includes a notional matching component of 2%, of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit, along with 5% of any cash bonus paid, is remitted to an investment account held in the name of the employee on a tax deferred basis. To the extent that the contributions exceed limits established by tax legislation, the amount that exceeds the limit is credited to an unfunded account. Our Chief Executive Officer and Chief Financial Officer were and are, respectively, the NEOs participating in the North American program.

The European program is a defined contribution type structure whereby we make contributions to a German government regulated pension plan in an amount equal to 10% of a combined total of each participating German executive officer’s gross salary and half of such executive’s cash bonus payments. To the extent that the contributions exceed limits established by tax statute, the amount that exceeds the limit is paid to a fund managed by a third party where it is held on the employee’s behalf. Messrs. Koppensteiner and Ridder are the NEOs participating in the European program.

Change of Control and Severance Agreements. A number of the employment agreements we have entered into with our NEOs provide for specified payments and other benefits in the event of a change of control. Such change of control provisions are described in greater detail under “Employment Agreements with our Named Executive Officers” beginning on page 66 and under “Potential Payments upon Termination or Change of Control” beginning on page 70 of this Proxy Statement. The purpose of the change of control agreements is to encourage key management personnel to remain with us and to help avoid distractions and conflicts of interest in the event of a potential or actual change of control so that the executives will focus on a fair and impartial review of any proposal on the maximization of value. We believe that we have structured agreements to be reasonable and to provide a temporary level of protection to our NEOs in the event of employment loss due to a change of control. In addition, our 2010 Plan provides that upon the termination of employment of any NEO within 12 months of a change of control, each outstanding option and stock appreciation right held by such NEO shall automatically become fully and immediately vested and exercisable, each share of restricted stock or restricted stock right shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and each outstanding performance share or performance share unit shall become immediately payable. The accelerated vesting and exercisability in the event of a termination of employment occurring subsequent to a change of control is intended to allow executives to recognize the value of their contributions to us regardless of management decisions following termination.

The employment agreements of our NEOs provide for severance payments in certain circumstances. The specific amounts that a particular NEO would receive as a severance payment are described under “Potential Payments upon Termination or Change of Control” beginning on page 70 of this Proxy Statement.

Recoupment of Incentive Compensation. Our Clawback Policy allows us to seek reimbursement with respect to incentive compensation paid or awarded to executive officers where the payment of a bonus or equity award or the vesting of such award was predicated upon the achievement of financial results that were the product of fraudulent activity or that were subsequently the subject of a material negative restatement. Further, our policy also provides for forfeiture or clawbacks of awards in specified cases where we determine an executive has engaged in material misconduct, material failure to comply with our policies or personal misconduct that is detrimental to us.

Anti-Hedging and Anti-Pledging Policies. Our Hedging Transactions Policy prohibits senior executives from engaging in hedging transactions designed to offset decreases in the market value of our stock, including certain forms of hedging and monetization transactions, including zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds. Our Securities Law Compliance Policy prohibits executives from holding our stock in a margin account or pledging our stock as collateral for loans.

Timing of Equity Awards. Equity awards are made by the Compensation Committee generally only on dates that the Committee meets. Committee meetings are normally scheduled well in advance and are not scheduled with an eye to announcements of material information. The Committee sometimes makes an award with an effective date in the future, which may be contingent or designed to take effect after the announcement of material information. The Committee may make an award by unanimous written consent if the proposed award has previously been reviewed by the Committee.

NEO Share Ownership Policy. In 2019, we adopted a share ownership policy for our NEOs which requires our Chief Executive Officer and Executive Chairman to hold Shares having a value equal to at least five times their base salary and our other NEOs to hold Shares with a value equal to three times their base salary. NEOs will have five years to achieve the required threshold.

In addition to Shares held outright, unvested equity grants such as restricted stock units that are only subject to a time vesting condition count towards the ownership threshold.

Summary

We believe that our executive compensation program has been appropriately designed to achieve our compensation objectives and does not create risks that are reasonably likely to have a material adverse effect on us.

Our executive compensation program is competitive, performance driven, consistent with Shareholder interests and fair and reasonable overall. We believe that our compensation levels fairly reflect our operating and financial performance and are appropriate relative to peer companies.

Some of the compensation practices we employ to achieve our objectives include:

What We Do	What We Don’t Do

• Pay for performance philosophy with a large majority of pay at risk

• Utilize performance-based equity awards with vesting requirements determined and judged by our Compensation and Human Resources Committee

• Manage Share usage conservatively

• Conduct annual “say-on-pay” advisory votes

• Maintain a clawback policy that covers cash and equity and that is beyond what is required by the Sarbanes-Oxley Act of 2002

• Assess risks to our compensation policies and practices

• Maintain a stock ownership policy for our directors and NEOs

• Independent Executive Compensation Consultant

• Annually review the Compensation and Human Resources Committee’s charter

•  Do not have single-trigger change-in-control executive contracts

•  Do not provide significant perquisites

•  Do not provide “defined benefit” retirement plans for our executives

•  Do not provide supplemental executive retirement plans for our executives

•  Do not provide excise tax gross-ups of perquisites

•  Do not re-price stock options without Shareholder approval; no grants below fair market value

•  Do not pay dividends on unvested long-term equity incentives to our executives

•  Do not allow executives to engage in hedging, short sales or derivative transactions with respect to our stock

How the Committee Considered the 2021 Advisory Vote on Our Compensation Program

We provided Shareholders a “say-on-pay” advisory vote on our executive compensation in 2021. At our 2021 annual meeting of Shareholders, Shareholders expressed very substantial support for the compensation of our NEOs, with approximately 96% of the votes cast for approval of the “say-on-pay” advisory vote on executive compensation. Our Compensation Committee and Board value the opinions of our Shareholders and consider those opinions when making compensation decisions. To the extent we receive a significant vote against the compensation of our NEOs, we will consider our Shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns. The Committee did not make any changes to our executive compensation program and policies as a result of the 2021 “say-on-pay” advisory vote.

COMPENSATION DECISIONS AND OUTCOMES

Fiscal 2021

Despite the challenges of the COVID-19 pandemic, in fiscal 2021 we had strong financial and operating results and achieved many of our targets and objectives.

Selected Financial Highlights

In fiscal 2021, we:

•	achieved record net income of $171.0 million (or $2.59 per basic share) and Operating EBITDA of $478.8 million;

•	increased our total revenues by approximately 27% to $1,803.3 million from $1,423.1 million in 2020;

•	achieved record operating income for our wood products segment of $108.5 million;

•	generated an annual return on average assets of 7.6%;

•	generated a return on equity of 24.6%; and

•	paid dividends of $17.2 million. In February 2022, we increased our quarterly cash dividend by 15%.

Selected Strategic Highlights

In addition to their contributions and leadership in achieving the above strong financial results, the following outlines an overall assessment of our executives’ contribution in fiscal 2021 to achieving our objectives and targets associated with key elements of our strategy:

Operate World Class Assets

The operation and maintenance of modern, low-cost, reliable and energy efficient operations is key to produce stable returns through the economic cycle. In fiscal 2021, we:

•	maintained our COVID-19 exposure control plans and protocols, which helped us having no material disruptions to our operations since the pandemic was declared;

•

had pulp production of approximately 1.9 million ADMTs despite extended downtime of about 88 days at our Peace River mill to rebuild its boiler compared to approximately 2.1 million ADMTs in 2020 and lumber production of 447.9 MMfbm compared to approximately 438.0 MMfbm in 2020; and

•

implemented $159.4 million of capital projects at our operations, primarily to increase production and operational efficiency, and reduce costs. Such capital expenditures included the rebuild of the Peace River recovery boiler, capacity expansion projects at the Stendal mill, upgrades to the woodrooms at our Canadian pulp mills and the completion of expansion and optimization projects at our Friesau sawmill.

Growth and Diversification of our Core Competencies

We are focused on growth in areas where we have a clear leadership position or high degree of competence to ensure that we can add value for Shareholders. Our core competencies lend themselves to growth in the areas of pulp, wood products, wood extractives and green energy. In fiscal 2021, we:

•

completed expansion and optimization projects at the Friesau mill, which are designed to among other things, increase annual lumber production capacity to approximately 750MMfbm on a three-shift basis, improve lumber grade mix and lumber capacity and increase efficiency;

•	completed capital projects at our Stendal mill which, among other things, increased its annual pulp production capacity by approximately 80,000 ADMTs; and

•

acquired a cross-laminated timber facility referred to as the “CLT Facility” located near Spokane, Washington, for approximately $51.3 million. The facility is a state-of-the-art, near-new facility that produces cross-laminated timber, or “CLT”, for use in construction and home building. It has a capacity of approximately 140,000 cubic meters of CLT. We believe it is one of the largest CLT facilities in North America and that it currently represents approximately 30% of North American manufacturing capacity. CLT is a wood panel product, made from adhering layers of solid-sawn lumber and is used as a more sustainable alternative to steel and concrete in building projects.

Managing the Integrity of our Balance Sheet and Liquidity

We focus on maintaining a balance sheet that allows us to advance our objectives through the full economic cycle, while giving us some flexibility to take advantage of strategic growth opportunities and returning capital to Shareholders through dividends. In fiscal 2021, we:

•

refinanced a significant portion of our debt, referred to as the “Refinancing”, by issuing $875.0 million of 5.125% 2029 Senior Notes and used the proceeds to redeem and/or repurchase all of our 6.5% 2024 Senior Notes and 7.375% 2025 Senior Notes at a cost including premium of $824.6 million. The Refinancing reduced our annual interest expense going forward by approximately $12.0 million;

•

maintained strong liquidity and as of December 31, 2021 we had approximately $345.6 million in cash and cash equivalents and approximately $285.3 million available under our revolving credit facilities providing us with aggregate liquidity of about $630.9 million;

•	repaid $33.4 million of our revolving credit facilities; and

•	received $9.3 million in government grants to partially finance innovation and greenhouse gas emission reduction capital projects at our Canadian mills.

Sustainable Operations

We manage and operate our business, including the natural resources under our care or direction, with a long-term view and focus on sustainability. We believe by doing so we will be able to deliver value to our customers, employees, shareholders, communities and other stakeholders. We strive to maintain the highest environmental, social and governance standards. We believe that by caring for the health and safety of our workers, maintaining the environmental quality of our operations and being part of and actively engaged in the communities in which we operate we enhance the value for all of our various stakeholders and our social licence to operate.

In fiscal 2021, we:

•

increased our focus on sustainability including with improved sustainability management, goal setting and recording capabilities that will be communicated with stakeholders to ensure proper acknowledgment of our sustainability accomplishments and initiatives;

•

conducted a climate risk and opportunity assessment as part of our adoption of the Task Force on Climate-related Financial Disclosure recommendations. In doing so, we partnered with a global non-profit organization focused on sustainability to develop a series of climate change scenarios for 2030. These models were developed with extensive input from the climate community, and augmented with industry trends and climate projections. The scenarios were then analyzed and used to identify and assess the potential impacts of climate change-related risks and opportunities on the Company. As a result of this process, we identified three areas of our strategy that may incur risks and opportunities across the scenarios: (i) shifting market demand; (ii) wood and fiber supply; and (iii) stakeholder perceptions;

•	enhanced our environmental tracking, measuring and reporting system for both water and air parameters at all of our facilities;

•	spent considerable time with our stakeholders including governments and First Nations to expand our relationships in all areas of our business; and

•	materially improved our third party ESG risk scores to be in the 19th percentile of the pulp and paper peer group.

Develop Top Talent to Drive Sustainability and Execute our Strategy

A key component of our focus on sustainability is developing our talent through effective human capital management. In fiscal 2021, we:

•

continued our commitment to health and safety, our Senior Safety Leadership Committee met throughout the year to enhance and implement policies, strategies, expenditures, and training for our employees;

•	implemented and maintained our COVID-19 plans and protocols to ensure the safety of our workers;

•	successfully recruited a new Chief Human Resources Officer. He started with us in early 2022;

•

undertook a thorough annual review process for each of our executives using feedback from all levels to assess potential, increase accountability, encourage succession planning and identify areas for development;

•

expanded our focus on diversity, equity and inclusion, including, among other things, partnered with a global management consulting company to create a new program called “Change That Matters” and to create a custom strategy to assist us in creating an inclusive community, expanded and created new outreach programs to attract more female workers for our operations and worked to expand business relationships and opportunities with regional First Nations; and

•	conducted succession planning at all levels using specific talent objectives and skills development targets for each position and employee.

The chart below summarizes our selected key financial and operating results for 2021 compared to 2020.

	Year Ended December 31,
	2021	2020	Change
			(%)
	(in millions, other than where indicated)
Pulp Segment
Pulp production (‘000 ADMTs)	1,863.9	2,051.1	(9)
Average pulp sales realizations ($/ADMT)(1)
NBSK	$779	$572	36
NBHK	$615	$452	36
Pulp sales (‘000 ADMTs)	1,812.7	2,029.4	(11)
Energy production (‘000 MWh)(2)	1,826.5	2,238.6	(18)
Energy sales (‘000 MWh) (2)	702.0	894.5	(22)
Pulp segment revenues	$1,483.1	$1,220.6	22
Pulp segment operating income	$251.7	$38.0	562

Wood Products Segment
Lumber production (MMfbm)	447.9	438.0	2
Lumber sales (MMfbm)	419.7	449.2	(7)
Energy production and sales (‘000 MWh)	74.6	89.0	(16)
Wood products segment revenues	$311.1	$197.6	57
Wood products segment operating income	$108.5	$34.7	213

Statement of Operations Data:
Total revenues	$1,803.3	$1,423.1	27
Costs and expenses	$1,456.7	$1,359.4	7
Total operating income	$346.6	$63.7	444

Operating EBITDA	$478.8	$192.7	149
Net income (loss)	$171.0	$(17.2)	N/A	(3)

	December 31,
	2021	2020	Change
			(%)
Balance Sheet and Other Data:	(in millions, other than ratio)
Cash and cash equivalents	$345.6	$361.1	(4)
Net debt	$900.4	$830.9	8
Total equity	$694.0	$601.0	15
Net debt to equity ratio	1.3 to 1	1.34 to 1	(6)
Return on Average Assets	7.6%	(0.8%)	N/A(3)
Return on Equity	24.6%	(2.9%)	N/A(3)
Total Recordable Incident Rate	3.82	3.01	(26.9)

	Year Ended December 31,
	2021	2020	Change
			(%)
Share Price and Dividend Data
Price per Share as of fiscal year end(4)	$11.99	$10.25	17
Price per Share – High for year	$18.14	$13.44	35
Dividends declared per Share	$0.2600	$0.3325	(22)

(1)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(2)	Excludes energy production and sales relating to our 50% joint venture interest in the Cariboo mill, which is accounted for as an equity investment.
(3)	Incalculable for a change between a positive number compared to a negative number.
(4)	Represents the closing market price of our Shares on the NASDAQ Global Select Market on December 31, 2021 and December 31, 2020, respectively.

Fiscal 2021 Shareholder Returns

In addition to the financial and operating performance, the Committee also assesses share price performance and total shareholder returns.

The graph below compares the share performance of Mercer over the past five years to the S&P Small Cap 600 Index, the TSR Peer Group Companies, and the Standard Industrial Classification Code Index or “SIC” (SIC Code 2611 – pulp mills), referred to as the “SIC Code Index”, each starting with an investment of $100 at the end of 2016.

Comparison of Cumulative Total Return

Assumes $100 Invested December 31, 2016

Assumes Dividends Reinvested

Fiscal Year Ending December 31, 2021

	2016	2017	2018	2019	2020	2021

Mercer International Inc.	$100.00	$139.74	$105.69	$129.67	$113.13	$135.10

S&P SmallCap 600 Index	$100.00	$113.23	$103.63	$127.24	$141.60	$179.58

TSR Peer Group(1)	$100.00	$146.09	$119.56	$147.58	$169.84	$179.92

Prior TSR Peer Group(2)	$100.00	$145.19	$119.02	$147.79	$167.78	$187.82

SIC Code Index	$100.00	$137.27	$87.26	$74.36	$79.05	$84.85

(1)

The TSR Peer Group is comprised of Borregaard ASA, Canfor Pulp Products Inc., ENCE Energia y Cellulosa SA, Rayonier Advanced Materials Inc., Resolute Forest Products Inc., Rottneros RROS, Stora Enso Oyj, Suzano Papel e Celulose SA ADR, UPM-Kymmene Oyj, and West Fraser Timber Co. Ltd.

(2)

The Prior TSR Peer Group is comprised of Borregard ASA, Canfor Pulp Products Inc., Domtar Corporation, ENCE Energia y Cellulosa SA, Resolute Forest Products Inc., Rottneros RROS, Stora Enso Oyj, UPM-Kymmene Oyj, and West Fraser Timber Co. Ltd., and was disclosed in our Annual Report on Form 10-K. The Committee regularly adds and removes companies that no longer meet relevant comparator criteria and as such, removed Domtar Corporation as it was no longer publicly trading, and added Rayonier Advanced Materials Inc. and Suzano Papel e Celulose SA ADR.

Fiscal 2021 Compensation

Fiscal 2021 Variable or At Risk Compensation. The vast majority of compensation value we deliver to our NEOs and other executives is in the form of compensation that is variable or “at risk” based on our performance. The “at risk” elements of our fiscal 2021 program are our STIP and LTIP.

The graph below shows the balance of the elements that comprised total direct target compensation for our Executive Chairman, Chief Executive Officer and our other NEOs, as a group, for 2021, including the percentage of variable compensation. The percentage of variable compensation listed below each chart is calculated by dividing (i) the value of variable target compensation by (ii) the amount of total direct target compensation, which includes variable compensation plus fiscal 2021 base salary.

Fiscal 2021 Total Direct Target Compensation Paid

Below is a further breakdown of Chief Executive Officer, Executive Chairman and Other NEO compensation by component paid or awarded in 2021.

Fiscal 2021 Compensation Decisions. In accordance with our emphasis on pay for performance, fiscal 2021 compensation awarded to our NEOs reflected our strong financial performance and operating results and their contribution to the execution of our strategy and achieving stipulated performance measures in relation thereto.

In making decisions on performance-based compensation for fiscal 2021, the Committee considered that despite the operational challenges due to the COVID-19 pandemic, we achieved record net income of $171.0 million and Operating EBITDA of $478.8 million in fiscal 2021 and effectively managed our balance sheet and liquidity, including by lowering our interest expense costs as a result of the Refinancing. The Committee also considered our growth and expansion including expanding our product offerings with the acquisition of a cross-laminated timber facility and the completion of significant capital projects which, among other things, increased our pulp and lumber production capacity. The Committee also considered our NEOs’ effective management of our crisis management plan and COVID-19 exposure control plans, which helped ensure no material disruptions to our operations since the pandemic was declared. The Committee also further considered our executives’ achievement in implementing our strategic initiatives and targets and personal objectives and the requirement to retain and motivate executives which the Committee recognizes as essential the advancement of our strategy and generating shareholder returns.

The Committee also considered management’s performance in dealing with the impacts of the pandemic in assessing all of the senior executives’ individual achievements that made up the individual component of performance assessments.

Having considered all factors that it deemed relevant, the Committee decided that the results of the compensation program appropriately aligned executive pay with the Company’s and shareholders’ performance and it was not necessary to make any discretionary adjustments to the performance metrics of the compensation program. Based on the foregoing review of our performance and our NEOs’ individual performance, the Committee awarded the following compensation for fiscal 2021 for each of the components of total compensation.

Base Salaries. The Committee generally reviews and adjusts base salaries annually at its February meeting with any adjustments generally commencing at the start of the following month. The Committee also makes periodic adjustments, as required, in connection with promotions, changes in position or competitive changes in market pay levels.

In February 2022, the Committee adjusted our NEOs’ 2021 salaries for a cost of living adjustment of 3%, as follows:

Name	2022 Base Salary	2021 Base Salary(1)	(%) Increase
Jimmy S.H. Lee	$ 613,338	$ 595,474	3.0
David M. Gandossi(2)	$ 717,246	$ 696,355	3.0
David K. Ure	$ 410,150	$ 398,204	3.0
Adolf Koppensteiner	$ 489,838	$ 475,571	3.0
Wolfram Ridder	$ 420,993	$ 408,731	3.0

(1)	Reflects changes due to foreign exchange impact.

Short-Term Annual Cash Bonuses. In making its compensation decisions regarding annual bonuses for our NEOs in respect of their fiscal 2021 performance, the Committee reviewed and considered the performance measures of our STIP and our NEOs’ individual performances.

For fiscal 2021, the payout of targets for each of the STIP target components for each of our NEOs were as follows:

Name	Bonus Target as a Percentage of 2021 Base Salary	Payout of Target for % of STIP Target EBITDA Achieved	Payout of Target for Safety Target Achieved	Payout of Target for Productivity Achieved(1)	Payout of Target for Costs Achieved(2)	Individual Component	Total STIP Achievement (% of Bonus Target Achieved)(3)
						Payout of Target

Jimmy S.H. Lee	100%	200%	55%	53%	123%	120%	132%

David M. Gandossi	100%	200%	55%	53%	123%	120%	132%

David K. Ure	67%	200%	55%	53%	123%	120%	132%

Adolf Koppensteiner	50%	200%	55%	53%	123%	120%	132%

Wolfram Ridder	35%	200%	55%	53%	123%	120%	132%

(1)

The Payout of Target for Productivity Achieved is calculated based on a weighted average of mill achievement pay-outs which are based on pulp production in tonnes for each of the Stendal, Rosenthal, Celgar and Peace River mills and lumber production in m3/hour for the Friesau mill. The weighting by mill is based on each mill’s wood consumption.

(2)

The Payout of Target for Costs Achieved is calculated based on a weighted average of mill achievement pay-outs based on cash production cost/tonne for each of the Stendal, Rosenthal, Celgar and Peace River mills and EBITDA/m3 for the Friesau mill. The weighting by mill is based on each mill’s wood consumption.

(3)

Total STIP Achievement for 2021 is determined based on the following weightings for each component as follows: 40% as to STIP Target EBITDA; 10% as to Safety; 20% as to Productivity; 10% as to Costs; and 20% as to the Individual Component.

Chief Executive Officer and Executive Chairman Performances. In addition to the overall NEO assessment reviewed above, the Committee evaluated both Messrs. Gandossi’s and Lee’s individual achievement based on their 2021 performance objectives and leadership roles and guidance in, among other things:

Mr. Gandossi

•	improving mill operations and efficiencies and achieving strong operating performance which in 2021 generated record Operating EBITDA and net income;

•	leading and responding to the COVID-19 pandemic to assure the safety and health of our employees and other stakeholders while ensuring the continued efficient operation of our facilities;

•	leading our health and safety performance, driving a safety culture throughout our operations and leading by example on health and safety;

•

leading our focus on long-term sustainability while meeting ESG standards and initiating a communication program with affected stakeholders including Shareholders, customers, suppliers, local communities, employees, governmental and regulatory authorities and other stakeholders;

•	leading our focus on diversity and inclusion and employee engagement;

•

leading and implementing a disciplined approach to identify, analyze and execute capital projects, including leading the completion of significant capital projects in fiscal 2021 which included projects that will increase the pulp capacity at the Stendal mill by 80,000 ADMTs, the rebuild of a boiler at Peace River and the completion of the Friesau expansion; and

•	overseeing the strength of our balance sheet and liquidity while maintaining discipline on achieving specific targets for capital expenditures and operating costs.

Mr. Lee

•	working with the Board to identify the skill sets and profile of potential candidates for a new Chief Executive Officer and identifying and assessing all potential candidates;

•	fostering an entrepreneurial culture which embraces continuous improvement and sustainability;

•	leading our steering committee focusing on the implications of climate change and governmental and other responses relating thereto to consider both risks and opportunities;

•	continuing to drive our focus on our strategic priorities including new strategic initiatives, capital expenditures and balance sheet strength;

•	expanding our business operations by leading and effecting our acquisition of a cross-laminated timber facility;

•	contributing in Board communication including with regard to corporate strategy;

•	leading our strategic initiatives and oversight with respect to our extractives business, plantation harvesting and potential expansion into ancillary or related business opportunities; and

•	providing critical guidance and support to our NEOs and other executives.

Based upon the foregoing performance measures of the STIP and the individual performance review of our NEOs, the Committee awarded short-term annual cash bonuses for fiscal 2021, as set forth in the following table:

Name	Cash Bonus(1)(2)	Percentage of 2021 Base Salary(3)

Jimmy S.H. Lee	$ 790,911	132%

David M. Gandossi	$ 924,169	132%

David K. Ure	$ 353,875	89%

Adolf Koppensteiner	$ 315,048	66%

Wolfram Ridder	$ 189,537	46%

(1)	Awarded in February 2022 in respect of fiscal 2021.
(2)	For awards declared in February 2021 in respect of fiscal 2020, see the Summary Compensation Table on page 65 of this Proxy Statement.
(3)

Base salary is calculated on a pro-rated salary for the 2021 fiscal year as a result of salary increases effective March 1, 2021 for Messrs. Lee, Gandossi and Ure, and January 1, 2021 for Messrs. Koppensteiner and Ridder.

For fiscal 2021, the bonuses paid to our NEOs reflect the Committee’s assessment of their achievement of the components of our STIP and their individual performance as discussed above.

Fiscal 2021 PSU Grant

For fiscal 2021, the Committee issued an aggregate 1,007,912 PSUs (the “2021 PSUs”) to our executives, including an aggregate of 442,986 2021 PSUs to our NEOs which are eligible to vest over a three-year performance period ending on December 31, 2023. These awards are eligible to vest after December 31, 2023, based upon the LTIP Performance Criteria.

The following table sets forth the target level and number of 2021 PSUs awarded to our NEOs for fiscal 2021:

Name	Target Level for 2021 PSUs(1)(2)	Target Level as a Percentage of 2021 Base Salary(1)	Maximum 2021 PSUs(1)(2)	Maximum 2021 PSUs as a Percentage of 2021 Base Salary(1)

Jimmy S.H. Lee	66,797	150	133,594	300

David M. Gandossi	100,232	200	200,464	400

David K. Ure	21,481	75	42,962	150

Adolf Koppensteiner	17,738	50	35,476	100

Wolfram Ridder	15,245	50	30,490	100

(1)	Each 2021 PSU awarded on February 12, 2021 was valued at $13.72, which was the closing market price of the Shares on the date of the award.
(2)	These awards are eligible to vest after December 31, 2023, based upon the LTIP Performance Criteria.

Vesting of Fiscal 2019 PSUs

The three-year performance period for an initial 626,550 PSUs awarded by the Committee for fiscal 2019 (the “2019 PSUs”) to our executives, including our NEOs, ended on December 31, 2021.

The performance criteria for the 2019 PSUs was comprised of ROAA and Relative TSR, which are weighted equally. In 2019, the ROAA and TSR were weighted in accordance with the tables set forth above under “Long-Term Incentive Program – (1) ROAA” and “Long-Term Incentive Program – (2) Relative TSR” on page 49.

In February 2022, the Board, based on the recommendation of the Committee, approved the vesting and awarding of 94,940 Shares to our executives (including our NEOs) pursuant to the then outstanding 2019 PSUs. The vesting represents the Committee’s assessment of achievement against the two components of the LTIP Performance Criteria for our executives (including our NEOs) generally, as follows:

Component	Target Achieved	Payout of Target

Absolute Return on Average Assets	2.1%	0%

Total Shareholder Return	40th percentile	60.6%

The following table sets forth the number of 2019 PSUs vested for each of our NEOs based on the three-year performance period ended December 31, 2021 and the achievement to target on a weighted basis as a percentage of the potential share award within a range of 0% to 200% for each of our NEOs with respect to the 2019 PSUs:

Name	Target Level for 2019 PSUs	Total Number of Vested 2019 PSUs	Achievement to Target on Weighted Basis

Jimmy S.H. Lee	53,614	16,246	30.3%

David M. Gandossi	41,359	12,532	30.3%

David K. Ure	17,725	5,371	30.3%

Adolf Koppensteiner	14,039	4,254	30.3%

Wolfram Ridder	12,234	3,707	30.3%

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding the fiscal 2021, 2020 and 2019 compensation awarded to, earned by, or paid to our NEOs. It is important to note that the Summary Compensation Table and the Grants of Plan-Based Awards table appearing on page 67 only reflect plan-based awards actually issued in fiscal 2021.

Name and Principal Position	Year(1)	Salary(2) ($)	Bonus ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)

Jimmy S. H. Lee(6) Executive Chairman	2021 2020 2019	595,474 564,929 538,919	790,911 510,406 457,148	916,455 813,846 822,439	- - -	- - -	- - -	88,726 85,577 83,958	2,391,566 1,974,758 1,902,464

David M. Gandossi(7) Chief Executive Officer	2021 2020 2019	696,355 639,448 628,078	924,169 577,733 533,072	1,375,183 1,299,232 634,447	- - -	- - -	120,085 100,624 101,660	36,866 30,364 30,843	3,152,658 2,647,401 1,928,100

David K. Ure(7) Chief Financial Officer	2021 2020 2019	398,204 365,399 359,888	353,875 221,189 204,040	294,719 278,410 271,902	- - -	- - -	43,396 37,081 34,722	36,068 31,609 33,509	1,126,262 933,688 904,061

Adolf Koppensteiner(8)(9) Chief Operating Officer	2021 2020 2019	475,571 445,601 426,508	315,048 200,479 179,560	243,365 213,114 215,358	- - -	- - -	- - -	77,413 74,012 62,095	1,111,397 933,206 883,521

Wolfram Ridder(10) Vice President of Business Development	2021 2020 2019	408,731 388,293 371,656	189,537 122,287 126,735	209,161 185,702 187,670	- - -	- - -	- - -	53,045 50,845 49,508	860,474 747,127 735,569

(1)

Year to year changes reflect both increases in compensation and foreign exchange fluctuations. Based upon the exchange rate as at December 31, 2021, the dollar had decreased by approximately 4% in value against the euro and increased by approximately 7% against the Canadian dollar since December 31, 2020.

(2)	The amount reported in this column for each NEO reflects the dollar amount of base salary paid, including salary increases.
(3)

Stock awards awarded to NEOs consist primarily of PSUs issued under the 2010 Plan. The amounts shown do not reflect whether the recipient has actually realized or will realize a financial benefit from such awards. The amounts shown represent the aggregate grant date fair values during the indicated fiscal year of the awards granted to our NEOs in 2021 and prior fiscal years as determined in accordance with ASC 718 and based on the assumptions and methodologies set forth in the Notes to the Consolidated Financial Statements in our Annual Reports on Form 10-K for the years ended December 31, 2021, 2020 and 2019, respectively. On February 12, 2021, we granted 2021 PSUs to all our NEOs. The grant date fair values are reported based upon the Share price of $13.72, which was the closing market price on the date of grant, and the probable outcome of the LTIP Performance Criteria for such awards as of the date of grant in accordance with SEC rules. The values of the 2021 PSUs granted in February 2021, assuming maximum vesting of 200% (and not target of 100%) of the performance awards, would have been: (i) Mr. Lee - $1,832,910; (ii) Mr. Gandossi - $2,750,366; (iii) Mr. Ure - $589,439; (iv) Mr. Koppensteiner - $486,731; and (v) Mr. Ridder - $418,323. Details on the awards can be found in the Grants of Plan-Based Awards Table on page 67 of this Proxy Statement.

(4)

The amounts set forth in this column for Mr. Gandossi and Mr. Ure reflect the annual change in the value, including interest, of their respective unfunded accounts, which accounts record those retirement plan contributions in excess of the applicable statutory limit.

(5)	Included in “All Other Compensation” for the fiscal years ended December 31, 2021, 2020 and 2019 are benefits and perquisites which consist of the following:

Name	Year	Auto ($)	Retirement Plan Contributions ($)	Other ($)

Jimmy S. H. Lee	2021 2020 2019	- - -	- - -	88,726 (living allowance) 85,577 (living allowance) 83,958 (living allowance)

David M. Gandossi	2021 2020 2019	10,885 8,100 7,681	22,211 20,306 19,973	3,770 (life insurance and special medical) 1,958 (life insurance and special medical) 3,189 (life insurance and special medical)

David K. Ure	2021 2020 2019	11,763 9,439 12,193	22,211 20,306 19,973	2,094 (life insurance and special medical) 1,864 (life insurance and special medical) 1,343 (life insurance and special medical)

Adolf Koppensteiner	2021 2020 2019	13,912 13,083 12,601	51,434 49,290 38,076	12,067 (housing allowance) 11,639 (housing allowance) 11,418 (housing allowance)

Wolfram Ridder	2021 2020 2019	14,210 13,706 13,447	38,835 37,139 36,061	- - -

(6)

The terms of Mr. Lee’s employment agreement, entitle him to housing and other perquisites not to exceed in aggregate €75,000 annually and other compensation as determined by the Committee, which amount is reflected in the column “All Other Compensation”.

(7)	In 2021, we contributed $22,211 to each of Mr. Gandossi’s and Mr. Ure’s retirement plans under our North American retirement program which amounts are included in “All Other Compensation”.

(8)	The terms of Mr. Koppensteiner’s employment agreement entitle him to a housing allowance of €10,200 annually.
(9)	In 2021, we contributed $51,434 to Mr. Koppensteiner’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.
(10)	In 2021, we contributed $38,835 to Mr. Ridder’s retirement plan under our European retirement program, which amount is reflected in the column “All Other Compensation”.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with our Named Executive Officers

We have entered into employment agreements with each of our NEOs. The following summary of certain material terms of such agreements is not complete and is qualified by reference to the full text of each agreement on file with the SEC.

Executive Chairman. Mr. Lee is a party to a second amended and restated employment agreement with us dated September 29, 2015, which provides for an initial annual base salary of €463,500 (which amount is reviewed by the Board annually), participation in our bonus program and long-term incentive plan as well as certain other benefits and perquisites, including a housing and living allowance not to exceed in the aggregate €75,000 per annum. The agreement continues in effect until Mr. Lee’s employment with us is terminated. Mr. Lee may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Lee’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Lee thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement.

Chief Executive Officer. Mr. Gandossi was a party to an amended and restated employment agreement with us dated September 29, 2015, which provides for an initial annual base salary of C$590,000 (which amount is reviewed by the Board annually), participation in our bonus program, long-term incentive plan and North American retirement program as well as certain other benefits and perquisites. The agreement provided for the continued employment of Mr. Gandossi for a period of 36 months, with an automatic 12-month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provided for successive 12-month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. The agreement provided that Mr. Gandossi may terminate his employment with us at any time for good reason within 180 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Gandossi’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Gandossi thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement. Mr. Gandossi’s employment agreement with the Company was amended on March 11, 2022 in connection with his retirement and the transition of a new Chief Executive Officer. Pursuant thereto he will retire as our President and Chief Executive Officer, on May 1, 2022. In addition, in connection with his retirement, he is not standing for re-election as a director at the Meeting. Mr. Gandossi will continue as an advisor until August 31, 2022 and assist the new Chief Executive Officer and us in connection with the transition. He will continue to receive his regular salary and benefits until such date and his existing performance share unit grants will be pro-rated to August 31, 2022 with vesting subject to the achievement of the applicable performance criteria for such grants.

Chief Financial Officer. Mr. Ure is a party to an employment agreement with us dated August 12, 2013, as amended July 17, 2015, which provides for an initial annual base salary of C$350,000 (which amount is reviewed by the Board annually), participation in our bonus program, long-term incentive plan and North American retirement program as well as certain other benefits and perquisites. The agreement provides for the continued employment of Mr. Ure for a period of 24 months, with an automatic 12-month renewal if the Company does not provide written notice of its intention not to renew the agreement at least 12 months before the original term expires. Thereafter, the agreement provides for successive 12-month renewals unless the Company provides written notice of its intention not to renew 360 days in advance of the expiry of the then term thereof. Mr. Ure may terminate his employment with us at any time for good reason within 90 days after the occurrence of any good reason event and we may terminate his employment with cause. Mr. Ure’s agreement contains a provision giving us the ability to deduct and clawback any compensation paid to Mr. Ure thereunder that is subject to recovery under law, government regulation or a stock exchange listing requirement.

Chief Operating Officer. Mr. Koppensteiner is a party to an employment agreement dated January 1, 2016, as amended effective January 1, 2018, which provides for an initial annual base salary of €370,000 (which amount is reviewed by the Board or the Committee annually), an annual bonus depending on the economic result as determined by our Board or the Committee and certain benefits and perquisites including participation in our European retirement program. The agreement may be terminated by us and by Mr. Koppensteiner by either party giving 12 months’ notice and, in any event, will terminate at the time Mr. Koppensteiner reaches the age of 65.

Vice President, Business Development. Mr. Ridder is a party to an employment agreement with our wholly-owned subsidiary dated October 2, 2006, which provides for an initial annual base salary of €247,200 (which amount is reviewed by the Board or the Committee annually) and a yearly bonus of up to 25% of the annual gross salary depending upon targets mutually agreed upon by Mr. Ridder and our Chief Executive Officer. Mr. Ridder is also entitled to certain other benefits and perquisites including participation in our European retirement program. The agreement may be terminated by either party at June 30 or December 31 of any year by giving six months’ notice and, in the event of a direct or indirect change in majority ownership of our subsidiary, the notice period increases to twelve months. In any event, the agreement will terminate at the time Mr. Ridder reaches the age of 65.

Grants of Plan-Based Awards Table

The following table sets forth information regarding awards granted during 2021 under our 2010 Plan to our NEOs:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per Share)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jimmy S.H. Lee	February 12, 2021	-	-	-	33,399	66,797	133,594	-	-	-	916,455

David M. Gandossi	February 12, 2021	-	-	-	50,116	100,232	200,464	-	-	-	1,375,183

David Ure	February 12, 2021	-	-	-	10,741	21,481	42,962	-	-	-	294,719

Adolf Koppensteiner	February 12, 2021	-	-	-	8,869	17,738	35,476	-	-	-	243,365

Wolfram Ridder	February 12, 2021	-	-	-	7,623	15,245	30,490	-	-	-	209,161

(1)

The “Threshold” amount reported represents vesting of a minimum percentage of the performance award if the minimum acceptable objective is achieved (as determined by the Committee). If threshold performance is not satisfied, an NEO’s rights with respect to the award are forfeited. The “Target” amount reported represents the number of Shares issuable if performance objectives are achieved (as determined by the Committee) and the “Maximum” amount reported represents vesting of 200% of the performance award if the maximum objective is achieved (as determined by the Committee).

(2)

Stock awards awarded to NEOs in 2021 consist of the 2021 PSUs granted to all our NEOs on February 12, 2021. Pursuant to ASC 718, grant date fair values of the 2021 PSUs granted in February 2021 are based on the Share price of $13.72, which was the closing market price on the date of grant, and the probable outcome of the LTIP Performance Criteria for such awards as at the date of grant in accordance with SEC rules.

Narrative Disclosure to Grants of Plan-Based Awards Table

All equity awards shown in the table were granted under our 2010 Plan. Annual incentive plan awards reflect the potential threshold, target and maximum incentive awards payable to our NEOs based upon the achievement of the LTIP Performance Criteria. Amounts shown are calculated as a percentage of base salary. Target bonus amounts assume the achievement of the LTIP Performance Criteria, at the target amounts. Maximum bonus amounts assume the achievement of the LTIP Performance Criteria, at the maximum amount of 200%. The actual equity bonus payments received by NEOs are set out in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

In February 2021, we issued an aggregate of 1,007,912 2021 PSUs to our senior managers and executives, including an aggregate of 442,986 2021 PSUs to our NEOs.

Each PSU represents one Share. As a result, the number of 2021 PSUs issued to NEOs was 200% of the “target” level of PSUs, being the maximum number of Shares that our NEOs may earn pursuant to the LTIP.

The number of 2021 PSUs that actually vest and the Shares actually earned will be based on the achievement of the LTIP Performance Criteria established by the Committee over a three-year performance period that commenced on January 1, 2021, and ends on December 31, 2023 (the “2021 PSU Performance Period”). Evaluations of each of the LTIP Performance Criteria for the 2021 PSUs will be assessed by the Committee following receipt of our audited financial statements for the last completed fiscal year of the 2021 PSU Performance Period.

In February 2022, our Board, based upon the Committee’s assessment of the achievement of the LTIP Performance Criteria, approved the vesting and awarding of 94,940 Shares to our executives (including our NEOs) pursuant to the 2019 PSUs. The 94,940 Shares represent 30.3% of the potential Share award range previously set at between 0% and 200%. See “Vesting of Fiscal 2019 PSUs” on page 63 hereof.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information regarding outstanding equity awards for our NEOs at December 31, 2021:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)

Jimmy S. H. Lee	-	-	-	-	-	-	-	157,029	1,882,778

David M. Gandossi	-	-	-	-	-	-	-	248,756	2,982,584

David K. Ure	-	-	-	-	-	-	-	55,991	671,332

Adolf Koppensteiner	-	-	-	-	-	-	-	43,002	515,594

Wolfram Ridder	-	-	-	-	-	-	-	37,471	449,277

(1)	Based on the closing Share price of $11.99 per Share on the NASDAQ Global Select Market as at December 31, 2021.
(2)

Reflects the number of PSUs that may be earned upon achievement of target performance of the 2021 PSUs awarded to our NEOs in 2021, the 2020 PSUs awarded to our NEOs in 2020 and the 2019 PSUs awarded to our NEOs in 2019, based on the Compensation Committee’s assessment of the achievement of the LTIP Performance Criteria respecting the 2019 PSUs in February 2022. As at December 31, 2021, the vesting of such awards was contingent upon the achievement of the LTIP Performance Criteria (at the end of a three-year performance period measured from January 1, 2021 and ending on December 31, 2023, in the case of the 2021 PSUs, from January 1, 2020 and ending on December 31, 2022, in the case of the 2020 PSUs, and from January 1, 2019 and ending on December 31, 2021, in the case of the 2019 PSUs. The 2021 PSUs are eligible to vest in 2024, the 2020 PSUs are eligible to vest in 2023 and the 2019 PSUs vested in February 2022.

Option Exercises and Stock Vested

The following table discloses the amounts received by our NEOs upon exercise of options or similar instruments or the vesting of stock or similar instruments during 2021.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jimmy S.H. Lee	-	-	-	-

David M. Gandossi	-	-	-	-

David K. Ure	-	-	-	-
Adolf Koppensteiner	-	-	-	-

Wolfram Ridder	-	-	-	-

Non-Qualified Deferred Compensation

We do not maintain a retirement program for our Executive Chairman. We maintain two separate retirement programs for our other North American and European executive officers.

Under the terms of our North American program, we make a contribution to a registered retirement savings plan (“RRSP”) account with a financial institution in the name of the executive officer in an amount equal to 12%, which includes a notional matching component of 2%, of a combined total of 100% of gross salary and 50% of cash bonus payments up to the annual maximum RRSP limit (C$27,830 in 2021). Amounts in excess of the annual maximum RRSP limit, are credited to an unfunded account and earn interest based on a notional growth rate of 3.38%. While the value of the unfunded account grows on a tax-free basis while retained in the Company, the executive officer will be subject to full taxation on the balance at the time the funds are withdrawn (upon retirement or termination of employment).

Our Chief Executive Officer and Chief Financial Officer participate in our North American program. In 2021, we contributed $22,211 on each of their behalves under the terms of the program.

Similarly, under the terms of our European program, we make contributions to a German government regulated pension plan in an amount equal to 10% of a combined total of 100% of each participating German executive officer’s gross salary and 50% of such executive’s cash bonus payments. In addition, to the extent that such statutory pension is limited by an annual cap (€7,477 in 2021), contributions in excess of this amount are remitted to a third party fund and held in an account in the executive officer’s name. While the value of such account grows on a tax-free basis while retained with the third party fund, the executive officer will be subject to full taxation of the balance at the time the funds are withdrawn (upon retirement or termination of employment).

The NEOs participating in our European program are Messrs. Koppensteiner and Ridder, on whose behalf, in 2021, we contributed $51,434 and $38,835, respectively, under the terms of the program.

Non-Qualified Deferred Compensation Table

The following table sets forth information regarding contributions, earnings and account balances described above for our NEOs under our retirement programs.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(3) ($)

Jimmy S.H. Lee	-	-	-	-	-

David M. Gandossi	-	92,200	27,884	-	880,215 (4)

David K. Ure	-	37,343	6,053	-	203,688 (4)

Adolf Koppensteiner	-	42,588	-	-	-

Wolfram Ridder	-	29,989	-	-	-

(1)

Amounts in this column reflect our contributions to each of our NEOs’ respective retirement plan which is in excess of the amount permitted by applicable tax statute. We also account for these amounts in the Summary Compensation Table on page 65 of this Proxy Statement, under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for Messrs. Gandossi and Ure and under the “All Other Compensation” column for all of our other NEOs.

(2)

The amount in this column reflects interest accrued based on a notional growth rate of 3.38%. We account for Messrs. Gandossi and Ure’s amounts in the Summary Compensation Table on page 65 under the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column.

(3)

No amounts are shown in this column for the NEOs participating in our European retirement program, as contributions in excess of statutory limits are remitted to a third party fund and the Company no longer has any obligation in respect thereof.

(4)

Of this balance, $710,248 and $149,774 were previously reported as compensation to Mr. Gandossi and Mr. Ure, respectively, in the Non-Qualified Deferred Compensation Table in the prior year’s proxy statement. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements rather than additional currently earned compensation.

Potential Payments upon Termination or Change of Control

Termination

We have agreed to provide certain benefits to our NEOs in the event of the termination of their employment with us. The following table shows the estimated severance benefits that would have been payable to our NEOs if their employment was terminated without cause on December 31, 2021.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option Acceleration(1) ($)	Performance Share Unit Awards Acceleration(1) ($)	Total ($)

Jimmy S. H. Lee	3,983,555	-	-	2,330,820	6,314,375

David M. Gandossi(2)	2,385,704	-	-	3,113,839	5,499,543

David K. Ure	738,029	-	-	773,547	1,511,576

Adolf Koppensteiner	766,054	-	-	-	766,054

Wolfram Ridder	226,399	-	-	-	226,399

(1)	Based on the closing market price of $11.99 per Share on the NASDAQ Global Select Market on December 31, 2021.
(2)	In connection with his retirement in 2022, Mr. Gandossi’s employment agreement was amended to terminate and eliminate such benefits.

Change of Control

We have agreed to provide certain benefits to our NEOs if their employment is terminated within a specified time after a “change of control” of the Company. The following table shows the estimated change of control benefits that would have been payable to our NEOs if a change of control had occurred on December 31, 2021.

Name	Cash Severance Benefit ($)	Insurance Continuation ($)	Stock Option and Restricted Stock Acceleration(1)(2) ($)	Performance Award Acceleration(1)(2) ($)	Total ($)

Jimmy S. H. Lee	3,983,555	-	-	2,330,820	6,314,375

David M. Gandossi(3)	4,771,409	-	-	3,113,839	7,885,248

David K. Ure	1,107,044	-	-	773,547	1,880,591

Adolf Koppensteiner	766,054	-	-	613,300	1,379,354

Wolfram Ridder	452,798	-	-	531,888	984,686

(1)	For the purposes of the 2010 Plan, these amounts assume a change of control and triggering event have occurred and the vesting of all awards under the plan has been accelerated.
(2)	Based on the closing market price of $11.99 per Share on the NASDAQ Global Select Market on December 31, 2021.
(3)	In connection with his retirement in 2022, Mr. Gandossi’s employment agreement was amended to terminate and eliminate such benefits.

Narrative Discussion on Potential Payments upon Termination or Change of Control

2010 Plan

Under the 2010 Plan, all unvested performance awards granted under the plan will vest if a triggering event occurs within 12 months following a change of control. The 2010 Plan has detailed definitions of “change in control” and “triggering event”. Generally speaking, under the 2010 Plan, a change in control occurs if: (i) we sell or otherwise dispose of all or substantially all of our assets; (ii) someone acquires 50% or more of our Shares; or (iii) we complete a merger, consolidation or reorganization, following which 50% or more of the voting shares of the continuing or surviving entity and the parent company of such entity are held by persons who were not Shareholders prior to such merger, consolidation or reorganization. Any one of the following events would constitute a triggering event under our 2010 Plan: (i) the termination of the relevant employee without cause; (ii) the occurrence of constructive termination; or (iii) in connection with a change in control, any outstanding awards are not assumed, replaced, converted or otherwise continued by the Company or a successor entity thereof. Due to the number of factors that affect the nature and amount of any benefits provided upon the happening of such events, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the achievement of performance thresholds and the Company’s stock price.

Contractual Obligations

Jimmy Lee

Termination without cause or voluntary termination for good reason. The terms of his employment agreement provide that, if Mr. Lee is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to a severance payment equal to three times the sum of: (i) his then annual salary; and (ii) the higher of (a) his current annual bonus and (b) the highest variable pay and incentive bonus received during the three years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless (i) a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control, or (ii) such termination occurs in contemplation of, at the time of, or within three years after a change of control, in which case this amount is payable in a lump sum cash payment immediately following such termination. In addition, all Mr. Lee’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Lee will also be entitled to any accrued benefits.

Mr. Lee’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (i) the receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any person, directly or indirectly, (a) has become the beneficial owner of more than 50% of the outstanding Shares or (b) has sole and/or shared voting or dispositive power over more than 50% of the outstanding Shares; (ii) a change in the composition of the Board occurring within a two-year period prior to such change, as a result of which fewer than a majority of the Board members are incumbent Board members; (iii) the solicitation of a dissident proxy, the purpose of which is to change the composition of the Board with the result or potential result that fewer than a majority of the Board will be incumbent members; (iv) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not Shareholders prior to such event; (v) the sale of all or substantially all of our assets; or (vi) the approval by our Shareholders of a plan of complete liquidation or dissolution.

Termination for cause or voluntary termination without good reason. The terms of his employment agreement provide that, if Mr. Lee is terminated for cause or voluntarily terminates his employment without good reason, he is not entitled to any additional payments or benefits, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Death or termination for disability. The terms of his employment agreement provide that, in the event of Mr. Lee’s death or if Mr. Lee is terminated in connection with a disability, he is not entitled to any additional payments or benefits, other than accrued benefits, any amounts payable under the Company’s incentive plan then in effect, and a prorated bonus, which is payable at the same time as the Company’s other senior executives are paid under any cash bonus or long-term incentive plan. In addition, all of Mr. Lee’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable.

David Gandossi

Termination without cause or voluntary termination for good reason. In connection with his retirement and transition to a new Chief Executive Officer, Mr. Gandossi’s employment agreement was amended on March 11, 2022 to terminate and delete its provisions for payments in the event of a termination without cause, voluntary termination for good reason and related to a change of control, death or disability.

David Ure

Termination without cause or voluntary termination for good reason. The terms of his employment agreement provide that, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason, he will be entitled to a severance payment equal to one times the sum of: (i) his then annual salary; and (ii) the higher of (a) his current annual bonus and (b) the highest variable pay and average incentive bonus received during the two years last ending prior to his termination. This amount is payable in substantially equal installments over a twelve-month period, unless a change of control occurs following such termination, in which case the unpaid portion of such severance amount is payable in full in a lump sum cash payment immediately following such change of control.

The terms of his employment agreement further provide that, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason in contemplation of, at the time of, or within twelve months after a change of control, instead of the amounts and payment terms described above, he will be entitled to a lump sum severance payment equal to one and a half times the sum of: (i) his then annual salary; and (ii) the higher of (a) his current annual bonus and (b) the highest variable pay and average incentive bonus received during the two years last ending prior to his termination.

In addition, if Mr. Ure is terminated without cause or voluntarily terminates his employment for good reason, all Mr. Ure’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable. Mr. Ure will also be entitled to any accrued benefits.

Mr. Ure’s employment agreement defines a “change of control” as the occurrence of any of certain specified events including: (i) the receipt by the Company of a Schedule 13D or other statement filed under Section 13(d) of the Exchange Act indicating that any person, directly or indirectly, (a) has become the beneficial owner of more than 50% of the outstanding Shares or (b) has sole and/or shared voting or dispositive power over more than 50% of the outstanding Shares; (ii) a change in the composition of the Board occurring within a two-year period prior to such change as a result of which fewer than a majority of the Board members are incumbent Board members; (iii) the consummation of a merger, amalgamation or consolidation of the Company with or into another entity if more than 50% of the combined voting power of the continuing entity’s securities outstanding immediately after such event are owned by persons who were not Shareholders prior to such event; (iv) the sale of all or substantially all of our assets; (v) the commencement by or against us of a bankruptcy proceeding; or (vi) the approval by our Shareholders of a plan of complete liquidation or dissolution. Notwithstanding, a “change of control” in respect of items (1) to (4) above will not be deemed to occur unless such transaction constitutes a change in ownership of the Company or a change in effective control of the Company.

Termination for cause or voluntary termination without good reason. The terms of his employment agreement provide that, if Mr. Ure is terminated for cause or voluntarily terminates his employment without good reason, he is not entitled to any additional payments or benefits, other than accrued benefits (including, but not limited to, any then vested stock options and other equity grants) and a prorated bonus, which is payable immediately upon such termination.

Death or termination for disability. The terms of his employment agreement provide that, in the event of Mr. Ure’s death or if Mr. Ure is terminated in connection with a disability, he is not entitled to any additional payments or benefits, other than accrued benefits, any amounts payable under the Company’s incentive plan then in effect, and a prorated bonus, which is payable at the same time as the Company’s other senior executives are paid under any cash bonus or long-term incentive plan. In addition, all Mr. Ure’s unvested rights in any stock options and any other equity awards will vest in full and become immediately exercisable.

Adolf Koppensteiner

The terms of Mr. Koppensteiner’s employment agreement provide for a 12 month notice period in case of termination by either party. The agreement does not contain a change of control provision.

Wolfram Ridder

The terms of Mr. Ridder’s employment agreement provide for a six-month notice period in case of termination and 12 months in the event of a change of control, which is defined as a direct or indirect change in majority ownership of Stendal Pulp Holding GmbH. In addition to the terms provided for in the individual employment agreements, our 2010 Plan contains provisions for accelerated vesting and exercisability of options, stock appreciation rights, restricted stock, restricted stock rights and performance awards upon termination of employment within 12 months of a change of control. The Committee also has the discretion to vest and make exercisable any outstanding award previously issued under the 2010 Plan upon the closing of a transaction that results in a change of control.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. David Gandossi, our former President and Chief Executive Officer:

For 2021, our last completed fiscal year:

•	the annual total compensation of the employee identified at median of our company (other than Mr. Gandossi), was $64,330;

•	the annual total compensation of Mr. Gandossi for purposes of determining the pay ratio was $3,152,658; and

•	the ratio of the annual total compensation of Mr. Gandossi, to the median of the annual total compensation of all employees was estimated to be 49 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median employee, we determined that, as of December 31, 2021, our employee population consisted of approximately 2,400 individuals globally. To identify the “median employee” from our employee population, we collected actual base salary, bonus paid, any overtime paid, pension and other benefits paid during the year ended December 31, 2021. In making this determination, we annualized the compensation of all newly hired permanent employees during this period.

INFORMATION REGARDING EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Since specific grants under the 2010 Plan are discretionary, they may vary from year to year and participant to participant and are not yet determinable. The following table provides certain information as at December 31, 2021 with respect to the Company’s equity compensation plans.

	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of Shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan Category

Equity compensation plans approved by Shareholders(1)	–(2)	$ –	1,188,303(3)

Equity compensation plans not approved by Shareholders	–	–	–

(1)	The 2010 Plan.
(2)

Excludes a maximum of 2,754,472 outstanding PSUs, 626,550 of which were eligible for vesting as at December 31, 2021. (In February 2022, based upon an assessment of the achievement of the LTIP Performance Criteria, 94,940 Shares were awarded and vested in respect thereof and the balance of underlying Shares therefor is again available under the 2010 Plan.) Of the remaining 2,127,922 PSUs, 1,120,010 are eligible to vest at December 31, 2022 and 1,007,912 are eligible to vest at December 31, 2023. The actual number of Shares issued in respect of unvested PSUs will vary from 0% to 200% of PSUs granted, based upon achievement of performance objectives established for such awards.

(3)	Represents the number of Shares remaining available for issuance under the 2010 Plan as of December 31, 2021. As at the date hereof, the amount available is 506,205 Shares.

PROPOSAL–2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company believes that the compensation policies for our NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our Shareholders. This advisory Shareholder vote, commonly referred to as a “say-on-pay vote” gives you as a Shareholder the opportunity to approve or not approve the compensation of our NEOs that is disclosed in this Proxy Statement. This advisory Shareholder vote occurs every year and will next occur at our annual meeting of Shareholders to be held in 2023 (the “2023 Annual Meeting”). The non-binding resolution approving our executive compensation was approved by approximately 96% of the Shareholders present or represented by proxy at our 2021 annual meeting of Shareholders. This vote is not intended to address any specific item of executive compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company asks that you indicate your support for our executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this Proxy Statement by voting “FOR” the following resolution:

RESOLVED that the Company’s Shareholders approve, on an advisory basis, the compensation of the Company’s executives named in the Summary Compensation Table, as disclosed in the Company’s 2022 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, compensation tables, narrative disclosure and other related tables and disclosure.

Since this say-on-pay vote is advisory, it will not be binding on the Board or the Compensation and Human Resources Committee. However, the Board and our Compensation and Human Resources Committee value the opinions of our Shareholders and will review the voting results and take them into consideration when making future decisions regarding executive compensation. The affirmative vote of the holders of a majority of the Shares represented at the Meeting in person or by proxy entitled to vote on the proposal will be required for approval.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSAL–3 – INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

The Board requests that Shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm as a matter of good corporate practice.

We initially appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm effective May 10, 2007 and received Shareholder ratification of such appointment at our annual meeting held in June 2007. The appointment of PricewaterhouseCoopers LLP was approved by the Audit Committee and by the Board.

Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting but have been given an opportunity to make a statement if they so desire and will be available should any matter arise requiring their participation at the Meeting.

The selection of PricewaterhouseCoopers LLP must be ratified by a majority of the votes cast at the Meeting, in person or by Proxy, in favor of such ratification.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

In the event PricewaterhouseCoopers LLP are not ratified as our registered public accounting firm at the Meeting, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or select another firm. The Audit Committee may select another firm as our registered public accounting firm without the approval of Shareholders, even if Shareholders ratify the selection of PricewaterhouseCoopers LLP at the Meeting.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees for services provided by PricewaterhouseCoopers LLP in 2021 and 2020:

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$1,356,635	$1,241,019
Audit-Related Fees(2)	$317,466	$371,086
Tax Fees(3)	$417,289	$237,202
All Other Fees	$5,273	$44,355	(4)

	$2,096,663	$1,893,662

(1)

Represents fees for services rendered for the integrated audit of our annual financial statements, including fees relating to an internal control review conducted pursuant to the Sarbanes-Oxley Act of 2002.

(2)

Represents fees for due diligence transaction services and services such as quarterly reviews rendered for assurance and related services reasonably related to the performance of the audit or review of our financial statements but not reported under “Audit Fees”, including fees related to audit and attestation services for the Celgar and Peace River pension plans, due diligence related to financings and consultations concerning financial accounting and reporting standards.

(3)	Represents fees for services rendered for tax compliance, tax advice and tax planning.
(4)	The majority of all other fees incurred during 2020 were in connection with advisory and governmental relations services related to new green energy legislation in Germany.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

Our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of PricewaterhouseCoopers LLP. The committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP. The Audit Committee from time to time will provide a general pre-approval of specific types of services and provide specific guidance as to the specific services which may be eligible for pre-approval and will obtain appropriate cost estimations for each type of service. The Audit Committee also specifically pre-approves all other permitted services. For all pre-approval of services, the Audit Committee considers whether such services are consistent with the rules of the SEC on registered public accounting firm independence. Under the policy, the Audit Committee must pre-approve services prior to the commencement of the specified service. The Audit Committee sometimes delegates to its chair the authority to address any requests for pre-approval of services between Audit Committee meetings and the chair then reports any pre-approved decisions to the Audit Committee at its next scheduled meeting. In 2020 and 2021, all services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, had been pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee monitors and oversees our financial reporting process on behalf of our Board. Management has primary responsibility for our financial statements and the financial reporting process, including the Company’s system of internal controls.

The Audit Committee has met and held discussions with management and our independent registered public accounting firm, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of our results and the assessment of our internal control over financial reporting. The Audit Committee has discussed significant accounting policies we applied in our financial statements, as well as alternative treatments. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the registered public accounting firm’s independence from the Company and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the registered public accounting firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the Company and its management. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed its independence with PricewaterhouseCoopers LLP.

The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Form 10-K for filing with the SEC.

The Audit Committee has selected and appointed, and the Board has ratified, PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Submitted by the members of the Audit Committee.

Alan Wallace, Chair

William D. McCartney

Alice Laberge

Janine North

The report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates the report by reference therein.

PROPOSAL 4 – APPROVAL OF THE AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN

Introduction and Proposed Amendment

We are asking Shareholders to approve the Company’s Amended and Restated 2022 Stock Incentive Plan (the “2022 Plan”) which will succeed the existing 2010 Plan. In 2022, our Board adopted the proposed amendment to the 2010 Plan, subject to approval by the Shareholders. The 2022 Plan will be effective only when and if approved by the Shareholders.

As of the date of the Meeting, we will have 17,755 Shares (assuming that all performance share units granted under the 2010 Plan will vest at the maximum of 200% target level) or 210,815 Shares (assuming that all performance share units will vest at 100% target level) available for future issuance under the 2010 Plan after giving pro-forma effect to the shares of restricted stock to be granted in May to non-employee directors after the Meeting (the “May 2022 Grants”). It is expected that on or shortly after the Meeting, restricted stock totaling $730,000 in fair market value will be granted to our non-employee directors. Assuming that the Share value at the time of grant will be similar to the trading price of $13.95 as at March 31, 2022, we estimate that 52,330 Shares of restricted stock will be granted to the non-employee directors following the Meeting.

If the 2022 Plan is approved by Shareholders, no further grants will be made under the 2010 Plan on or after the effective date of the 2022 Plan, being the date of the Meeting, but outstanding awards granted under the 2010 Plan will continue following such date in accordance with the award terms (and will be satisfied with Shares available for issuance thereunder), and we will continue to be able to make awards under the 2022 Plan. If the 2022 Plan is not approved, we will continue to operate the 2010 Plan in accordance with its terms.

If approved, the 2022 Plan would make the following material changes to the 2010 Plan, as described in more detail in “Material Features of the 2022 Plan” below:

Key Changes to the 2010 Plan

Increase in Authorized Shares	•

Increases the number of Shares available for issuance under the 2022 Plan compared to the 2010 Plan by 2,500,000 Shares. The increase represents approximately 3.8% of our outstanding Shares as at the Record Date. After giving effect to the amendment and taking into consideration the May 2022 Grants, we would have 2,517,755 Shares (assuming all performance share units granted under the 2010 Plan will vest at maximum of 200% target level) or 2,710,815 Shares (assuming all performance share units granted under the 2010 Plan will vest at 100% target level) available for issuance under our 2022 Plan, which is approximately 3.8% or 4.1%, respectively, of our currently outstanding Shares.

Extend Expiry Date	•	Extends the expiry date under the 2010 Plan from May 31, 2027 to May 31, 2032 under the 2022 Plan.

Non-Uniform Determination	•	Provides the Compensation and Human Resources Committee with the discretion to make non-uniform determinations as to the participants eligible for awards and the terms and provisions of such awards.

Clarify that 2022 Plan Does not Permit Liberal Share Recycling	•

Clarifies share counting recycling provisions under the 2022 Plan, which generally provides that the aggregate number of Shares available under the 2022 Plan will be reduced by one Share for every one Share subject to an award granted under the 2022 Plan.

Rename Restricted Stock Rights	•	Renames “restricted stock rights” to “restricted stock units”.

Add Deferred Stock Units as an Award	•	Provides the Compensation and Human Resources Committee with the ability to grant deferred stock units.
	•	Provides that non-employee directors who elect to receive deferred stock units in lieu of restricted stock are entitled to dividend equivalents.
•

Provides that if a non-employee director ceases to be a director, deferred stock units that remain subject to restrictions will expire and be returned to the Company, while deferred stock units that would have otherwise vested but for the deferred settlement date will be payable on the applicable date of termination.

Clarify Certain Administrative Matters Respecting Restricted Stock, Restricted Stock Units and Deferred Stock Units	•

Clarifies that if provided in the applicable award agreement, the Compensation and Human Resources Committee may elect to settle restricted stock units and deferred stock units in cash, Shares or a combination of both upon the expiration of the applicable restricted period or deferral period.

	•	Clarifies that restricted stock units and deferred stock units may be subject to restrictions on transferability and other restrictions as the Compensation and Human Resources Committee may impose.
•

Clarifies that, except as otherwise determined by the Compensation and Human Resources Committee, upon termination of employment or failure to satisfy performance criteria during the applicable period, restricted stock units or deferred stock units that are still subject to restrictions at such time will be forfeited.

	•	Clarifies that holders of restricted stock are entitled to dividends, which are distributable upon the release of restrictions on the restricted stock.

Require Minimum One-Year Vesting Period	•

Provides a minimum vesting requirement to require 95% of the Shares available for issuance under the 2022 Plan to be granted pursuant to awards that will not vest prior to the one-year anniversary of the grant date.

	•	Provides for a minimum one-year restricted period for restricted stock units and restricted stock and a minimum one-year performance period for performance-based awards.

Eliminate Automatic Restricted Stock Award Grants	•	Removes automatic restricted stock award grants for non-employee directors.

Require Annul Non-Director Employee Limits	•	Implements an annual limit on awards granted to non-employee directors.

Clarify Vesting of Performance Share Units on Change in Control	•	Clarifies that the acceleration of performance share units and performance awards in the event of a change in control will be limited to target achievement.

Clarify Provisions Respecting Award Substitution	•	Clarifies provisions respecting the substitution of awards in the event of a merger, consolidation or reorganization of the Company.

Clarify Tax Withholding and Section 409A Provisions	•	Reflects other changes to clarify provisions respecting tax withholding and compliance with Section 409A of the Internal Revenue Code of 1986 (the “Code”).

Clarify Administrative and Other Changes	•	Reflects other changes to facilitate and clarifies the administration of the 2022 Plan and awards made thereunder, including but not limited to the items noted below.
	•	Clarifies forfeiture provisions of the 2022 Plan to provide for a direct reference to the Company’s Clawback Policy and to provide specific instances of certain triggering events.
	•	Clarifies that the Compensation and Human Resources Committee may provide for special terms for awards to foreign nationals to accommodate differences in local law, tax policy or custom.
	•	Clarifies that no fractional Shares may be issued pursuant to the 2022 Plan.
	•	Other minor clean-up or housekeeping changes to conform the 2022 Plan with the above listed amendments.

Our Board believes that the adoption of the 2022 Plan is necessary to modernize the Company’s stock incentive plan and to provide us with a sufficient reserve of Shares for future awards of various types needed to attract, retain and motivate key employees and non-employee directors.

We are seeking Shareholder approval for the adoption of the 2022 Plan.

Details regarding the background of this proposal and the material features of the 2022 Plan are provided below.

OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Purpose of Amended and Restated 2022 Stock Incentive Plan and Reasons the Board Recommends Voting For Approval of the 2022 Plan

The 2022 Plan would increase the number of Shares reserved for issuance under the 2022 Plan by 2,500,000 Shares and would extend the expiry date of the 2022 Plan to May 31, 2032. Taking into account the May 2022 Grants, we estimate that, following the Meeting, we will then have 17,755 Shares (assuming that all performance share units granted under the 2010 Plan will vest at the maximum of 200% target level) or 210,815 Shares (assuming that all performance share units will vest at 100% target level) available for future issuance under the 2010 Plan. We believe that the current share reserve amount is insufficient to meet our future needs with respect to attracting, motivating, and retaining employees, officers and directors in a competitive market for talent. If the 2022 Plan is not approved, the 2010 Plan will remain in effect and expire pursuant to its terms in May 2027.

Our Board has concluded that the adoption of the 2022 Plan is in our best interest and the interest of the Shareholders. Our Board believes that the adoption of the 2022 Plan is necessary to modernize the provisions of the 2010 Plan and to provide us with a sufficient reserve of Shares for future awards of various types needed to attract, retain and motivate key employees and non-employee directors. Broad-based equity compensation is an essential and long-standing element of the Company’s compensation program and success. It continues to be a critical element to attract and retain talented employees, officers and directors available to execute on the Company’s long-term strategic goals. If the 2022 Plan is not approved, we may be unable to continue to offer competitive equity packages to attract and retain such persons and we may need to consider other compensation alternatives.

The 2010 Plan is set to expire on May 31, 2027, or approximately five years from the date hereof. Extending the expiry date under the 2022 Plan will better align the plan’s duration with the amount of awards available for grant after giving effect to the amendment and the long-term nature of awards granted under the plan.

The table below shows the awards that were outstanding under the 2010 Plan, as of the date hereof.

Total Shares underlying outstanding options	Nil
Weighted average exercise price of outstanding options (includes options that were previously subject to performance conditions)	N/A
Weighted average remaining contractual life of outstanding options	N/A
Total Shares underlying outstanding unvested time-based PSUs	Nil
Total Shares underlying outstanding unearned performance-based PSUs assuming PSUs vest at maximum 200% target	3,727,750(1)
Total Shares underlying outstanding unearned performance-based PSUs assuming PSUs vest at 100% target	1,863,875(1)
Total Shares underlying outstanding unvested time-based RSUs (referred to as Restricted Stock Rights in 2010 Plan)	102,330(1) (2)(3)
Total Shares underlying outstanding unearned performance-based RSUs	Nil
Total Shares currently available for grant assuming PSUs vest at maximum 200% target	17,755(1) (2)
Total Shares currently available for grant assuming PSUs vest at 100% target	210,815(1) (2)

(1)	Figures in the table above takes into consideration certain awards to be granted to Juan Carlos Bueno effective May 1, 2022,
(2)

It is expected that on or shortly after the Meeting, restricted stock totaling $730,000 in fair market value will be granted to our non-employee directors. Assuming that the Share value at the time of grant will be similar to the trading price of $13.95 as at March 31, 2022, we estimate that 52,330 Shares of restricted stock will be granted to the non-employee directors following the Meeting. This figure includes such restricted stock issuances.

(3)	Excludes 49,195 outstanding restricted shares which vest in 2022.

We believe the requested Shares will be sufficient to enable us to grant awards under the 2022 Plan for a number of years, based on historical grant and forfeiture levels, recent market prices of our Shares, and the anticipated use of awards as an incentive and retention tool.

Burn Rate and Potential Dilution

The 2022 Plan will increase the number of Shares authorized for issuance under the 2010 Plan by 2,500,000 Shares from 17,755 Shares to 2,517,755 Shares (assuming that all performance share units granted under the 2010 Plan will vest at the maximum of 200% target level) or from 210,815 Shares to 2,710,815 Shares (assuming that all performance share units will vest at 100% target level). The foregoing takes into consideration the May 2022 Grants. We believe this will provide sufficient Shares for the Company’s equity-based compensation needs through the 2024 annual meeting of Shareholders. This estimate is based on our historical usage, adjusted for growth and to allow flexibility around types of awards used, though actual issuances may be materially different from this estimate.

In setting the number of shares authorized for issuance under the 2022 Plan, we considered our historic burn rate, which measures annual share utilization. As shown in the following table, the Company’s three-year average burn rate was 1.5%, which is below the benchmarks applied to our industry by certain major proxy advisory firms. The Company continues to manage its burn rate of awards granted over time to levels it believes are reasonable in light of its business and number of outstanding Shares while ensuring that our overall executive compensation program is competitive, relevant and motivational.

Fiscal Year	Number of Shares Subject to Awards Granted During Fiscal Year	Weighted-Average Common Shares Outstanding	Gross Burn Rate(1) (%)	Net Burn Rate(2)
2021	1,057,107	65,944,494	1.6	1.6
2020	1,208,974	65,768,485	1.8	1.8
2019	672,611	65,553,196	1.0	0.2
Average	979,564	65,755,392	1.5	1.2

(1)	Gross burn rate is calculated as (a) the number of new awards granted under the 2010 Plan divided by (b) the total number of Shares outstanding as of the end of the fiscal year.
(2)

Net burn rate is calculated as (a) the number of new awards granted under the 2010 Plan, net of awards cancelled and forfeited, divided by (b) the total number of Shares outstanding as of the end of the fiscal year.

We also considered overhang, which measures potential Shareholder dilution, in setting the number of additional shares authorized for issuance under the 2022 Plan. As of the date hereof, there are 66,131,298 Shares outstanding, 3,830,080 Shares are subject to outstanding stock-based awards, and 17,755 Shares are available for future awards under the 2010 Plan (assuming that performance share units vest at maximum 200% of target and taking into consideration the May 2022 Grants). Therefore, as of the date hereof, our overhang (calculated as the number of shares subject to outstanding awards plus the number of shares available to be granted (“Total Award Shares”), divided by the total number of outstanding Shares) is 0.6%. Had the 2,500,000 additional shares being requested under the 2022 Plan been available for grant as of the date hereof, our overhang will increase to 1.0%.

Material Features of the 2022 Plan

Below is a summary of the material features of the 2022 Plan, which is qualified in its entirety by reference to the full text of the 2022 Plan, attached hereto as Appendix A.

Purpose

The purpose of the 2022 Plan is to promote the long-term success of the Company and the creation of Shareholder value by encouraging the attraction and retention of employees and non-employee directors with exceptional qualifications, encouraging them to focus on the critical long-range objectives of the Company and linking their interests directly to Shareholder interests through increased Share ownership. The 2022 Plan achieves this purpose by providing for awards to participants in the form of restricted shares, restricted stock units, performance shares, performance share units, options and/or SARs. The Company believes it is important to have flexibility to grant various types of equity awards to its employees so that it can react appropriately to the changing environment.

Eligibility and Minimum Vesting Requirements

Awards granted under the 2022 Plan may be made only to those persons who are employees, officers, consultants to and non-employee directors of Mercer on the grant date of the award. Presently, we estimate that 72 persons are eligible each year to receive awards under the 2022 Plan.

Awards granted under the 2022 Plan following the effective date of the 2022 Plan will not vest prior to the one-year anniversary of the grant date provided that such requirement will not apply to (i) 5% of the shares initially reserved under the 2022 Plan, (ii) awards assumed or substituted in connection with an acquisition by the Company, and (iii) any awards to non-employee directors, which vest on the earlier of one year and the next annual meeting of shareholders, which is at least 50 weeks after the immediately preceding annual meeting of shareholders.

Stock Subject to the 2022 Plan

The number of Shares available for issuance under the 2022 Plan pursuant to awards will equal to the sum of (a) 2,500,000, plus (b) the number of Shares that were unissued and available for grant under the 2010 Plan plus (c) any Shares that, on the effective date of the 2022 Plan, are subject to outstanding awards under the 2010 Plan and that, after that date, cease to be subject to such awards for any reason other than by such awards being exercised.

As of the date hereof and taking into consideration the May 2022 Grants, subject to adjustment for changes in capitalization, the total number of Shares subject to outstanding awards under the 2010 Plan is 3,830,080, and 17,755 Shares (assuming that all performance share units granted under the 2010 Plan will vest at the maximum of 200% target level) or 210,815 Shares (assuming that all performance share units will vest at 100% target level) remain available for future grants under the 2010 Plan. Under the 2022 Plan, an additional 2,500,000 Shares will become available for issuance.

If the 2022 Plan is approved by the Shareholders at the Meeting, subject to adjustment for changes in capitalization and taking into account the May 2022 Grants, the number of Shares initially available under the 2022 Plan, other than substitute awards in a corporate transaction, is equal to 2,517,755 Shares (assuming performance share units vest at maximum 200% of target) or 2,710,815 Shares (assuming performance share units vest at 100% of target).

The maximum number of Shares which may be issued as incentive stock options under the 2022 Plan is limited to 500,000. Further, the maximum number of Shares that may be granted to any one participant in the 2022 Plan, who is a Covered Employee (as defined in the 2010 Plan) during the fiscal year where such participant’s employment commences, shall be 300,000 and 250,000 for all other fiscal years.

Types of Awards

The 2022 Plan allows Mercer to grant the following types of awards: options; restricted stock units (formerly referred to as restricted stock rights); deferred stock units, restricted stock; performance shares; performance share units; and stock appreciation rights, referred to as “SARs”.

Stock Options

The Compensation and Human Resources Committee may grant stock options qualifying as incentive stock options, referred to as “ISOs”, under the Code, and non-qualified stock options. The Compensation and Human Resources Committee determines the exercise price of such options. However, no options shall be granted at an exercise price that is less than the Fair Market Value (defined in the 2022 Plan as the last reported sale price of the Shares quoted on the NASDAQ Global Select Market) of one Share on the grant date of the option. The Compensation and Human Resources Committee also determines the time or times at which options may be exercised (within 10 years from the grant date) and the method by which the exercise price of an option may be paid and the form of payment, but cannot reprice options previously granted under the 2022 Plan.

ISOs will lapse 10 years from the date they are granted, 90 days after the date of a participant’s termination of employment for any reason other than death or disability, or six months after the date of a participant’s termination of employment on the account of death or disability.

Additionally, the aggregate Fair Market Value of all Shares with respect to which ISOs are first exercisable by a participant in any calendar year may not exceed $400,000 and ISOs cannot be granted to any individual who, at the grant date, owned Shares possessing more than 10 percent of the total combined voting power of all classes of Shares outstanding, unless such option is granted at a price greater than 110% of Fair Market Value on the grant date and is exercisable for no more than five years from such date.

Restricted Stock Units, Deferred Stock Units and Restricted Stock

Restricted Stock Unit and Deferred Stock Units.

A restricted stock unit (previously named a restricted stock right under the 2010 plan) award gives the participant the right to receive Shares or a cash payment equal to the Fair Market Value (determined as of a specified date in the future). Shares are not issued under the award until specified restrictions lapse. The restrictions will lapse in accordance with a schedule or other condition determined by the Compensation and Human Resources Committee.

Except as otherwise set forth herein and in the 2022 Plan, participants holding restricted stock units have no voting rights or rights to dividends with respect to the underlying Shares prior to the issuance of such Shares pursuant to the 2022 Plan. Payments for any vested restricted stock rights shall be made in one lump sum payment of Shares, cash or a combination hereof, equal to the Fair Market Value of a specified number of Shares. The Compensation and Human Resources Committee establishes restrictions on transferability, the consideration for such awards and the type of vesting.

A deferred stock unit award is a restricted stock unit with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in the applicable award agreement. Non-employee directors may elect to receive deferred stock units in lieu of restricted stock. Features of restricted stock units apply similarly to deferred stock units, except that if an eligible non-employee director elects to receive deferred stock units in lieu of restricted stock, each such deferred stock unit will be credited with an amount equal to the cash and stock dividends paid by the Company in respect of Shares (“Dividend Equivalents”). Such Dividend Equivalents will be withheld by the Company and credited to the participant’s account, and will be distributed in cash or in Shares on settlement of the deferred stock unit.

Except as determined by the Compensation and Human Resources Committee, restricted stock units and deferred stock units previously granted will be forfeited upon the failure to satisfy one or more performance criteria by the holder, or upon a termination of employment or directorship if such awards are still subject to restrictions. Provided, however, that if restrictions on deferred stock units have already lapsed and such deferred stock units would have otherwise vested but for the deferred settlement date, a non-employee director will be entitled to settlement of such deferred stock units on the applicable date of termination.

Restricted Stock

A restricted stock award gives the participant the right to receive a specified number of Shares at a purchase price determined by the Compensation and Human Resources Committee. As a general rule, if a participant terminates employment at a time when the restricted stock rights are subject to restrictions, the participant forfeits the unvested restricted stock rights.

Holders of restricted stock awarded under the 2022 Plan shall have the same voting, dividend and other rights as Mercer’s other Shareholders. The Compensation and Human Resources Committee establishes restrictions on transferability, the consideration for such awards and the type of vesting. Except as determined by the Compensation and Human Resources Committee, restricted stock previously granted will also be forfeited upon the failure to satisfy one or more performance criteria by the holder.

Vesting

“Restricted Periods” (as defined in the 2022 Plan) applicable to restricted stock units and restricted stock shall commence on the date of grant and end no earlier than one (1) year after the date of grant.

Performance Shares and Performance Units

A performance share award gives the participant the right to receive Shares if the participant achieves the performance goals established by the Compensation and Human Resources Committee during the performance period, as established by the Compensation and Human Resources Committee. Performance share units give participants the rights to Shares, a cash payment or a combination of Shares or cash if certain performance goals established by the Compensation and Human Resources Committee are met. All such payments shall be made in a lump sum.

SARs

A SAR gives the participant the right to share in the appreciation in value of one Share. The Compensation and Human Resources Committee determines the conditions and restrictions relating to SARs. Upon the exercise of a SAR, the holder shall be entitled to receive payment in an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a Share on the date of exercise over the price of the SAR fixed by the Compensation and Human Resources Committee at the grant date, which shall not be less than the Fair Market Value of a Share at the grant date, by (b) the number of Shares with respect to which the SAR is exercised.

Performance Based Awards

The Compensation and Human Resources Committee may designate certain awards it grants as performance based, within the meaning of Section 162(m) of the Code.

Performance goals, which are defined in the 2022 Plan as the goals established by the Compensation and Human Resources Committee based on performance criteria set by the Compensation and Human Resources Committee, can be expressed in terms of overall Company performance or the performance of a division or an individual and may be stated in terms of absolute levels or relative to another company or index. Performance goals must be established within 90 days of the commencement of a performance period and their outcome must be substantially uncertain at the time of establishment. The Compensation and Human Resources Committee cannot establish performance goals for any performance based award after 25% of the performance period for such award has lapsed. The Compensation and Human Resources Committee, in its discretion, also may adjust or modify the calculation of performance goals for such performance period in order to prevent the dilution or enlargement of the rights of participants to the 2022 Plan. Performance periods must be at least one year.

All recipients of performance based awards must be employees of Mercer.

Limits on Awards to Non-Employee Directors

The 2022 Plan provides that no non-employee director of the Company may be granted any award or awards denominated in Shares that exceed in any fiscal year the aggregate of $125,000 plus any amount of a non-employee director’s regular cash retainer that they elect to receive in restricted stock or deferred stock units up to a maximum equal to the lower of a non-employee director’s annual cash retainer and $100,000, provided that any such election is made by the non-employee director at least 30 days prior to the end of the fiscal year immediately prior to the date of grant (such value computed as of the date of grant in accordance with applicable financial accounting rules). In addition, the Compensation and Human Resources Committee may, in its discretion, award restricted stock or deferred stock units up to an amount not to exceed $100,000 in value for one-time awards to a newly appointed or elected non-employee director.

Adjustment to Capitalization

In the event of any change in the outstanding Shares by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, reorganization, exchange of Shares, or other similar corporate change, the aggregate number of Shares available under the 2022 Plan and subject to each outstanding award, and its stated exercise price or the basis upon which the award is measured, shall be adjusted appropriately by the Compensation and Human Resources Committee.

Change in Control Provisions

The 2022 Plan contains a “double trigger” change in control provision whereby 2022 Plan participants who are employees or officers of, or consultants to, Mercer only receive benefits when either their employment or service terminates due to their discharge without cause or resignation with good reason in connection with a change in control, or at the discretion of the Compensation and Human Resources Committee. For clarity, in such event, each outstanding option and stock appreciation right will automatically become fully and immediately vested and exercised, each restricted stock or restricted stock unit will become fully and immediately vested and all performance shares or performance share units will be deemed to have been achieved at 100% target level and become immediately payable. Conversely, the trigger for non-employee directors is a “single trigger” whereby restricted stock held by such 2022 Plan participants immediately vest upon a change in control.

Clawback and Forfeiture Provisions

Upon the occurrence of certain specified events, awards granted under the 2022 Plan and any cash payment or Shares delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including the Company’s Clawback Policy as discussed herein. Such events include, but shall not be limited to misconduct, fraud, dishonesty or recklessness of a participant that results in an accounting restatement of the Company’s financial statements and any material legal or compliance violation by the participant, including a violation of the Company’s Code of Business Conduct and Ethics and other corporate governance policies, bribery, or other illegal conduct.

Mercer also has discretion to immediately terminate a person’s right to any further payments, vesting or exercisability with respect to any award in its entirety, and to determine whether a participant in the 2022 Plan has been terminated for cause and the date upon which such termination for cause occurs. All such determinations are final.

Share-Counting Rules

Generally, the aggregate number of Shares available under the 2022 Plan will be reduced by one Share for every one Share subject to an award granted under the 2022 Plan. Subject to certain exceptions described in the 2022 Plan, if any award granted under the 2022 Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2022 Plan. Subject to the 2022 Plan being approved by Shareholders at the Meeting, if after the effective date of the 2022 Plan, any Shares subject to an award granted under the 2010 Plan are forfeited, or an award granted under the 2010 Plan (in whole or in part) is cancelled or forfeited, expires, is settled in cash, or is unearned, the Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2022 Plan.

Further, the following will not be added (or added back, as applicable) to the aggregate number of Shares available under the 2022 Plan:

•	Shares withheld by us, tendered or otherwise used in payment of the exercise price of an Option granted under the 2022 Plan or the 2010 Plan;

•	Shares withheld by us, tendered or otherwise used to satisfy tax withholding;

•	Shares subject to share-settled stock appreciation right (“SAR”) that are not actually issued in connection with the settlement of such SAR on exercise; and

•	Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

If a Participant elects to give up the right to receive compensation in exchange for Shares based on fair market value, such Shares will not count against the aggregate number of Shares available under the 2022 Plan.

Substitution of Awards

Shares issued or transferred under awards granted under the 2022 Plan in substitution for or conversion of, or in connection with an assumption of Share or Share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction, consolidation or reorganization with the Company, the result of which such entity becomes an affiliate or a subsidiary of the Company, will not count against (or be added to) the aggregate Share limit or other 2022 Plan limits described herein and in the 2022 Plan. Additionally, Shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2022 Plan, under circumstances further described in the 2022 Plan, but will not count against the aggregate share limit or other 2022 Plan limits described above.

Award Repricing

The 2022 Plan explicitly prohibits the repricing of options.

Transferability

According to the 2022 Plan, with limited exceptions, no award granted under the 2022 Plan may be sold, transferred, pledged, and assigned unless otherwise determined by the Compensation and Human Resources Committee.

Amendment, Modification and Termination

The Board may at any time terminate, amend or modify the 2022 Plan, provided that such action be subject to approval by Shareholders when required by law, regulation, any stock exchange rule for any exchange on which the Shares are listed or the terms of the 2022 Plan. Additionally, no amendment, modification or termination of the 2022 Plan or any award under the 2022 Plan shall in any manner adversely affect any award previously granted without the consent of the holder thereof.

Specifically, the 2022 Plan mandates that neither the Board nor the Compensation and Human Resources Committee may, without the approval of Shareholders: (a) reduce the purchase price or exercise price of any outstanding award, including any option or SAR; (b) increase the number of Shares available under the 2022 Plan (other than any adjustment as a result of a recapitalization); (c) grant options with an exercise price that is below Fair Market Value on the grant date; (d) reprice previously granted options or SARs; or (e) cancel any option or SAR in exchange for cash or any other award or in exchange for any option or SAR with an exercise price that is less than the exercise price of the original option or SAR.

Tax Withholding

To the extent the Company is required to withhold taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2022 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Such arrangements, in the discretion of the Compensation and Human Resources Committee, may include relinquishment of a portion of the benefit. If a participant’s benefit is to be received in the form of Shares, and the participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Compensation and Human Resources Committee, we will withhold Shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the participant may elect, unless otherwise determined by the Compensation and Human Resources Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, Shares having a value equal to the amount required to be withheld or by delivering to us other Shares held by such participant. The Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Shares on the date the benefit is to be included in the participant’s income. The fair market value of the Shares to be withheld and delivered pursuant to the 2022 Plan may not exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Compensation and Human Resources Committee.

U.S. Income Tax Status

The U.S. federal income tax consequences to the Company and participants under the 2022 Plan are complex and subject to change. The following discussion is a summary overview of the general rules applicable to certain awards granted under the 2022 Plan to a participant who performs services within the United States or is a United States citizen or resident. The tax consequences may be affected by various income tax treaties.

The vast majority of participants are not U.S. residents, and accordingly, are subject to the tax provisions of their local jurisdiction. Participants under the 2022 Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Incentive Stock Options. A participant will generally not recognize any ordinary income (and the Company will not be permitted to claim any deduction) upon the grant or timely exercise of an ISO. If the Shares acquired upon the exercise of an ISO are held by a participant for at least two years from the date of the grant of such option and for at least one year after exercise, any resulting gain is taxed, upon disposition of the Shares, at long-term capital gains rates, and the Company will not be entitled to any income tax deduction in connection with either the exercise of the ISO or the sale of the Shares by the participant. However, if these holding requirements are not met, the difference between the Fair Market Value of the Shares at the time of exercise and the exercise price is taxed at ordinary rates as compensation to the participant, and the Company is generally entitled to a deduction for an equivalent amount.

Additionally, the amount by which the Fair Market Value of the underlying Shares on the exercise date of an ISO exceeds the exercise price could constitute “alternative minimum taxable income” to the participant in the year of exercise.

Non-qualified Options. At the time of exercise of the non-qualified option, a participant will recognize ordinary income for income tax purposes in an amount equal to the excess of the Fair Market Value of the Shares purchased over the exercise price. The Company will generally be entitled to claim a tax deduction at such time and in the same amount that such participant recognizes ordinary income.

Section 409A. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2010 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A of the Code. In any case, a participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such participant or for such participant’s account in connection with an award (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold such participant harmless from any or all of such taxes or penalties.

Funding

Mercer is not required to segregate any of its assets to ensure payment of any award under the 2022 Plan.

No Shareholders Rights

No award gives the participant any of the rights of a Shareholder unless and until Shares are in fact issued to such person in connection with such award.

Effective Date and Termination

The 2010 Plan became effective in May 2010 and currently expires on May 31, 2027, unless earlier terminated in accordance with its provisions. The 2022 Plan will become effective on the date of approval of the 2022 Plan by the Company’s Shareholders at the Meeting, and will expire on May 31, 2032, unless earlier terminated in accordance with its provisions. No grants will be made under the 2010 Plan on or after the date of termination of the 2010 Plan, provided that outstanding awards granted under the 2010 Plan will continue thereafter in accordance with their terms.

Equity Compensation Plan Information

Since specific grants under the 2022 Plan are discretionary, they may vary from year to year and participant to participant and are not yet determinable. For information as at December 31, 2021 with respect to the Company’s equity compensation plans previously approved by Shareholders, please refer to the table under “Information Regarding Equity Compensation Plans” on page 74 of this Proxy Statement.

If the 2022 Plan is approved by Shareholders, the Company will have an additional 2,500,000 Shares available for grant. The increase represents approximately 3.8% of the total Shares outstanding as at the Record Date. After giving effect to the 2022 Plan, and taking into consideration the May 2022 Grants, we would have a total of 2,517,755 Shares (assuming performance share units vest at maximum 200% of target) or 2,710,815 Shares (assuming performance share units vest at 100% of target) available for grant, representing approximately 3.8% or 4.1%, respectively, of the total Shares outstanding as at the Record Date.

New Plan Benefits

The 2022 Plan does not provide for set benefits or amounts of awards and we have not approved any awards that are conditioned on Shareholder approval of the 2022 Plan. However, each of our current non-employee directors is entitled to receive certain grants of restricted stock in connection with their service on the Board, pursuant to the terms of our non-employee director compensation program, which will be granted under the 2022 Plan if the 2022 Plan is approved. The following table summarizes the aggregate value of the Shares that our current non-employee directors as a group will receive if they remain a director following the Meeting, and highlights the fact that none of our executive officers (including our named executive officers) or employees will receive any set benefits or awards that are conditioned upon Shareholder approval of the 2022 Plan. All other future awards are discretionary and cannot be determined at this time.

Name and Position	Dollar Value ($)	Number of Shares/Units

David M. Gandossi Chief Executive Officer	-	-

Jimmy S.H. Lee Executive Chairman	-	-

David K. Ure Chief Financial Officer	-	-

Adolf Koppensteiner Chief Operating Officer	-	-

Wolfram Ridder Vice President of Business Development	-	-

Current Executive Officers, as a group	-	-

Current Non-Executive Director, as a group(1)	730,000	N/A(2)

Current Non-Executive Officer Employees, as a group	-	-

(1)	Consists of William D. McCartney, R. Keith Purchase, James Shepherd, Alan C. Wallace, Linda J. Welty, Rainer Rettig, Alice Laberge and Janine North.
(2)	The number of shares subject to each non-employee director’s restricted stock awards will not be determinable until the grant date.

Existing Plan Benefits

The following table sets forth information with respect to outstanding, unvested awards previously granted under the 2010 Plan as of the date hereof as well as awards to be granted to Juan Carlos Bueno upon his appointment as Chief Executive Officer, effective May 1, 2022.

Name and Position	Number of Shares Covered by Awards

David M. Gandossi Chief Executive Officer	656,634

Juan Carlos Bueno(1) Chief Executive Officer (effective, May 1, 2022)	436,120

Jimmy S.H. Lee Executive Chairman	419,350

David K. Ure Chief Financial Officer	156,432

Adolf Koppensteiner Chief Operating Officer	129,108

Wolfram Ridder Vice President of Business Development	95,700

Current Executive Officers, as a group(2)	1,795,964

Current Non-Executive Directors, as a group(3)	49,195

Current Non-Executive Officer Employees, as a group	1,528,870

(1)

Reflects awards to be granted to Juan Carlos Bueno upon his appointment as Chief Executive Officer, effective May 1, 2022, including 50,000 restricted stock rights and 386,120 performance share units (assuming vesting of performance share units at maximum of 200% of target).

(2)	Consists of our NEOs, Guy Arguin, Leonhard Nossol, Richard Short, Eric X. Heine, Genevieve Stannus and Brian Merwin.
(3)

All non-executive directors who are nominees for election as a director are included within this group. The total number of Shares covered by awards that were granted on an individual basis are as follows: William D. McCartney, 6,460; R. Keith Purchase, 6,345; James Shepherd, 6,065; Alan C. Wallace,6,065; Linda J. Welty, 6,065; Rainer Rettig, 6,065; Alice Laberge, 6,065 and; Janine North, 6,065.

(4)	All figures in the table assume that all performance share units will vest at the maximum of 200% of target.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional Shares under the 2022 Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the amendment to the 2022 Plan by our Shareholders.

COMMONLY ASKED QUESTIONS AND ANSWERS

Q:    Why am I receiving these materials?

A:

This Proxy Statement describes the proposals upon which you, as a Shareholder, will vote at the Meeting. It also gives you information on the proposals, as well as other information so that you can make an informed decision.

Q:	Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

A:

Rules adopted by the SEC allow companies to choose the method for delivering proxy materials to Shareholders. We have elected to mail a notice regarding the availability of proxy materials on the Internet rather than sending a full set of these materials in the mail to our Shareholders (other than those who had previously requested electronic or paper delivery). This notice will be mailed to our Shareholders beginning on or around April 21, 2022, and our proxy materials will be posted on both our corporate website (www.mercerint.com) and the website referenced in the notice (www.proxyvote.com) on the same day. Utilizing this method of delivery expedites receipt of proxy materials by our Shareholders and lowers the cost of the Meeting. If you are a Shareholder and would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

Q:	What is the Proxy?

A:

If you requested to receive printed proxy materials, these materials include an accompanying Proxy. The Proxy enables you to appoint Jimmy S.H. Lee and Juan Carlos Bueno as your representatives at the Meeting. By completing and returning the Proxy, you are authorizing Mr. Lee and Mr. Bueno to vote your Shares at the Meeting as you have instructed them on the Proxy. This way your Shares will be voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy before the date of the Meeting just in case your plans change.

Q:	Who can vote at the Meeting?

A:

Registered Shareholders who own our Shares on the Record Date may attend and vote at the Meeting. Each Share is entitled to one vote. There were 66,131,298 Shares outstanding on the Record Date. If you own your Shares through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your Shares should be voted. Your broker or nominee will generally provide you with the appropriate forms at the time you receive this Proxy Statement. If you own your Shares through a brokerage account or nominee, you cannot vote in person at the Meeting, (including through the virtual meeting), unless you receive a Proxy from the broker or the nominee.

Q:	What am I voting on?

A:

We are asking you to vote: (i) for the election of the Company’s directors for the ensuing year; (ii) for the approval, on a non-binding advisory basis, of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named herein in the Summary Compensation Table; (iii) for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022; and (iv) for the approval of the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE PROPOSALS.

Q:	How do I vote?

A:	Registered Shareholders may vote on the Internet, by mail, in person at the Meeting or by phone.

Voting on the Internet. Go to www.investorvote.com/merc (registered Shareholders) or www.proxyvote.com (beneficial holders) or scan the QR code provided in your Proxy with your smartphone.

Follow the instructions to obtain your records and submit an electronic ballot. You should have your Proxy in hand when you access the website.

Voting by Mail. Complete, date, sign and mail the Proxy in the enclosed postage pre-paid envelope (if you received a paper copy of the proxy materials by mail). If you mark your voting instructions on the Proxy, your Shares will be voted as you instruct. Please see the Proxy for voting instructions.

Voting in Person. If you are a registered Shareholder and attend the Meeting, you may vote in person as instructed at the Meeting. However, if you hold your Shares in street name and you wish to attend and vote your Shares at the Meeting, you will first need to obtain a legal proxy from your broker, bank or other intermediary that is the holder of record of your Shares and bring it with you to the Meeting. Otherwise, you will not be permitted to vote in person at the Meeting.

Virtual Meeting. If you are a registered Shareholder, you may also attend and vote at the Meeting via the Internet. In order to do so, please follow the instructions in the accompanying Proxy and Meeting materials.    If you hold your Shares through a broker or other nominee and wish to attend the Meeting you will need to obtain a legal proxy from such broker or other nominee and send it, along with your name and email address to our registrar transfer agent by email at legalproxy@computershare.com or mail at Proxy Services, c/o Computershare, Inc. (Legal Proxy), P.O. Box 505008, Louisville, KY 40233. Such requests must be labelled “Legal Proxy” and must be received by Computershare no later than 5:00 p.m. (Eastern Time) on May 26, 2022.

Voting by Telephone. Call 1-800-652-VOTE (8683) from any touch-tone telephone and follow the instructions. You should have your Proxy in hand when you call.

If you own your Shares through a brokerage account or in other nominee form, you should follow the instructions you receive from the record holder to see which voting methods are available.

Q:	What does it mean if I receive more than one Proxy?

A:	It means that you hold Shares in multiple accounts. Please complete and return all Proxies to ensure that all your Shares are voted in accordance with your instructions.

Q:	What if I change my mind after returning my Proxy?

A:	If you are a registered Shareholder, you may revoke your Proxy and change your vote at any time before it is voted at the Meeting. You may do this by:

•	sending a signed notice of revocation of proxy to our registrar and transfer agent at the address set out above stating that the Proxy is revoked;

•	submitting another Proxy with a later date over the Internet, by telephone or to our registrar and transfer agent at the address set out above; or

•	voting at the Meeting.

Your Proxy will not be revoked if you attend the Meeting but do not vote.

If you own your Shares through a broker or other nominee and wish to change your vote, you must send those instructions to your broker or nominee.

Q:	Will my Shares be voted if I do not sign and return my Proxy?

A:

If your Shares are registered in your name, they will not be voted unless you submit your Proxy or vote in person at the Meeting. If your Shares are held in street name, your broker/dealer or other nominee will not have the authority to vote your Shares unless you provide instructions. If you do not instruct such broker/dealer or other nominee as to how to vote your Shares, NASDAQ rules allow such nominee to vote your Shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent registered public accounting firm for fiscal 2022, is the only matter for consideration at the Meeting that NASDAQ rules deem to be routine. For all other proposals, you must submit voting instructions to the nominee that holds your Shares if you want your vote to count.

Q:	Who will count the votes?

A:

Agents of the Company will tabulate the Proxies. Additionally, votes cast by Shareholders voting in person at the Meeting are tabulated by a person who is appointed by our management before the Meeting.

Q:	How many Shares must be present to hold the Meeting?

A:	To hold the Meeting and conduct business, at least one-third of the outstanding Shares entitled to vote at the Meeting must be present at the Meeting. This is called a quorum.

Votes are counted as present at the Meeting if a Shareholder either:

•	is present and votes in person at the Meeting; or

•	has properly submitted a Proxy.

Abstentions and broker non-votes (i.e., Shares held by a broker/dealer or other nominee that are not voted because the broker/dealer or other nominee does not have the authority to vote on a particular matter) will be counted for the purposes of determining the presence of a quorum.

Q:	How many votes are required to elect directors?

A:

The affirmative vote of a majority of the Shares voted at the Meeting is required to elect our directors. However, our Governance Guidelines provide that in uncontested directors’ elections any nominee for director who receives more votes “Withheld” than “For” for his or her election will have his or her term as a director terminate on the earlier to occur of: (i) 90 days after the election results are certified; (ii) the date such director resigns; or (iii) the date the Board fills the position.

Q:	How many votes are required to adopt the other proposals?

A:

The ratification of the appointment of PricewaterhouseCoopers LLP, the non-binding approval of the compensation of our executive officers named herein and the approval of the Mercer International Inc. 2022 Amended and Restated Stock Incentive Plan will require the affirmative vote of a majority of the Shares represented at the Meeting and entitled to vote thereon.

Q:	What is the effect of withholding votes or “abstaining”?

A:

You can withhold your vote for any nominee in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome (other than potentially triggering the majority voting requirements set forth in our Governance Guidelines and as described above). On other proposals, you can “Abstain”. If you abstain, your Shares will be counted as present at the Meeting for purposes of that proposal and your abstention will have the effect of a vote against the proposal.

Q:	How are votes counted?

A:

You may vote “For” or “Withhold” your vote on the proposal to elect directors. You may vote “For” or “Against” or “Abstain” on the proposals to ratify the selection of our independent registered public accounting firm, to approve the compensation of our executive officers named herein and to approve the Amended and Restated Mercer International Inc. 2022 Stock Incentive Plan. If you withhold or abstain from voting on a proposal, it will have the practical effect of voting against the proposal.

If you sign and return your Proxy without voting instructions, your Shares will be voted in accordance with the Board’s recommendations for the proposals described in this Proxy Statement.

Q:	Could other matters be discussed at the Meeting?

A:

We do not know of any other matters to be brought before the Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Meeting for consideration, the persons named in the Proxy will have the discretion to vote on those matters on your behalf.

Q:	Where and when will I be able to find the voting results?

A:	You can find the official results of voting at the Meeting in a current report on Form 8-K filed with the SEC within four business days of the Meeting.

Even if you plan to attend our annual meeting in person or through the virtual meeting, please cast your vote as soon as possible by:

using the Internet at • www.investorvote.com/merc (for registered Shareholders) • www.proxyvote.com (for beneficial Shareholders)	calling toll-free 1-800-652-VOTE (8683) within the United States, U.S. territories and Canada
scanning the QR code provided in your proxy with your smartphone	mailing your signed proxy or voting instruction form

FUTURE SHAREHOLDER PROPOSALS

Any proposal which a Shareholder wishes to include in the proxy statement and proxy relating to the 2023 Annual Meeting must be received by the Company on or before December 13, 2022. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 under the Exchange Act and all other applicable requirements.

Shareholders wishing to bring any other item before the 2023 Annual Meeting, other than in accordance with the process of Rule 14a-8 under the Exchange Act, must submit written notice of such proposal to the Company no earlier than January 30, 2023 and no later than March 1, 2023. If the Company receives notice of a Shareholder proposal after March 2, 2023, such notice will be considered untimely and the Company’s management will have discretionary authority to vote proxies received with respect to such proposal.

Please direct any proposal or notice of intention to present a proposal to the care of the Secretary, Mercer International Inc., Suite 1120, 700 West Pender Street, Vancouver, B.C., Canada V6C 1G8.

INTERNET VOTING

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission must either set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the Shareholder. The electronic voting procedure provided for the Meeting are designed to authenticate each Shareholder by use of a control number to allow Shareholders to vote their Shares and to confirm that their instructions have been properly recorded.

OTHER MATTERS

The directors know of no matters other than those set out in this Proxy Statement to be brought before the Meeting. If other matters properly come before the Meeting, it is the intention of the proxy holders to vote the Proxies received for the Meeting in accordance with their judgment.

This Proxy Statement and our 2021 Annual Report are available at www.mercerint.com. Copies of our 2021 Form 10-K, may be obtained from Mercer International Inc. Attention: Shareholder Information, Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8 (Tel: (604) 684-1099). This Proxy Statement and our 2021 Form 10-K are also available on the SEC’s website at www.sec.gov and on our website at www.mercerint.com.

Web links and QR codes throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Jimmy S.H. Lee
Jimmy S.H. Lee
Executive Chairman
Date: April 12, 2022

APPENDIX “A”

MERCER INTERNATIONAL INC.

AMENDED AND RESTATED 2022 STOCK INCENTIVE PLAN

(Amended and Restated as of April 8, 2022)

ARTICLE 1

PURPOSE, EFFECTIVE DATE AND EXPIRATION DATE

1.1        Purpose. The purpose of this Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, officers, Consultants and non-Employee Directors to focus on short-term and critical long-range objectives and performance, (b) encouraging the attraction and retention of qualified Employees, officers, Consultants and non-Employee Directors through compensation opportunities designed to motivate such persons to act in the best interests of the Company and its shareholders and (c) linking such person directly to stockholder interests through increased stock ownership.

1.2        Available Awards. Awards that may be granted under the Plan includes Options, Restricted Stock Units, Restricted Stock, Deferred Stock Units, Performance Shares, Performance Share Units and Stock Appreciation Rights. The Plan also permits the grant of Awards that qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code.

1.3        Amendment. This Plan replaces the Prior Plan, which Prior Plan shall be automatically replaced and superseded by this Plan on the date on which this Plan is approved by the Company’s shareholders, except that any outstanding awards granted under the Prior Plan shall remain in effect pursuant to their terms and shall be satisfied with shares of Stock available for issuance thereunder. This Plan is subject to and shall only be effective upon approval by the shareholders by a simple majority vote (the “2022 Approval”) to be cast at the 2022 Annual Shareholders’ Meeting scheduled for May 31, 2022 (the “Effective Date”).

1.4        Expiration Date. Subject to receipt of the 2022 Approval, the Plan will expire on, and no Award may be granted under the Plan after, the tenth (10th) anniversary of the Effective Date, being May 31, 2032, unless the shareholders of the Company vote to approve an extension of the Plan prior to such expiration date. Any Awards that are outstanding on the tenth anniversary of the Effective Date (or such later expiration date as approved by the Company’s shareholders) shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 2

DEFINITIONS

2.1        Definitions. When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 unless a clearly different meaning is required by the context. The following words and phrases will have the following meanings:

(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one of more Subsidiaries own not less than 50% of such entity

(b)	“Annual Meeting” means the regular annual meeting of the Company’s stockholders.

(c)	“Annual Meeting Date” means the dates established for the annual meetings of the Company’s shareholders pursuant to the Company’s Bylaws.

(d)	“Award” means any Option, Restricted Stock Unit, Restricted Stock, Deferred Stock Unit, Performance Share, Performance Share Unit or Stock Appreciation Right granted pursuant to the Plan.

(e)	“Award Agreement” means any written agreement or other document evidencing an Award.

(f)	“Board” means the Board of Directors of the Company, as constituted from time to time.

(g)

“Cause” means a determination by the Committee that a Participant (i) has been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony (or equivalent) under federal, state or provincial law or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate, (ii) has engaged in conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute, (iii) has materially violated federal, state or provincial securities laws, (iv) has materially violated the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities and ethical misconduct, (v) has engaged in willful gross misconduct or gross negligence in the performance of a Participant’s duties to the Company or an Affiliate, (vi) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, nonsolicitation or similar restrictive covenant, or (vii) has engaged in any other conduct which would constitute “cause” under any applicable laws, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines a termination on account of “Cause” (or a term having similar meaning), such definition shall apply as the definition of a termination on account of “Cause” for such Participant for the purposes hereof.

(h)	“Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.

(i)	“Change in Control” means the occurrence of any of the following events:

(i)

Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(ii)

The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

(iii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of this subsection (i), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude: (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary; and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 2.1(i) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state or jurisdiction of the Company’s incorporation. The transfer of stock or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a Change in Control for purposes of this Plan.

(j)

“Clawback Policy” means the Company’s Clawback Policy dated effective October 27, 2020, as amended from time to time, and without limitation any other such policy which the Company may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

(k)

“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.

(l)

“Committee” means the Company’s Compensation and Human Resources Committee or any such committee as may be designated by the Board to administer the Plan, provided that at all times the membership of such committee shall not be less than two (2) members of the Board and each Committee member must be: (i) a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act; (ii) an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder; and (iii) an “independent director” as defined by the NASDAQ Global Market (or any successor or replacement thereof) so long as the Company’s Stock is quoted or listed thereon.

(m)	“Company” means Mercer International Inc., or any successor as provided in Section 19.11.

(n)

“Constructive Termination” means the Termination of Employment by a Participant within sixty (60) days following the occurrence of any one or more of the following events without the Participant’s written consent (i) any one or more of a reduction in position, title (for Vice Presidents or above), overall responsibilities, level of authority, level of reporting (for Vice Presidents or above), base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a requirement that the Participant’s location of employment be relocated by more than fifty (50) miles, provided that, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate (or a successor entity) that defines a termination on account of “Constructive Termination”, “Good Reason” or “Breach of Agreement” (or a term having a similar meaning), such definition shall apply as the definition of “Constructive Termination” for purposes of this Plan in respect of such Participant only. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within ten (10) business days of such notice.

(o)

“Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee or Director; provided however that a Consultant may become Participant pursuant to this Plan only if he or she (i) is a natural person and (ii) provides bona fide services to the Company or an Affiliate.

(p)	“Covered Employee” means an Employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.

(q)	“Deferred Stock Unit” has the meaning set forth in Section 7.1(a) hereof.

(r)	“Director” means a member of the Board.

(s)

“Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence. Notwithstanding the foregoing, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines a termination on account of “Disability” (or a term having similar meaning), such definition shall apply as the definition of a termination on account of “Disability” for such Participant for the purposes hereof.

(t)	“Dividend Equivalents” has the meaning set forth in Section 7.2(a) hereof.

(u)	“Effective Date” has the meaning set forth in Section 1.3.

(v)	“Employee” means a common-law employee of the Company or an Affiliate.

(w)

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.

(x)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(y)	“Fair Market Value” means the market price of one share of Stock, determined by the Committee as follows:

(i)	If the Stock was traded on the NASDAQ Global Market, then the Fair Market Value shall be equal to the last reported sale price quoted for such date by the NASDAQ Global Market;

(ii)

If the Stock was traded on a United States stock exchange or the Toronto Stock Exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable composite-transactions report;

(iii)

If the Stock was traded over-the-counter on the date in question but was not traded on the NASDAQ Global Market, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.; or

(iv)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

In all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons.

(z)	“Grant Date” means the date the Committee approves the Award or a later date in the future on which the Committee determines the Award will become effective.

(aa)	“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(bb)	“Lead Director” means a non-Employee Director elected by members of the Board to provide leadership to non-Employee Directors.

(cc)	“Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(dd)	“Option” means the right to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.

(ee)	“Optionee” means an individual or estate which holds an Option or SAR.

(ff)	“non-Employee Director” means any member of the Board who is not an employee of the Company.

(gg)

“Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be a Parent commencing as of such date.

(hh)	“Participant” means an individual who, as an Employee, officer or non-Employee Director of, or Consultant to, the Company, or any Affiliate, has been granted an Award under the Plan.

(ii)

“Performance-Based Award” means an Award granted to select Covered Employees pursuant to Articles 7, 8 and 9 that is subject to the terms and conditions set forth in Article 10. All Performance-Based Awards are intended to qualify as “performance-based compensation” exempt from the deduction limitations imposed by Section 162(m) of the Code.

(jj)

“Performance Criteria” means the criteria or any combination of criteria, that the Committee selects for the purposes of establishing, the Performance Goal or Performance Goals for a Participant during a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: revenue; revenue growth; earnings (including earnings before interest, taxes, depreciation and amortization “EBITDA” or variations thereof); EBITDA per tonne of production; operating income; operating margin; pre- and after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital (including return on total capital or return on invested capital); return on investment; return on assets or net assets; economic value added; share price performance; total shareholder return; improvement in or attainment of expense levels; cost containment or reduction; improvement in or attainment of working capital levels; budget achievement; production costs; project milestones; operating efficiency; debt; dividends; improvement in or attainment of corporate, environmental, social and/or governance goals (including relating to diversity, equality and inclusion); contract awards; and attainment of health and safety goals. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for a particular Performance Period for a particular Participant.

(kk)

“Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

(ll)

“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award, provided that no Performance Period shall be less than one year.

(mm)

“Performance Share” means a right granted to a Participant to receive a payment in the form of Stock, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.

(nn)

“Performance Share Unit” means a right granted to a Participant to receive a payment in the form of Stock, cash, or a combination thereof, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.

(oo)	“Plan” means this Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan.

(pp)	“Prior Plan” means the Mercer International Inc. 2010 Stock Incentive Plan, as amended and any plans emanating or deriving therefrom.

(qq)

“Restricted Period” means the period during which Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Share Units are subject to restrictions pursuant to the provisions of the Plan or an Award Agreement.

(rr)	“Restricted Stock” means Stock granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.

(ss)	“Restricted Stock Agreement” means the agreement between the Company and the recipient of Restricted Stock which contains the terms, conditions and restrictions pertaining to such Restricted Stock.

(tt)	“Restricted Stock Award” means an award of Restricted Stock.

(uu)

“Restricted Stock Unit” means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.

(vv)

“Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

Solely for purposes of determining whether a Participant has a “Separation from Service”, a Participant’s employment relationship is treated as continuing while the Participant is on sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract).

If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

In the case of a non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.

(ww)

“Specified Employee” means certain officers and highly compensated Employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

(xx)	“Stock” means the Common Stock of the Company.

(yy)

“Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the excess of the Fair Market Value of one share of Stock on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 9 and the applicable Award Agreement.

(zz)

“Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(aaa)

“Termination of Employment” means: (i) in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service”; and (ii) in the case of any other Award, “Termination of Employment” will be given its natural meaning.

(bbb)

“Triggering Event” means (i) the Termination of Employment of a Participant by the Company or an Affiliate (or any successor thereof) other than on account of death, Disability or Cause, (ii) the occurrence of a Constructive Termination or (iii) any failure by the Company (or a successor entity) to assume, replace, convert or otherwise continue any Award in connection with the Change in Control (or another corporate transaction or other change effecting the shares of Stock) on the same terms and conditions as applied immediately prior to such transaction, except for equitable adjustments to reflect changes in Stock pursuant to Section 5.3 of the Plan.

(ccc)	“Vested Unit” has the meaning set forth in Section 7.2(b) hereof.

2.2        Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in this Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1        General Eligibility. Awards may be made only to those Participants who are Employees, officers, Consultants to and non-Employee Directors of the Company or its Affiliates on the Grant Date of the Award.

3.2        Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.

3.3        Plan Minimum Vesting Requirements. All Awards granted under the Plan after the Effective Date of this Plan will not vest in whole or in part prior to the one-year anniversary of the Grant Date (excluding, for this purpose, any (i) Awards that are substituted or assumed pursuant to Article 15 and (ii) Awards to non-Employee Directors that vest on the earlier of the one year anniversary of the Grant Date or the next annual meeting of shareholders of the Company, which is at least 50 weeks after the immediately preceding annual meeting of shareholders of the Company); provided however, that up to 5% of the Stock available for future distribution under the Plan immediately following the Effective Date of this Plan may be granted pursuant to Awards without such minimum vesting requirement. Nothing in this Section 3.3 shall limit (i) the Committee’s ability to grant Awards that are subject to Award Agreements providing for accelerated vesting in connection with the death, Disability or retirement of a Participant, or (ii) any rights to accelerated vesting in connection with a (A) Change in Control as described in Section 12.1 (including vesting acceleration in connection with employment termination following such event), whether set forth in the Plan, an Award Agreement or otherwise.

ARTICLE 4

ADMINISTRATION

4.1        Administration by the Committee. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to construe and interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.

4.2        Authority of the Committee. The Committee shall have the authority, in its sole discretion, to : (i) determine the Participants who are entitled to receive Awards under the Plan; (ii) determine the types of Awards; (iii) determine the times and grant dates when Awards shall be granted; (iv) determine the number of Awards and the number of shares of Stock to be made subject to each Award; (v) determine the purchase price or exercise price, if any, and medium of payment; (vi) determine the period(s) during which such Awards shall be exercisable (whether in whole or in part) and vesting provisions; (vii) determine the restrictions applicable to Awards; (viii) determine the form of each Award Agreement, which need not be the same for each Participant, (ix) determine the other terms and provisions of any Award (which need not be identical); (x) determine the schedule for lapse of forfeiture restrictions or restrictions in exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; (xi) authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (xii) determine whether each Option is to be an Incentive Stock Option or a Non-Qualified Stock Option; (xiii) determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies; (xiv) make decision with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments; (xv) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or Award Agreement relating to, or Award granted under, the Plan; and (xvi) make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan. The Committee shall have the authority to modify existing Awards, subject to Article 16 of this Plan. Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards other than as provided in an Award Agreement or to reprice any previously granted Option.

4.3        Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards (whether or not such Participants are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the Participants to receive Awards under the Plan and the terms and provisions of Awards under the Plan.

4.4      Award Agreement. Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.

4.5       Decisions Binding. The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE 5

STOCK SUBJECT TO THE PLAN

5.1        Number of Shares. Subject to the provisions of this Article 5 and Article 15, effective as of the Effective Date, the number of shares of Stock available for issuance under this Plan pursuant to Awards is equal to the sum of: (a) 2,500,000, plus (b) the number of shares of Stock that were unissued and available for grant under the Prior Plan (not subject to outstanding awards under the Prior Plan and not delivered out of the shares of Stock reserved thereunder and therefor) immediately prior to the Effective Date, plus (c) any shares of Stock that, on the Effective Date, are subject to outstanding awards under the Prior Plan and that, after that date, cease to be subject to such awards for any reason other than by such awards being exercised.

Notwithstanding the above, the maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be 500,000. The shares of Stock to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.

5.2        Availability of Stock for Grant.

(a)

Subject to the express provisions of the Plan, if any Award granted under the Plan is cancelled or forfeited, expires, is settled for cash, or is unearned, any Stock subject to or surrendered for such Award will again be Stock available for the grant of an Award.

(b)

If, on or after the Effective Date, any shares of Stock subject to an Award granted under the Prior Plan are forfeited, or an Award granted under the Prior Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Stock subject to such Award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for Awards under this Plan.

(c)

Notwithstanding anything to the contrary contained in this Plan: (1) Stock withheld by the Company, tendered or otherwise used in payment of the exercise price of an Option (or the option price of an option granted under the Prior Plan) shall not be added (or added back, as applicable) to the aggregate number of shares of Stock available under Section 5.1 of this Plan; (2) Stock withheld by the Company, tendered or otherwise used to satisfy tax withholding shall not be added (or added back, as applicable) to the aggregate number of shares of Stock available under Section 5.1 of this Plan; (3) Stock subject to a share-settled SAR that is not actually issued in connection with the settlement of such SAR on the exercise thereof shall not be added back to the aggregate number of shares of Stock available under Section 5.1 of this Plan; and (4) Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options will not be added (or added back, as applicable) to the aggregate number of shares of Stock available under Section 5.1 of this Plan.

(d)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Stock based on Fair Market Value, such Common Stock will not count against the aggregate limit under Section 5.1 of this Plan.

5.3        Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend (other than in the ordinary course) or split, recapitalization, merger, consolidation, combination, reorganization, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. Moreover, in the event of such transaction or event, the Committee, in its sole discretion, may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

5.4        Annual Limitation on Number of Shares of Stock Subject to Awards.

(a)

Notwithstanding any provision in this Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant, who is a Covered Employee, during any of the Company’s fiscal years with respect to one or more Awards shall be two hundred fifty thousand (250,000) except that grants to a Participant in the fiscal year in which his or her service first commences shall not relate to more than three hundred thousand (300,000) shares of Stock.

(b)	Incentive Stock Options. Subject to adjustment under Section 5.3, a maximum of 500,000 Stock shall be available for issuance under Options as defined in Section 422 of the Code.

ARTICLE 6

STOCK OPTIONS

6.1        Grant of Options. Subject to the provisions of Article 5 and this Article 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine.

(a)	Exercise Price. No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.

(b)

Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c)

Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

(d)

Evidence of Grant. All Options shall be evidenced by a written Award Agreement. The Award Agreement shall reflect the Committee’s determinations regarding the exercise price, time and conditions of exercise, and forms of payment for the Option and such additional provisions as may be specified by the Committee.

(e)	No Repricing of Options. The Committee shall not reprice any Options previously granted under the Plan.

6.2      Incentive Stock Options. Incentive Stock Options shall be granted only to Participants who are Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:

(a)

Exercise Price. Subject to Section 6.2(e), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

(b)	Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

(c)	Lapse of Option. An Incentive Stock Option shall lapse in the following circumstances:

(i)	The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

(ii)

The Incentive Stock Option shall lapse 90 days following the effective date of the Participant’s Termination of Employment for any reason other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.

(iii)

If the Participant has a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) 6 months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(d)

Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $400,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(e)

Ten Percent Owners. An Incentive Stock Option shall not be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company unless such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.

(f)	Right to Exercise. Except as provided in Section 6.2(c)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 7

RESTRICTED STOCK UNITS, RESTRICTED STOCK AND DEFERRED STOCK UNITS

7.1        Grant of Restricted Stock Units, Restricted Stock and Deferred Stock Units.

(a)

Grant of Restricted Stock Units, Restricted Stock and Deferred Stock Units. Subject to the provisions of Article 5 and this Article 7, the Committee, at any time and from time to time, may grant Restricted Stock Units or Restricted Stock to such Participants and in such amounts as it shall determine. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in the applicable Award Agreement (“Deferred Stock Units”).

(b)

Vesting. Subject to the provisions of this Article 7, with respect to Restricted Stock Units and Restricted Stock, the Restricted Period shall commence on the Grant Date and end no earlier than one (1) year after the Grant Date.

7.2        Restricted Stock Units and Deferred Stock Units

(a)

Voting and Dividend Rights. During the Restricted Period, Participants holding the Restricted Stock Units granted hereunder shall have no voting rights or rights to dividends with respect to the shares of Stock subject to such Restricted Stock Units prior to the issuance of such shares of Stock pursuant to the Plan, provided however, that if an eligible non-Employee Director elects to receive Deferred Stock Units in lieu of Restricted Stock pursuant to Section 11.2 hereof, each such Deferred Stock Unit will be credited with an amount equal to the cash and stock dividends paid by the Company in respect of Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Deferred Stock Unit and, if such Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(b)

Form and Timing of Payment. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, Stock for each outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and where a non-Employee Director has elected to receive Deferred Stock Units pursuant to Section 11.2 hereof, cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.2(a) hereof and the interest thereon or, at the discretion of the Committee, in Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Stock in lieu of delivering only shares of Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Stock, the amount of such payment shall be equal to the Fair Market Value of the Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

(c)

Issuance and Restrictions. Restricted Stock Units and Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote, and dividends on, Restricted Stock Units and Deferred Stock Units). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.

(d)

Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Unit or Deferred Stock Unit in the applicable Award Agreement or thereafter, upon Termination of Employment or the failure to satisfy one or more Performance Criteria during the applicable Restriction Period, Restricted Stock Units or Deferred Stock Units that is at that time subject to restrictions shall be forfeited, and all rights of the Participant to such Restricted Stock Unit or Deferred Stock Unit shall terminate without further obligations on the part of the Company.

7.3        Grant of Restricted Stock.

(a)

Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote, and dividends on, Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.

(b)

Restricted Stock Agreement. Each grant of Restricted Stock under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such shares of Restricted Stock shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

(c)

Payment for Awards. Subject to the following sentence, Restricted Stock may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services. To the extent that an Award consists of newly issued shares of Restricted Stock, the Award recipient shall furnish consideration with a value not less than the par value of such Restricted Stock in the form of cash, cash equivalents, Stock or past services rendered to the Company (or a Parent or Subsidiary), as the Committee may determine.

(d)

Vesting. Subject to Section 7.1(b) hereof, each Award of Restricted Stock may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. An Award Agreement respecting Restricted Stock, Restricted Stock Units or Deferred Stock Units may provide for accelerated vesting in the event of the Participant’s death, Disability or retirement or other events. The Committee may determine, at the time of granting shares of Restricted Stock, Restricted Stock Units or Deferred Stock Units or thereafter, that all or part of such Restricted Stock, Restricted Stock Units or Deferred Stock Units shall become vested in the event of a Change in Control.

(e)

Voting and Dividend Rights. Subject to the terms and restrictions of any Restricted Stock Agreement, the holders of Restricted Stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, provided that, any cash dividends and stock dividends with respect to Restricted Stock shall be withheld by the Company for the Company’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such Stock and, if such Stock is forfeited, the Participant shall have no right to such dividends.

(f)

Restrictions on Transfer of Restricted Stock. Restricted Stock shall be subject to such rights of repurchase, rights of first refusal or other restrictions as the Committee may determine. Such restrictions shall be set forth in the applicable Restricted Stock Agreement and shall apply in addition to any general restrictions that may apply to all holders of Restricted Stock.

(g)

Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Restricted Stock Award in a Restricted Stock Agreement or thereafter, upon Termination of Employment or the failure to satisfy one or more Performance Criteria during the applicable Restriction Period, Restricted Stock that is at that time subject to restrictions shall be forfeited.

(h)

Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 8

PERFORMANCE SHARES AND PERFORMANCE SHARE UNITS

8.1        Grant of Performance Shares or Performance Share Units. Subject to the provisions of Article 5 and this Article 8, Performance Shares or Performance Share Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Share Units granted to each Participant.

8.2        Value of Performance Shares or Performance Share Units. Each Performance Share and each Performance Share Unit shall have a value determined by the Committee at the time of grant. The Committee shall set goals (including Performance Goals) for a particular period (including a Performance Period) in its discretion which, depending on the extent to which the goals are met, will determine the ultimate value of the Performance Share or Performance Share Units to the Participant.

8.3        Form and Timing of Payment. Payment for vested Performance Shares shall be made in Stock. Payments for vested Performance Share Units shall be made in cash, Stock or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Share Units shall be made in a lump sum. As a general rule, payment for Performance Shares or Performance Share Units shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Shares or Performance Share Units arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).

ARTICLE 9

STOCK APPRECIATION RIGHTS

9.1        Grant of Stock Appreciation Rights. Subject to the provisions of Article 5 and this Article 9, Stock Appreciation Rights (“SARs”) may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. Alternatively, SARs may be granted independently of Options.

9.2        Exercisability of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than ten (10) years from the Grant Date.

9.3        Exercise of SARs. Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a share of Stock on the date of exercise over the price of the SAR fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a share of Stock at the Grant Date, by (b) the number of shares of Stock with respect to which the SAR is exercised.

9.4        Form and Timing of Payment. Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Agreement for such SARs.

ARTICLE 10

PERFORMANCE-BASED AWARDS

10.1        Grant of Performance-Based Awards. Options granted to Covered Employees pursuant to Article 6 and SARs granted to Covered Employees pursuant to Article 9 should, by their terms, qualify for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. The Committee, in the exercise of its complete discretion, also may choose to qualify some or all of the Restricted Stock Units or Restricted Stock Awards granted to Covered Employees pursuant to Article 7 and/or some or all of the Performance Shares or Performance Share Units granted to Covered Employees pursuant to Article 8 for the “performance-based compensation” exception to the deduction limitations of Section 162(m) of the Code. If the Committee, in its discretion, decides that a particular Award to a Covered Employee should qualify as “performance-based compensation,” the Committee will grant a Performance-Based Award to the Covered Employee and the provisions of this Article 10 shall control over any contrary provision contained in Articles 7, 8 or 9. If the Committee concludes that a particular Award to a Covered Employee should not be qualified as “performance-based compensation,” the Committee may grant the Award without satisfying the requirements of Section 162(m) of the Code and the provisions of this Article 10 shall not apply.

10.2        Applicability. This Article 10 shall apply only to Awards to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for any Performance Period shall not in any manner entitle the Participant to receive a Performance-Based Award for such Performance Period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant for any subsequent Performance Period.

10.3        Committee Discretion with Respect to Performance-Based Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of the Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal or Goals and whether the Performance Goal or Goals apply to the Company, an Affiliate, or any division or business unit thereof or the Participant or any group of Participants.

10.4        Establishment of Performance Goals. The Performance Goals for any Performance-Based Award granted pursuant to this Article 10 shall be established by the Committee in writing not later than ninety (90) days after the commencement of the Performance Period for such Award; provided that (a) the outcome must be substantially uncertain at the time the Committee establishes the Performance Goals; and (b) in no event will the Committee establish the Performance Goals for any Performance-Based Award after twenty-five percent (25%) of the Performance Period for such Award has elapsed.

10.5        Performance Evaluation; Adjustment of Goals. At the time that a Performance-Based Award is first issued, the Committee, in the Award Agreement or in another written document, shall specify whether performance will be evaluated including or excluding the effect of any of the following events that occur during the Performance Period: (i) judgments entered or settlements reached in litigation; (ii) the write down of assets; (iii) the impact of any reorganization or restructuring; (iv) the impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results; (v) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders or Annual Report on Form 10-K, as the case may be, for the applicable year; (vi) the impact of any mergers, acquisitions, spin-offs or other divestitures; and (vii) foreign exchange gains and losses.

The inclusion or exclusion of the foregoing items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code. The Committee, in its discretion, also may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants: (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

10.6        Adjustment of Performance-Based Awards. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established Performance Goals. Notwithstanding any provision herein to the contrary, the Committee may not make any adjustment or take any other action with respect to any Performance-Based Award that will increase the amount payable under any such Award. The Committee shall retain the sole discretion to adjust Performance-Based Awards downward or to otherwise reduce the amount payable with respect to any Performance-Based Award.

10.7        Payment of Performance-Based Awards. Unless otherwise provided in the relevant Award Agreement, a Participant must be an Employee of the Company or an Affiliate on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such Performance Period are achieved.

10.8        Certification by Committee. Notwithstanding any provisions to the contrary, the payment of a Performance-Based Award shall not occur until the Committee certifies, in writing, that the pre-established Performance Goals and any other material terms and conditions precedent to such payment have been satisfied.

10.9        Maximum Award Payable. In accordance with Section 5.4, the maximum Performance-Based Award payable to any one Participant for a Performance Period shall not exceed the limitation set forth in such section.

ARTICLE 11

AWARDS TO NON-EMPLOYEE DIRECTORS

11.1        Limits on Awards to Non-Employee Directors. No non-Employee Director may be granted any Award or Awards denominated in Stock that exceed in any fiscal year the aggregate of $125,000 plus any amount of a non-Employee Director’s regular cash retainer that they elect to receive in Restricted Stock or Deferred Stock Units up to a maximum equal to the lower of a non-Employee Director’s annual cash retainer and $100,000 provided any such election is made by the non-Employee Director(s) at least 30 days prior to the end of the fiscal year immediately prior to the Grant Date (such value computed as of the Grant Date in accordance with applicable financial accounting rules). In addition, the Committee may, in its discretion, award Restricted Stock or Deferred Stock Units up to an amount not to exceed $100,000 in value for one-time awards to a newly appointed or elected non-Employee Director.

11.2      Deferred Stock Units. Awards granted to non-Employee Directors pursuant to Article 7 and Section 11.1 hereof shall be in the form of Restricted Stock unless a non-Employee Director, at their discretion, elects to receive such Awards in the form of Deferred Stock Units.

11.3        Issuance and Restrictions. The Restricted Stock or Deferred Stock Units granted pursuant to this Article 11 shall be subject to such restrictions on transferability and other restrictions the Committee may impose and set forth in the applicable Award Agreement. These restrictions may lapse separately or in combination at such times and pursuant to such circumstances as the Committee may specify in the Award Agreement at the Grant Date.

11.4          Lapse of Restrictions. The restrictions on the Restricted Stock Awards or Deferred Stock Units granted pursuant to Article 7 and Section 11.1 hereof shall lapse on the first anniversary of the Grant Date, provided that for purposes of settlement, Deferred Stock Units granted to non-Employee Directors will be delivered and settled in accordance with the terms of the applicable Award Agreement. Notwithstanding the foregoing and Article 12, all shares of Restricted Stock Units and Deferred Stock Units granted to non-Employee Directors under Article 11 shall immediately vest upon a Change in Control.

11.5        Termination of Service. Unless the Committee determines otherwise as set forth in the applicable Award Agreement, if a non-Employee Director ceases to be a director of the Company for any reason, the number of shares of Stock subject to any Restricted Stock Award or Deferred Stock Units granted under Article 7 and Section 11.1 hereof, the restrictions on which have not already lapsed, shall expire on the date the non-Employee Director ceases to be a director of the Company and shall be returned to the Company without any consideration. For greater certainty, if the restrictions on any Deferred Stock Units have already lapsed and the Stock underlying such Deferred Stock Units would have otherwise vested but for the deferred settlement date as set forth in the applicable Award Agreement, a non-Employee Director who ceases to be a director of the Company for any reason shall receive such Stock on the applicable date of termination.

ARTICLE 12

CHANGE IN CONTROL

12.1        Effect of Change in Control. Other than as otherwise expressly provided in an Award Agreement (in which case the terms of such Award Agreement will govern) and Article 11, notwithstanding any other term or provision of this Plan, if a Triggering Event shall occur within the 12-month period beginning with a Change in Control, then, effective immediately prior to such Triggering Event, (i) each outstanding Option and Stock Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each share of Restricted Stock or Restricted Stock Unit shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse, and (iii) with respect to Performance Shares or Performance Share Units, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met, and each such outstanding Performance Share or Performance Share Unit achieved at 100% target level shall become immediately payable.

12.2        Board Discretion. Except as otherwise provided in an Award Agreement, in this Plan or a Participant’s employment or other agreement with the Company or an Affiliate, the Board has the sole and absolute discretion to fully or partially vest and make exercisable any outstanding Award upon the closing of a transaction that results in a Change in Control.

ARTICLE 13

NON-TRANSFERABILITY

13.1      General. Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, until the termination of any Restricted Period or Performance Period as determined by the Committee.

13.2      Beneficiary Designation. Notwithstanding Section 13.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.

13.3        Stock Certificates. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

ARTICLE 14

FORFEITURE

14.1        Awards Subject to Clawback and Forfeiture Events. Upon the occurrence of certain specified events, the Awards granted under the Plan and any cash payment or Stock delivered pursuant to an Award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including the Company’s Clawback Policy. Such events shall include, but shall not be limited to, misconduct, fraud, dishonesty or recklessness of a Participant that results in an accounting restatement of the Company’s financial statements and any material legal or compliance violation by the Participant, including a violation of the Company’s Code of Business Conduct and Ethics and other corporate governance policies, bribery, or other illegal conduct of the Participant.

14.2      Termination Events. Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant’s employment with the Company or any Affiliate shall be terminated for Cause, the Committee may, in its sole discretion, immediately terminate such Participant’s right to any further payments, vesting or exercisability with respect to any Award in its entirety. The Committee shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s employment for Cause, the Committee may suspend the Participant’s rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Committee of whether an act has been committed which could constitute the basis for the Termination of Employment for “Cause” as provided in this Section 14.2.

ARTICLE 15

SUBSTITUTION OF AWARDS

15.1        Substitution of Awards.

(a)

Any Award may be granted under this Plan in substitution for Awards held by any individual who is an employee of another corporation who is about to become an Employee as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a Subsidiary of the Company. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Stock substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction. However, in the event that the Award for which a substitute Award is being granted is an Incentive Stock Option, no variation shall adversely affect the status of any substitute Award as an Incentive Stock Option under the Code. In addition, in the event that the award for which a substitute Award is being granted is a Non-Qualified Stock Option or a Stock Appreciation Right that otherwise satisfies the requirements of the “stock rights exception” to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.

(b)

In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under this Plan; provided, however, that Awards using such available shares may not be made after the date Awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)

Any shares of Stock that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 15.1(a) or 15.1(b) of this Plan will not reduce the Stock available for issuance or transfer under this Plan or otherwise count against the limits contained in Article 5 of this Plan. In addition, no Stock subject to an award that is granted by, or becomes an obligation of, the Company under Sections 15.1(a) or 15.1(b) of this Plan, will be added to the aggregate limit contained in Section 5.1 of this Plan.

ARTICLE 16

EFFECTIVE DATE, AMENDMENT, MODIFICATION, AND TERMINATION

16.1        Effective Date, Amendment, Modification and Termination. This Plan will be effective as of the Effective Date. No grants will be made under the Prior Plan on or after the Effective Date (being the date of termination of the Prior Plan), provided that outstanding Awards granted under the Prior Plan will continue thereafter in accordance with their terms. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Prior Plan, as applicable. The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the shareholders to the extent required by law, regulation, any stock exchange rule for any exchange on which shares of Stock are listed or Section 16.2. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required in order to cause the benefits under the Plan to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable interpretive authority thereunder).

16.2        Shareholder Approval Requirements. Except as provided in Section 5.3, neither the Board nor the Committee may, without the approval of the shareholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares of Stock available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or SARs; or (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR.

ARTICLE 17

TAX WITHHOLDING AND SECTION 409A COMPLIANCE

17.1        Tax Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Stock, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Stock required to be delivered to the Participant, Stock having a value equal to the amount required to be withheld or by delivering to the Company other Stock held by such Participant. The Stock used for tax or other withholding will be valued at an amount equal to the Fair Market Value of such Stock on the date the benefit is to be included in Participant’s income. In no event will the Fair Market Value of the Stock to be withheld and delivered pursuant to this Section 17.1 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, and (ii) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Stock acquired upon the exercise of Awards. Notwithstanding the foregoing, to the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.

17.2        Form of Payment. To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned shares of Stock that have been held by the Participant for at least six (6) months; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award to satisfy the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.

17.3        Compliance with Section 409A of the Code.

(a)

To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)

Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a Specified Employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)

Solely with respect to any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such Award.

(e)

Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that maybe imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

ARTICLE 18

INDEMNIFICATION

18.1        Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

ARTICLE 19

GENERAL PROVISIONS

19.1        No Right to Continued Employment/No Additional Rights/Participants. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Participant any right to continue employment or a contractual relationship with the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the Participant’s employment or other service relationship for any reason at any time. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement.

19.2        No Rights to Awards. No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.

19.3        Funding. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company. The Plan is not intended to be subject to ERISA.

19.4        Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders.

19.5        Requirements of Law. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Committee may impose such restrictions and/or conditions on any shares of Stock as it may deem advisable. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

19.6        Governing Law. The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Washington.

19.7        No Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

19.8        No Shareholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

19.9        Adoption of Other Plans. The adoption of the Plan shall not preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for Employees, officers, non-Employee Directors and Consultants of the Company or any Affiliate.

19.10        Titles and Headings. The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

19.11        Successors and Assigns. The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.

19.12        Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

19.13      Survival of Provisions. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any agreement and any notices or agreements made in connection with this Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 13.3, shall remain in full force and effect.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

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Annual Meeting Proxy Card

▼   IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold

01 - Jimmy S.H. Lee	☐	☐	02 - Juan Carlos Bueno	☐	☐	03 - William D. McCartney	☐	☐

04 - James Shepherd	☐	☐	05 - R. Keith Purchase	☐	☐	06 - Alan C. Wallace	☐	☐

07 - Linda J. Welty	☐	☐	08 - Rainer Rettig	☐	☐	09 - Alice Laberge	☐	☐

10 - Janine North	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Approval of the advisory (non-binding) resolution to approve executive compensation.	☐	☐	☐	3. Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2022.	☐	☐	☐

4. Approval of the Mercer International Inc. Amended and Restated 2022 Stock Incentive Plan.	☐	☐	☐	5. In his or her discretion, the proxyholder is authorized to vote upon such other business as may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name appears on your share certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

03MJMC

The 2022 Annual Meeting of Shareholders of Mercer International Inc. will be held on

Tuesday, May 31, 2022 at 10:00 am (Vancouver Time) virtually via the Internet at www.meetnow.global/MADWF5N or in person at 700 West Pender Street, Suite 1120, Vancouver, British Columbia, V6C 1G8, Canada.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

You can view the material, the 2021 Annual Report on Form 10-K, and the Proxy Statement at: www.mercerint.com

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – MERCER INTERNATIONAL INC.

The undersigned hereby appoints Jimmy S.H. Lee, or failing him Juan Carlos Bueno, as proxy, with the power of substitution, to represent and vote as designated below all the shares of common stock of Mercer International Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 31, 2022, or at any adjournment, postponement or rescheduling thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4. If any other business is presented at the Meeting, this proxy will be voted by the proxies on such matters as determined by the proxies, in their discretion.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.